Exhibit 10.14

TC GROUP, L.L.C., as Issuer and Guarantor
TC GROUP CAYMAN, L.P., as Issuer and Guarantor
TC GROUP INVESTMENT HOLDINGS, L.P., as Issuer and Guarantor
TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P., as Issuer and Guarantor
TCG HOLDINGS, L.L.C., as Partner Holding Company
TCG HOLDINGS CAYMAN, L.P., as Partner Holding Company
TCG HOLDINGS II, L.P., as Partner Holding Company
TCG HOLDINGS CAYMAN II, L.P., as Partner Holding Company

NOTE AND UNIT SUBSCRIPTION AGREEMENT

DATED AS OF DECEMBER 16, 2010
SUBORDINATED NOTES DUE DECEMBER 31, 2020
UNITS OF THE ISSUERS SET FORTH HEREIN

i

Annex 1	–	Address of Initial Note Holder; Payment Instructions
Annex 2	–	Address of Issuer
Annex 3	–	Name of Initial Unit Holders, Note Holders and Aggregate Principal Amount of Notes
Annex 4	–	Form of Allocation of Purchase Price for U.S. Federal Income Tax Purposes
Schedule 6.1(b)	–	Organizational Chart
Schedule 6.1(c)	–	Carlyle Parent Entities and Partner Holding Companies as Guarantors
Schedule 6.2	–	Capitalization of Carlyle Parent Entities
Schedule 6.3	–	Capitalization of Partner Holding Companies
Schedule 6.10	–	Litigation; Orders
Schedule 6.11	–	Related Party Transactions
Schedule 6.12	–	Operating Agreements; CalPERS Agreement; Subscription Agreement
Schedule 6.15	–	Conduct of the Carlyle Business
Schedule 13.6	–	Ownership of the Carlyle Parent Entities and the Partner Holding Companies
Exhibit 1.3(a)(iii)(B)(1)	–	Form of Delaware Opinion Delivered by the Issuers
Exhibit 1.3(a)(iii)(B)(2)	–	Form of Cayman Opinion Delivered by the Issuers
Exhibit 1.3(a)(iii)(B)(3)	–	Form of Simpson Opinion Delivered by the Issuers
Exhibit 1.3(a)(iii)(D)	–	Form of Amended and Restated Joinder Agreements

Page
Exhibit 1.3(b)(iv)(B)	– Form of Opinion Delivered by the Mubadala Investors
Exhibit A	– Form of Note
Exhibit B	– Form of Registration Rights Agreement

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NOTE AND UNIT SUBSCRIPTION AGREEMENT
     NOTE AND UNIT SUBSCRIPTION AGREEMENT, dated as of December 16, 2010, by and among TC Group, L.L.C., a Delaware limited liability company, TC Group Cayman, L.P., a Cayman Islands exempted limited partnership, TC Group Investment Holdings, L.P., a Delaware limited partnership, TC Group Cayman Investment Holdings, L.P., a Cayman Island exempted limited partnership (collectively, and together with each of their successors and assigns, the “Carlyle Parent Entities”), Fortieth Investment Company L.L.C., a United Arab Emirates limited liability company registered in the Emirate of Abu Dhabi (the “Initial Note Holder”), each of MDC/TCP Investments (Cayman) I, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) II, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) III, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) IV, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) V, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) VI, Ltd., a Cayman Islands exempted company, and Five Overseas Investment L.L.C., a United Arab Emirates limited liability company registered in the Emirate of Abu Dhabi (collectively and together with each of their affiliated successors and affiliated assigns, the “Initial Unit Holders” and, together with the Initial Note Holder, the “Mubadala Investors” and each, a “Mubadala Investor”), and solely for the purposes of certain agreements and undertakings contained in Sections 13.6, 13.8, 13.9, 13.12 and 16 hereof, TCG Holdings, L.L.C., a Delaware limited liability company, TCG Holdings Cayman, L.P., a Cayman Islands exempted limited partnership, TCG Holdings II, L.P., a Delaware limited partnership, and TCG Holdings Cayman II, L.P., a Cayman Islands exempted limited partnership (collectively, and together with each of their successors and assigns, the “Partner Holding Companies”).
RECITALS
     WHEREAS, each Carlyle Parent Entity (in such capacity, an “Issuer” and collectively, the "Issuers”) has agreed to issue and sell (a) to the Initial Note Holder, and the Initial Note Holder has agreed to purchase, Notes (as defined herein) and (b) to the Initial Unit Holders, and the Initial Unit Holders have agreed to purchase, Units (as defined herein), in the amounts set forth on Annex 3 and as contemplated pursuant to Section 1.1(b), in each case, upon the terms and conditions hereinafter provided;
     WHEREAS, each Carlyle Parent Entity (in such capacity, a “Guarantor” and collectively, the "Guarantors”) has agreed to guarantee the Notes to be issued by each other Carlyle Parent Entity and the obligations of the other Guarantors to the Note Holders, upon the terms and conditions hereinafter provided; and
     WHEREAS, each of the Initial Unit Holders currently holds Existing Units (as defined herein) in one or more of the Issuers and is a party to the Subscription Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:

1. ISSUANCE OF NOTES AND UNITS
     1.1 Purchase, Sale and Issuance of the Notes and the New Units
     Against payment of an aggregate purchase price of $500,000,000 (the “Purchase Price”) payable by the Initial Note Holder, each Issuer agrees to issue and sell:
     (a) on the Issue Date:
     (i) to the Initial Note Holder, the principal amount of the Notes set forth opposite such Issuer’s name on Annex 3 hereto, which Notes have an aggregate principal amount of $500,000,000; and
     (ii) to the Initial Unit Holders set forth opposite such Issuer’s name on Annex 3 hereto, the number of Units (the “Initial New Units”) set forth opposite such Issuer’s name on Annex 3 hereto under the column “Number of Initial New Units” which Units, in each case, represent in the aggregate 2% of the total Units issued and outstanding on the Issue Date of the respective Issuer calculated on a fully-diluted basis;
     (b) if a Qualified IPO has not occurred on or prior to the second anniversary of the Issue Date (the “Second Anniversary Date”), on the Business Day next following the Second Anniversary Date (the “Second Anniversary Additional Issue Date”), to the Initial Unit Holders set forth opposite such Issuer’s name on Annex 3 hereto or their Affiliate designees, the number of Units (the “Second Anniversary Additional New Units”) of such Issuer equal to 0.25% of the total Units outstanding on the Issue Date calculated on a fully-diluted basis, as set forth opposite such Issuer’s name on Annex 3 hereto under the column “Number of Second Anniversary Additional New Units”, subject to adjustment (i) for any subdivision (by any Unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse Unit split, reclassification, reorganization, recapitalization or otherwise) of the Units, and (ii) in connection with a Qualifying Reorganization pursuant to Section 3.5(b); and
     (c) if a Qualified IPO has not occurred on or prior to the fifth anniversary of the Issue Date (the “Fifth Anniversary Date”), on the Business Day next following the Fifth Anniversary Date (the “Fifth Anniversary Additional Issue Date” and together with the Second Anniversary Additional Date, the “Additional Issue Dates”), to the Initial Unit Holders set forth opposite such Issuer’s name on Annex 3 hereto or their Affiliate designees, the number of Units (the “Fifth Anniversary Additional New Units” and, together with the Second Anniversary Additional New Units and the Initial New Units, the “New Units”) of such Issuer equal to 0.25% of the total Units outstanding on the Issue Date calculated on a fully-diluted basis, as set forth opposite such Issuer’s name on Annex 3 hereto under the column “Number of Fifth Anniversary Additional New Units”, subject to adjustment (i) for any subdivision (by any Unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse Unit split, reclassification, reorganization, recapitalization or otherwise) of the Units, and (ii) in connection with a Qualifying Reorganization pursuant to Section 3.5(b).
     1.2 Closing
     (a) The settlement of the purchase, sale and issuance of the Notes and the Initial New Units shall occur at 10:00 a.m. New York City time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at a closing or at such other location or time as agreed to by the parties hereto (the “Closing”), on the second Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Section 1.3 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Issue Date). The day on which the Closing takes place shall be referred to herein as the “Issue Date.”
     (b) The issuance of the Additional New Units, if any, shall occur at 10:00 a.m. New York City time, on the relevant Additional Issue Date, or such other date as the parties hereto may agree, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or at such other location or time as agreed to by the parties hereto.
     1.3 Conditions to Closing
     (a) The Mubadala Investors’ obligation to purchase the Notes and the Initial New Units to be issued hereunder is subject to the fulfillment (or waiver by the Mubadala Investors), at or prior to the Closing, of the following conditions:
     (i) The representations and warranties of the Carlyle Parent Entities contained in this Agreement, disregarding for purposes hereof all materiality qualifiers in such representations and warranties, shall be true and correct when made and at and as of the time of the Closing (except for representations and warranties that speak to a particular date, which shall be true and correct as of that date), except where the failure to be true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     (ii) Each party (other than the Mubadala Investors) shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.
     (iii) The Carlyle Parent Entities shall have delivered, obtained or entered into, as the case may be:
     (A) to the Initial Note Holder, the Notes executed by the applicable Issuer,

     (B) to the Mubadala Investors, the legal opinions, in the forms attached hereto as Exhibits 1.3(a)(iii)(B)(1)-(3), executed and dated the Closing Date,
     (C) to the Mubadala Investors, the Amended Subscription Agreement executed by all of the parties thereto, and
     (D) to the Mubadala Investors, the Amended and Restated Joinders to the Subscription Agreement substantially in the form set forth on Exhibit 1.3(a)(iii)(D), executed by all of the parties thereto.
     (iv) As of the Closing, there shall not be outstanding any order of any court, administrative agency or other Governmental Authority which in any way restrains or prevents the carrying out of the transactions contemplated by this Agreement or the Subscription Agreement.
     (v) Since the date of this Agreement, no event shall have occurred that could reasonably be expected to result in a Material Adverse Effect.
     (vi) Since the date of this Agreement, except as otherwise contemplated by this Agreement, each of the Carlyle Parent Entities and the Carlyle Companies shall have conducted its operations, activities and practices only in the ordinary course of business substantially consistent with past practice.
     (vii) The waiver of the preemptive rights of CalPERS pursuant to the Subscription and Equity Holder Agreement, dated as of February 1, 2001, by and among the Carlyle Parent Entities, the Partner Holding Companies and CalPERS and the consent of CalPERS to the transactions contemplated by this Agreement and the Amended Subscription Agreement (the “CalPERS Waiver and Consent”) shall be in full force and effect at Closing.
     (viii) Since the date of this Agreement, the terms of the Senior Credit Agreement shall not have been amended, supplemented or modified, in any material respect.
     (b) The Carlyle Parent Entities’ obligation to accept payment for and to deliver the Notes and the Initial New Units to be sold hereunder by the Carlyle Parent Entities at the Closing are subject to the fulfillment (or waiver by the Carlyle Parent Entities), at or prior to the Closing, of the following conditions:
     (i) The representations and warranties of the Mubadala Investors contained in this Agreement, disregarding for purposes hereof all materiality qualifiers in such representations and warranties, shall be true and correct when made and at and as of the time of the Closing (except for representations and warranties that speak to a particular date, which shall be true and correct as of that date), except where the failure to be true and correct would not materially impact the ability of the Mubadala Investors to perform their obligations hereunder or consummate the transactions contemplated hereby.

     (ii) The Mubadala Investors, where applicable, or their Affiliates shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.
     (iii) As of the Closing, there shall not be outstanding any order of any court, administrative agency or other Governmental Authority which in any way restrains or prevents the carrying out of the transactions contemplated by this Agreement or the Subscription Agreement.
     (iv) The Carlyle Parent Entities shall each have received:
     (A) copies of the Amended Subscription Agreement duly executed by the Mubadala Investors, and
     (B) the legal opinion, in the form attached hereto as Exhibit 1.3(b)(iv)(B), which shall be dated as of the Closing, and
     (C) the Amended and Restated Joinders to the Subscription Agreement substantially in the form set forth on Exhibit 1.3(a)(iii)(D), executed by all of the parties thereto.
     (v) The CalPERS Waiver and Consent shall be in full force and effect at Closing.
     (c) Each of the Mubadala Investors and the Carlyle Parent Entities shall use commercially reasonable efforts to take any and all actions as may be necessary or appropriate to ensure that all of the conditions to closing set forth in this Section 1.3 are satisfied as soon as practicable after the date hereof.
     1.4 Purchase Price Allocation
     (a) The Issuers shall provide to the Mubadala Investors a preliminary allocation of the Purchase Price of the Notes and New Units in the form of Annex 4 hereto no later than December 31, 2010 (the “Preliminary Allocation Schedule”); provided that the Issuers may adjust the Preliminary Allocation Schedule at any time on or prior to April 30, 2011 (the “Adjusted Allocation Schedule”) so long as the Issuers promptly provide the Adjusted Allocation Schedule to the Mubadala Investors prior to such date for review and comment. The Mubadala Investors agree that the allocations set forth in the Adjusted Allocation Schedule (or Preliminary Allocation Schedule, if either (i) no Adjusted Allocation Schedule is delivered by April 30, 2011 or (ii) the Issuers deliver written notice to the Mubadala Investors that the Preliminary Allocation Schedule is to be the final allocation schedule) shall be the final allocation of the Purchase Price among the Notes and New Units unless such allocation is unreasonable (such schedule reflecting the final allocation determined in accordance with foregoing, the “Final Allocation Schedule”). If the Mubadala Investors notify the Issuers within 12 Business Days of receipt of the Adjusted Allocation Schedule or within 12 Business Days of receipt of a notice from the Issuers that the Preliminary Allocation Schedule is to be the

Final Allocation Schedule, as applicable (or 12 Business Days after April 30, 2011, if no such notice or Adjusted Allocation Schedule is delivered by April 30, 2011) (a “Mubadala Notice”), that it believes that such allocation is unreasonable and the Mubadala Investors and the Issuers cannot mutually agree on a final allocation within 30 days after the date of the Mubadala Notice, then the Mubadala Investors will appoint an internationally recognized independent public accounting or appraisal firm (an “Independent Accounting Firm”) mutually acceptable to the Mubadala Investors and the Issuers to determine the appropriate Adjusted Allocation Schedule and allocation of the Purchase Price with respect to any disputed items not resolved in writing between the Issuers and the Mubadala Investors during such 30-day period. If the Mubadala Investors do not deliver a Mubadala Notice to the Issuers within 12 Business Days of receipt thereof (or their disagreement with the Preliminary Allocation Schedule within 12 Business Days of receipt of a notice from the Issuers that the Preliminary Allocation Schedule is to be the Final Allocation Schedule), then the Mubadala Investors will be deemed to have agreed to and accepted such schedule as the Final Allocation Schedule of the Purchase Price among the Notes and New Units.
     (b) In the event an Independent Accounting Firm is appointed pursuant to Section 1.4(a), the Issuers and the Mubadala Investors shall submit, in writing, to the Independent Accounting Firm, their statements detailing their views as to the correct final allocation of the Purchase Price with respect to any disputed items or amounts, and the Independent Accounting Firm shall make a written determination as to each such disputed item and amount, which determination shall be final and binding on the parties for all purposes hereunder; provided that the Independent Accounting Firm shall only be authorized to resolve such disputed items and amounts within the range of the difference between the Issuers’ position with respect thereto and the Mubadala Investors’ position with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.4(b). The Issuers and the Mubadala Investors shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 1.4(b), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne 50% by the Issuers and 50% by the Mubadala Investors.
     (c) The Issuers and the Mubadala Investors agree that for United States federal income tax purposes, the issue price of the Notes and the purchase price for the New Units shall be as provided in the Final Allocation Schedule determined in accordance with this Section 1.4 with effect as of the date of issuance, and that such issue price and purchase price shall be binding on all holders of the Notes and New Units.
     1.5 Tax Allocations
     Pursuant to Section 706(d) of the Code and the U.S. Treasury Regulations promulgated thereunder, each Carlyle Parent Entity shall allocate income, gain, loss, deduction or credit of such entity in respect of its taxable year which includes the date of the Closing on a “closing-of-the-books” basis.
2. THE NOTES
     2.1 Form and Execution
     Each Note shall be in substantially the form of Exhibit A. Each Note shall be executed on behalf of its respective Issuer by an Officer of such Issuer. The signature of any of such Officer on the Notes may be manual or facsimile.
     2.2 Term of the Notes
     The terms of the Notes shall be as set forth in Exhibit A.
     2.3 Form of Notes
     The Notes shall be issuable only in registered form without coupons and shall be in the denominations specified in Section 1.2(a).
     2.4 Form of Legend for the Notes
     Unless otherwise permitted by Section 2.7, every Note issued and delivered hereunder shall bear a legend in substantially the following form:
     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF (A) THE NOTE AND UNIT SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER 16, 2010 AMONG THE CARLYLE PARENT ENTITIES (AS DEFINED THEREIN), THE PARTNER HOLDING COMPANIES (AS DEFINED THEREIN) AND THE HOLDERS NAMED THEREIN (AND ANY OF THEIR PERMITTED TRANSFEREES), AS AMENDED AND (B) A SUBSCRIPTION AND EQUITY HOLDER AGREEMENT BY AND AMONG THE CARLYLE PARENT ENTITIES, THE PARTNER HOLDING COMPANIES AND THE HOLDERS NAMED THEREIN, AS AMENDED. A COPY OF EACH SUCH AGREEMENT, AS AMENDED, IS AVAILABLE AT THE OFFICE OF THE ISSUER OF THIS NOTE.
     THE PAYMENT OF THIS NOTE AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBORDINATED TO THE PAYMENT OF SENIOR DEBT (AS DEFINED IN THE NOTE AND UNIT SUBSCRIPTION AGREEMENT REFERRED TO ABOVE) AND THE RIGHTS OF THE HOLDERS OF SENIOR DEBT UPON THE TERMS OF SUBORDINATION SET FORTH IN THE NOTE AND UNIT SUBSCRIPTION AGREEMENT REFERRED TO ABOVE.

     THIS NOTE IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR PURPOSES OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE [MANAGING MEMBER/GENERAL PARTNER] OF THE ISSUER, AS REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS NOTE THE FOLLOWING INFORMATION FOR TAX PURPOSES: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. A HOLDER MAY SUBMIT A WRITTEN REQUEST FOR SUCH INFORMATION TO: ATTENTION: GENERAL COUNSEL, THE CARLYLE GROUP, 1001 PENNSYLVANIA AVENUE, N.W., SUITE 220 SOUTH, WASHINGTON, D.C. 20004.
     2.5 Form Payments and Computations
     At least 30 days prior to the beginning of each interest period, the Issuer shall deliver to the Note Holder a written notice setting forth the proportion of cash interest and PIK interest that will be paid on the subsequent Interest Payment Date. All payments of interest on the Notes shall be paid to the Persons in whose names such Notes are registered on the Security Register at the close of business on the Regular Record Date and all payments of principal on the Notes shall be paid to the Persons in whose names such Notes are registered on the Maturity Date. The principal of any Note shall be payable only against surrender therefor, while payments of cash interest on Notes shall be made, in accordance with this Agreement and subject to Applicable Laws and regulations, by wire transfer to such account as such Note Holder shall designate by written instructions received by the applicable Issuer no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies such Issuer or such Note Holder no longer is the registered owner of such Note or Notes. Payments of interest in the form of PIK Notes shall be made by overnight courier on or before the due date for such payment to the Person entitled thereto at such Person’s address appearing on the Security Register. Principal and cash interest shall be considered paid on the date it is due if the Person entitled thereto holds as of noon (New York City time) on the due date money deposited by the applicable Issuer in immediately available funds and designated for and sufficient to pay all principal and cash interest then due. Any PIK Payment shall be considered paid on the date it is due if the applicable PIK Notes have been received on or before the due date by the Person entitled thereto at such Person’s address appearing on the Security Register.
     2.6 Registration; Registration of Transfer and Exchange
     (a) Security Register. The Issuers shall maintain a register (the “Security Register”) for the registration or transfer of the Notes. The name and address of the Note Holder, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Issuers shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Note Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein.
     (b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of the Issuer of such Note, the Issuer shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.
     (c) Exchange. At the option of the Note Holder, Notes may be exchanged for other Notes registered in the name of such Note Holder, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer of such Notes shall execute and deliver the Notes that the Note Holder making the exchange is entitled to receive.
     (d) Effect of Registration of Transfer or Exchange. All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer of such Notes, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.
     (e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer of such Note) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer duly executed, by the Note Holder thereof or such Note Holder’s attorney-in-fact duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 2.8 not involving any transfer.
     (f) Certain Limitations. If the Notes are to be redeemed in part, the Issuers shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 4.1 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     2.7 Note Transfer Restrictions
     (a) No Note may be sold, transferred, assigned, mortgaged, hypothecated, pledged or otherwise disposed of (any such sale, transfer, assignment, mortgage, hypothecation, pledge or other disposition is herein referred to as a “Transfer”), except in compliance with this Section 2.7.
     (b) A Note Holder may Transfer any Note (or any portion thereof) (i) to any Affiliate of such Note Holder; provided that if after the date of Transfer to such Affiliate such transferee for any reason whatsoever ceases to be an Affiliate (pursuant to the definition thereof) of such Note Holder, then such Transfer shall immediately cease to be a permitted Transfer (absent the applicability of another provision permitting such Transfer) and such Note shall be immediately transferred back to the immediately preceding Note Holder that was a permitted Affiliate or another Affiliate of such Note

Holder designated by such Note Holder; (ii) pursuant to the terms of Section 2.13; (iii) pursuant to the terms of Section 4; (iv) pursuant to the terms of Section 5; (v) pursuant to the terms of Section 13.14; (vi) in connection with any pledge, hypothecation, mortgage or encumbrance on the Notes; provided that (A) prior to entry into any such pledge, hypothecation, mortgage or encumbrance, the Note Holder shall cause the pledgee to enter into a written agreement for the benefit of the Carlyle Parent Entities pursuant to which such pledgee shall agree not to enter into any hedging transaction in respect of Carlyle Securities in connection with such pledge, hypothecation, mortgage or encumbrance on the Notes by the Note Holder, (B) the pledgee shall not have any voting power with respect to such pledged, hypothecated, mortgaged or encumbered Notes, and (C) it being expressly understood and agreed that in the event of any foreclosure or similar action with respect to such pledged, hypothecated, mortgaged or encumbered Notes the pledgee shall be required to agree in writing with the Carlyle Parent Entities that such pledgee shall be subject to and bound by the restrictions set forth in this Section 2.7, and that any failure by a pledgee to so agree on or prior to a foreclosure or similar action shall constitute a Transfer in violation of this Agreement; and (vii) to any Person (a “transferee”), other than any Person whose ownership of such Note would be materially disadvantageous to the Issuers or any of their Affiliates from a reputational or competitive perspective, it being agreed that, should any dispute as to the status of any prospective transferee arise, the parties will negotiate in good faith on an expedited basis to resolve such dispute and, if such resolution is not promptly agreed, will submit such dispute to a mediator of recognized standing in the private equity field mutually acceptable to the parties; provided that no Transfer contemplated by this Section 2.7 shall be made unless such Transfer would not (A) violate the Securities Act or any state securities or “blue sky” laws applicable to the Issuer or the Notes to be sold or (B) cause the Issuer or any of its Affiliates to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended and provided, further, that such transferee:
     (i) agrees with the applicable Issuer to be bound by the provisions of this Agreement (including this Section 2.7 with respect to any resale of the Notes);
     (ii) makes the representations, warranties and agreements set forth in Sections 7.1 and 7.2; and
     (iii) acknowledges that the Notes will bear the legend set forth in Section 2.4 and in the form of the Note.
Any transferee pursuant to this Section 2.7 shall be subject to the same terms and conditions and shall be entitled to the same rights under this Agreement as the Initial Note Holder in respect of the Notes.
     (c) Each Issuer agrees to enter into, execute and deliver all such documentation reasonably necessary to effect a transfer otherwise permissible pursuant to this Section 2.7.

     (d) Any Transfer by a Note Holder pursuant to this Section 2.7 shall be a Transfer of a proportionate percentage of the aggregate principal amount of the Notes issued by each Issuer in connection with such Transfer.
     (e) Notwithstanding anything to the contrary in this Section 2.7, at any given time and for so long as this Agreement remains in effect, Notes shall not be held by more than 30 Note Holders and their Affiliates, in the aggregate.
     2.8 Mutilated, Destroyed, Lost and Stolen Notes
     If any mutilated Note is surrendered to the applicable Issuer, such Issuer shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.
     If there shall be delivered to an Issuer (a) evidence to its satisfaction of the destruction, loss or theft of any Note issued by such Issuer and (b) such security or indemnity as may be required by such Issuer to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, such Issuer shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, an Issuer in its discretion may, instead of issuing a new Note, pay such Note.
     Upon the issuance of any new Note pursuant to this Section 2.8, the Issuer of such new Note may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.
     Every new Note issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Note shall, without duplication of the original Note, constitute an original additional contractual obligation of the Issuer of such new Note, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.
     The provisions of this Section 2.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
     2.9 Persons Deemed Owners
     Prior to due presentment of a Note for registration of transfer, the Issuer of such Note and any of its agents shall treat the Person in whose name such Note is registered as the owner of such Note in the Security Register for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither such Issuer nor any agent of such Issuer shall be affected by notice or knowledge to the contrary.

     2.10 Cancellation
     All Notes surrendered for payment, exchange, redemption or registration of transfer shall, if surrendered to any Person other than its Issuer, be delivered to such Issuer and shall be promptly canceled by such Issuer. Each Issuer shall cancel any Notes previously issued and delivered hereunder that it may have reacquired.
     2.11 Payments; Transfers
     So long as the Initial Note Holder or any of its nominees shall be a Note Holder, and notwithstanding anything contained in this Agreement or such Notes to the contrary, each Issuer of such Notes will pay all sums becoming due on its respective Notes for principal and interest by such method and at the address specified for such purpose on Annex 1 or at such other address as the Initial Note Holder shall have from time to time specified to the Issuers in writing for such purpose. Prior to any Transfer or other disposition of any Note held by the Initial Note Holder or its nominees, the Initial Note Holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to its Issuer in exchange for a new Note or Notes pursuant to Section 2.6.
     2.12 Calculation of Principal Amount of the Notes
     The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes (including any increase in the principal amount thereof as a result of a PIK Payment) at such date of determination.
     2.13 Note Holder Tag-Along Rights
     (a) In addition to any rights a Note Holder has pursuant to Section 4.2, at least 30 days prior to a Transfer in a single transaction (or series of related transactions), by any means whatsoever at any time prior to a Qualified IPO and whether direct or indirect, by one or more of the Founders, Carlyle Partners and/or Carlyle Partner Related Parties of interests representing (directly or indirectly) more than 15% of the then-outstanding aggregate equity interests in the combined Carlyle Parent Entities (excluding, for purposes of such determination, any Carlyle Permitted Transfers), the applicable Founders, other Carlyle Partners and/or Carlyle Partner Related Parties (the “Transferors”) will deliver a notice (the “Transfer Notice”) to the Note Holder specifying in reasonable detail the identity of the prospective transferee(s), the percentage interest in each Carlyle Parent Entity proposed to be transferred (whether directly or indirectly), whether, to the knowledge of such Founder and/or Carlyle Partners, such Transfer would result in a Change of Control, and the material terms and conditions of such Transfer.
     (b) Without limitation of any other tag-along rights a Note Holder may have pursuant to the Subscription Agreement in respect of Units owned by such Note Holder, at any time prior to a Qualified IPO, each Note Holder shall have the right, exercisable by delivery of written notice to the Transferors at any time within 25 days after receipt of the Transfer Notice, to exercise a tag-along right in such Transfer in respect of its Notes. If a Note Holder elects to exercise such tag-along right in respect of its Notes, then, immediately prior to such Transfer, the Notes to be Transferred in the tag-along sale shall be exchanged into the same type of unit or interest being Transferred by the Transferors (or securities exchangeable for the units or interests being Transferred) (the “Tag-Along Securities”), and such Note Holder shall participate in the contemplated Transfer at the same imputed price per Tag-Along Security (calculated as if the Transferors and the Note Holders each held such Tag-Along Securities directly in the Carlyle Parent Entities) (the “Tag-Along Price”) and on the same terms as the Transferors. The total number of Tag-Along Securities into which a Note shall be exchangeable pursuant to this Section 2.13 shall be equal to the quotient of (i) the then outstanding principal amount of such Note, plus any accrued and unpaid interest thereon, divided by (ii) the product of (A) Tag-Along Price multiplied by (B) 0.925.
     (c) The total number of Tag-Along Securities in any Carlyle Parent Entity with respect to which a Note Holder may elect to exercise its tag-along rights (solely in respect of its Notes) in such Transfer shall be no greater than the product of (i) the quotient of (A) the aggregate number of Tag-Along Securities in such Carlyle Parent Entity held by such Note Holder (assuming all of such Note Holder’s Notes had been converted into Tag-Along Securities), divided by (B) the aggregate number of outstanding Tag-Along Securities in such Carlyle Parent Entity, multiplied by (ii) the aggregate number of Tag-Along Securities in such Carlyle Parent Entity which are being proposed to be Transferred in such sale.
     (d) If the Note Holder exercises its rights pursuant to this Section 2.13 (including pursuant to Section 2.13(e)), the Transferors shall use their reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of such Note Holder in any contemplated Transfer, and the Transferors shall not Transfer any of their equity interests to any prospective transferee if such prospective transferee(s) declines to allow the participation of such Note Holder. Notwithstanding the foregoing, when participating in any Transfer pursuant to this Section 2.13 (including pursuant to Section 2.13(e)), the Note Holder will not be obligated to agree to non-compete or other covenants that would not typically be agreed to by a passive investor or security holder and shall be liable only for damages resulting from breaches of representations and warranties that relate to the Note Holder or its ownership of the Tag-Along Securities and for its aggregate pro-rata share (based on its aggregate percentage equity ownership (whether direct or indirect) in the Carlyle Parent Entities (including taking into consideration the amount of Notes such Note Holder holds as if all of such Note Holder’s Notes had been exchanged)) of any liability arising from breaches of representations or warranties relating to the Carlyle Parent Entities or the Carlyle Business.
     (e) Additionally, only to the extent the Carlyle Parent Entities are not permitted under the terms of any Senior Debt from purchasing any portion of the Notes which a Note Holder has elected to tender in a Change of Control Offer to Purchase pursuant to Section 4.2(c)(ii) (and a waiver is not received from the holders of such Senior Debt), then, in the event any Transfer in respect of which Note Holders are entitled to receive a Transfer Notice would result in a Change of Control, each Note Holder shall have the right to exchange all, but not less than all, of the principal amount of Notes that such Note Holder was entitled, but unable, to redeem pursuant to Section

4.2(c)(ii)(A) for Tag-Along Securities, exercisable by delivery of written notice to the Transferors at any time within 25 days after receipt of the Transfer Notice and participate in the contemplated Transfer at the Tag-Along Price and on the same terms as the Transferors. The tag-along rights provided pursuant to this Section 2.13(e), to the extent applicable, shall be in addition to the tag-along rights of a Note Holder pursuant to Section 2.13(b). Notwithstanding Section 2.13(c), if a Note Holder elects to exercise its tag-along rights in respect of its Notes pursuant to this Section 2.13(e), it shall be entitled to Transfer at its election up to 100% of the Tag-Along Securities received in exchange for its Notes pursuant to this Section 2.13(e). The total number of Tag-Along Securities into which a Note shall be exchangeable pursuant to this Section 2.13(e) shall be equal to the quotient of the then outstanding principal amount of such Note, plus any accrued and unpaid interest thereon, divided by the Tag-Along Price. Any Tag-Along Securities received by any Note Holder pursuant to this Section 2.13(e) shall not be subject to any transfer restrictions or lock-up period set forth in this Agreement.
     3. UNITS
     3.1 Rights Generally
     (a) Except as otherwise set forth in this Agreement, any New Units, any Exchange Securities or any IPO Entity Equity Securities issued pursuant to this Agreement (including in exchange for any Notes) shall be entitled to all of the rights and protections set forth in the Subscription Agreement, including without limitation registration rights, pre-emptive rights, exchange rights, information rights and investor protections, and Holders of such securities shall be entitled to all of the rights provided to the Mubadala Investors in respect of the Existing Units received by them in connection with the Subscription Agreement.
     (b) Except as otherwise set forth in this Agreement, any Transfer of New Units, Exchange Securities or IPO Entity Equity Securities shall be subject to any restrictions applicable to the Existing Units at the time of such Transfer as set forth in the Subscription Agreement, and Holders of such securities shall be subject to all of the obligations and other restrictions to which the Mubadala Investors are subject in respect of the Existing Units received by them in connection with the Subscription Agreement.
     3.2 Board of Directors Representation
     (a) Notwithstanding the rights and obligations set forth in Section 3.1, in addition to such rights that may be provided to the Mubadala Investors in respect of their Existing Units pursuant to the Subscription Agreement, upon the occurrence of a Qualified IPO and the exchange of the Notes for Exchange Securities pursuant to Section 5.1, the IPO Entity will, at the option of the Mubadala Investors in their sole discretion, subject to any required regulatory approvals, cause one person nominated by such Mubadala Investors (acting collectively) (the “Board Representative”) to be elected or appointed to its board of directors or, if applicable, the board of directors of its general partner (the “Board of Directors”) (which person shall be subject to satisfaction of all legal and governance requirements regarding service as a director of the Board of

Directors as required by the applicable securities exchange and/or the Commission and to the reasonable approval of the Board of Directors’ nominating committee, if any (such approval not be unreasonably withheld or delayed)). After such appointment, for so long as the Mubadala Investors (together with any of their Affiliates) beneficially own in the aggregate directly or indirectly at least 7.5% of the Units or other common equity interests in the Issuers or Substitute Parent Entities, as the case may be, that are issued and outstanding, calculated on a fully-diluted basis, the IPO Entity will be required, subject to satisfaction of all legal and governance requirements regarding service as a director of the Board of Directors as required by the applicable securities exchange and/or the Commission and to the reasonable approval of the Board of Director’s nominating committee, if any (such approval not be unreasonably withheld or delayed), to recommend to its equity holders the election to the Board of Directors of the Board Representative at the IPO Entity’s annual meeting, if any. If the Mubadala Investors no longer beneficially own in the aggregate (together with any of their Affiliates) the minimum number of securities specified in the prior sentence, the Mubadala Investors will have no further rights under this Section 3.2 and, at the written request of the Board of Directors, shall use all reasonable efforts to cause the Board Representative to resign from the Board of Directors as promptly as possible thereafter.
     (b) At each annual meeting of the equity holders of the IPO Entity, if any, and at each special meeting of the equity holders of the IPO Entity called for the purpose of electing directors of the IPO Entity, if any, and at any time at which the equity holders of the IPO Entity shall have the right to vote for or consent in writing to the election of directors of the IPO Entity, then, and in each such event, each Carlyle Parent Entity its successors and Affiliates shall vote all of the IPO Entity Equity Securities owned by it for, or consent in writing with respect to such securities in favor of, the election of the Board Representative.
     (c) Subject to paragraph (a) above, the Mubadala Investors (acting collectively) shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements regarding service as a director of the Board of Directors as required by the applicable securities exchange and/or the Commission and to the reasonable approval of the nominating committee, if any, of the Board of Directors (such approval not to be unreasonably withheld or delayed).
     3.3 Voting Rights
     Notwithstanding anything to the contrary set forth in the Subscription Agreement, to the extent that the Mubadala Investors receive any IPO Entity Equity Securities upon an exchange of Existing Units or New Units pursuant to the Subscription Agreement or in exchange for Notes pursuant to Section 5, as the case may be, such IPO Entity Equity Securities shall, subject to the obtaining of all regulatory approvals that may be required in respect of such matter, carry the same voting rights, if any, carried by the other securities of such class.

     3.4 IPO Lock-Up
     (a) Notwithstanding anything in Section 2.7 or the Subscription Agreement to the contrary, from and after a Qualified IPO and until the expiration of the IPO Lock-Up Period, none of the Mubadala Investors or any of their Affiliates may Transfer any of the respective Units, or any of the respective Exchange Securities received pursuant to Section 5 (or any of the respective Exchange Securities or any of the respective IPO Entity Equity Securities received in exchange for any of the foregoing); provided that (i) the Mubadala Investors or any of their Affiliates may Transfer any Units (or any Exchange Securities or any IPO Entity Equity Securities received in exchange for any of the foregoing) at any time to any one or more Affiliates; (ii) at any time from and after the date which is 12 months after the date of a Qualified IPO, the Mubadala Investors (and any of their Affiliates) may Transfer any of their Units (or Exchange Securities or IPO Entity Securities received in exchange for any of the foregoing) to the extent necessary to reduce their aggregate beneficial ownership in any Carlyle Parent Entity (or the IPO Entity) to below 10% of the issued and outstanding Capital Stock of such Carlyle Parent Entity (or the IPO Entity) in order to comply with, or eliminate the obligation to comply with, any applicable regulatory, stock exchange or other government regulation or requirements (other than Section 13 or 16 of the Exchange Act and Rule 144), which, if not complied with, would materially and adversely impact the business, operations or prospects of a business unit of Mubadala Development Company PJSC; (iii) at any time from and after the date which is 12 months after the date of a Qualified IPO, the Mubadala Investors (and any of their Affiliates) shall be free to Transfer any of their Existing Units (or Exchange Securities or IPO Entity Securities exchangeable therefor), inclusive of any Units received in connection with the split or subdivision thereof or a dividend or distribution thereon; and (iv) (A) at any time from and after the date which is 18 months after the date of a Qualified IPO, the Mubadala Investors (and any of their Affiliates) may Transfer up to 50% of the aggregate amount of New Units (or any Exchange Securities or any IPO Entity Equity Securities received in exchange for any of the foregoing), inclusive of any Units received in connection with the split or subdivision thereof or a dividend or distribution thereon, held by them as of the Qualified IPO and (B) from and after the date which is 24 months after the date of a Qualified IPO, the Mubadala Investors (and any of their Affiliates) may Transfer all or any portion of the New Units (or any Exchange Securities or any IPO Entity Equity Securities received in exchange for any of the foregoing) held by them as of the Qualified IPO, inclusive of any Units received in connection with the split or subdivision thereof or a dividend or distribution thereon. In applying the provisions of this Section 3.4(a), the Units sold by the Mubadala Investors or their Affiliates in connection with the Qualified IPO shall be deemed to have been a sale of Existing Units but such Units shall not thereafter be subject to any of the transfer restrictions in this Section 3.4(a).
     (b) Notwithstanding anything in this Agreement to the contrary, in the event that any Founder (or any entity controlled directly or indirectly by a Founder that holds securities of the Founders) shall, from and after the Qualified IPO, either (i) be subject to restrictions on Transfer in respect of any IPO Entity Equity Securities (or Substitute Parent Entity Interests held by such Founder immediately prior to the Qualified IPO) which are less restrictive with respect to holding periods or time-based volume restrictions than the provisions of Section 3.4(a) or (ii) be released from any of his Transfer restrictions such that, as so modified, clause (i) above would be applicable, then, in any such instance, (A) the Issuers shall provide the Mubadala Investors with prompt (in no event more than 10 Business Days) written notice thereof and (B) the restrictions on Transfer set forth in this Section 3.4 shall be deemed amended as necessary in order that they be, with respect to holding periods and/or time-based volume restrictions, substantially equivalent to those to which the respective Founder (or any entity controlled directly or indirectly by a Founder that holds securities of the Founders) is then subject.
     3.5 Additional Units Pre-emptive Rights
     (a) In connection with the exercise of any pre-emptive rights from and after the date hereof by any Initial Unit Holder in accordance with Section 6.11 of the Subscription Agreement, and, solely for the purpose of calculating the “Subscriber’s Proportionate Interest” (as defined in the Subscription Agreement) of such Initial Unit Holder, such Initial Unit Holder shall be treated as owning, as of the applicable date giving rise to such pre-emptive rights, the number of Additional New Units issuable pursuant to Section 1.1(b).
     (b) In the event that (i) a Qualified IPO has not occurred on or prior to (A) the Second Anniversary Date with respect to the Second Anniversary Additional New Units or (B) the Fifth Anniversary Date with respect to the Fifth Anniversary Additional New Units and (ii) a Qualifying Reorganization pursuant to Section 2.3(d) of the Subscription Agreement has occurred on or prior to such time, then the number and type of any Additional New Units that are issuable pursuant to Section 1.1(b) and 1.1(c) shall be adjusted so that the Mubadala Investors receive, in respect of the Additional New Units that would otherwise have been issuable but for the Qualifying Reorganization, that number and type of Exchange Securities (or, if applicable, IPO Entity Equity Securities) as the Mubadala Investors would have received if such Additional New Units were issued and outstanding at the time of the Qualifying Reorganization.
4. OPTIONAL REDEMPTION OF THE NOTES
     4.1 Optional Redemption at the Option of Issuers
     (a) Right of Redemption.
     (i) From and after December 31, 2017, any Note may be voluntarily redeemed at the election of the applicable Issuer at such times and in such amounts as such Issuer may specify pursuant to Section 4.1(c) and at a redemption price equal to 100% of the then outstanding principal amount of the Notes being redeemed, together with any applicable accrued and unpaid interest through and including the Redemption Date (the “Redemption Price”); provided that any redemptions initiated pursuant to this Section 4.1(a) shall only be effected simultaneously and proportionately with redemptions among all Issuers.

     (ii) In addition, in the event that a Qualified IPO is consummated on or prior to the Fifth Anniversary Date (or, if the Anniversary Offer to Purchase has been deferred until the Sixth Anniversary Date pursuant to Section 4.2(a), the Sixth Anniversary Date), any Note in respect of which an Exchange Election has not been timely received pursuant to Section 5.2, may be voluntarily redeemed at the election of the applicable Issuer at such times and in such amounts as such Issuer may specify pursuant to Section 4.1(c) and at a redemption price equal to the Redemption Price; provided that any redemptions shall only be effected simultaneously and proportionately with redemptions among all Issuers.
     (b) Partial Redemption. If less than all of the Notes of an Issuer are to be redeemed at any time, then the redemption of such Notes from each Note Holder shall be made on the same pro-rata basis among all Issuers (i.e., each Issuer shall redeem the same pro-rata amount from each Note Holder). For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.
     (c) Notice of Redemption. Notice of optional redemption shall be given in accordance with Section 16.1 not less than 5 Business Days nor more than 20 Business Days prior to the date fixed for such redemption (the “Redemption Date”), to each Note Holder to be redeemed, at its address appearing in the Security Register.
     (i) All notices of optional redemption shall state:
     (A) the Redemption Date;
     (B) the Redemption Price;
     (C) if less than all the outstanding Notes are to be redeemed, the pro-rata portion of such Note Holder’s Notes to be redeemed;
     (D) that, subject to Section 4.3, on the Redemption Date the Redemption Price will become due and payable (subject to any conditions specified therein) upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date; and
     (E) the place or places where such Notes are to be surrendered for payment of the Redemption Price.
     (ii) Notice of redemption of Notes to be redeemed at the election of the Issuers shall be given by the Issuers and at the expense of the Issuers.
     (d) Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes to be redeemed shall, on the Redemption Date (but subject to Section 4.3), become irrevocably due and payable on the Redemption Date at the Redemption Price therein specified (subject to any conditions specified therein), and upon payment in full of the Redemption Price such Notes shall not bear interest.

Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by its Issuer at the Redemption Price on the Redemption Date; provided, however, that installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Note Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.
     (e) Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the applicable Issuer, and such Issuer shall execute and deliver to the Note Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Note Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.
     4.2 Optional Redemption at the Option of Note Holders
     (a) Subject to the terms and conditions provided in this Section 4.2 and Section 4.3, if a Qualified IPO shall not have occurred on or prior to the Fifth Anniversary Date then, within 30 days following the Fifth Anniversary Date (the “Fifth Anniversary Offer to Purchase Notice Date”) each Issuer will make to each registered Note Holder of such Issuer’s outstanding Notes an offer to purchase (the “Anniversary Offer to Purchase”) all of such Note Holder’s Notes (or any portion thereof); provided that at the time of the Fifth Anniversary Date, the Carlyle Parent Entities shall include in the written notice delivered to Note Holders pursuant to Section 4.2(c) a statement stating whether or not, in their good faith opinion based upon facts and circumstances existing at such time, there is a reasonable likelihood that a Qualified IPO may be completed within the next 12 months (the “IPO Notification”). To the extent the IPO Notification states that, in the reasonable opinion of the Carlyle Parent Entities, there is a reasonable likelihood that a Qualified IPO may be completed prior to the sixth anniversary of the Issue Date (the “Sixth Anniversary Date”), then, upon receipt of such notice delivered pursuant to Section 4.2(d), the Required Holders may elect, in their sole discretion, by delivery of written notice to the Issuers, to have the Issuers defer the Anniversary Offer to Purchase until the Sixth Anniversary Date, at which point (provided a Qualified IPO has not occurred on or prior to the Sixth Anniversary Date) the Issuers shall be obligated to make the Anniversary Offer to Purchase and all references herein to the Anniversary Offer to Purchase shall mean the Anniversary Offer to Purchase to be offered within 30 days following the Sixth Anniversary Date (the “Sixth Anniversary Offer to Purchase Notice Date”).
     (b) The purchase price payable in an Anniversary Offer to Purchase shall equal 100% of the then outstanding principal amount of the Notes being redeemed, together with any applicable accrued and unpaid interest through and including the Holder Redemption Date (the “Anniversary Offer Price”), and each Issuer shall accept for payment all Notes (or any portion thereof) properly tendered by such Note Holder pursuant to such Anniversary Offer to Purchase; provided that (i) in the event the Carlyle Parent Entities deliver an IPO Notification stating that they do not anticipate completing a Qualified IPO within the next 12 months following the Anniversary Offer to Purchase,

(ii) Note Holders tender their Notes into the Anniversary Offer to Purchase and receive payment in cash of the Anniversary Offer Price for such Notes, and (iii) the Carlyle Parent Entities complete a Qualified IPO within such 12-month period, then, in such event, any Note Holder who previously tendered into the Anniversary Offer to Purchase, and who received any payment in cash of the Anniversary Offer Price from the Issuers, shall be entitled to receive, and the Issuers shall pay an amount (the “Conversion Make-Whole Amount”) to such Note Holders upon consummation of such Qualified IPO, equal to the difference between (A) the consideration such Note Holder would have received had such Note Holder exchanged such Notes pursuant to the Optional Exchange in accordance with Section 5, and then sold such Exchange Securities for cash at the IPO Unit Price, and (B) any Anniversary Offer Price previously paid in cash in redemption of such Notes in the Anniversary Offer to Purchase; provided that each Issuer may, in its sole discretion, elect to pay the Conversion Make-Whole Amount in cash or in IPO Entity Equity Securities that are for such purpose to be valued at the IPO Unit Price.
     (c) Subject to the terms and conditions provided in this Section 4.2, if a Change of Control occurs at any time prior to the consummation of Qualified IPO, then within 30 days following the consummation of the Change of Control (such date, the “Change of Control Notice Date”) each Issuer (or any successor or surviving entity, as applicable) will make to each registered Note Holder of such Issuer’s outstanding Notes an offer to purchase (the “Change of Control Offer to Purchase”) any and all of such Note Holder’s Notes. Upon receipt of such written notice, each Note Holder may elect to (i) exercise its tag-along rights pursuant to Section 2.13(b) to the extent applicable, and (ii) with respect to any Notes or portion thereof not so disposed of pursuant to Section 2.13(b), (A) redeem such Notes in whole or in part into the Change of Control Offer to Purchase, or (B) to the extent that such redemption is not permitted under the terms of any Senior Debt (and a waiver is not received from the holders of such Senior Debt), exercise the tag-along rights set forth in Section 2.13(e). Notwithstanding the foregoing, the rights set forth in this Section 4.2(c)(ii) should not be applicable to any Notes previously redeemed and subject to redemption in installments pursuant to Section 4.3(a). The purchase price payable for the Notes in such Change of Control Offer to Purchase shall be an amount in cash equal to 100% of the principal amount of such Notes plus all accrued and unpaid interest thereon to the date of purchase (the “Change of Control Offer Price”), and each Issuer shall accept for payment all Notes properly tendered by such Note Holder pursuant to such Change of Control Offer to Purchase.
     (d) No later than the Fifth Anniversary Offer to Purchase Notice Date (or, if applicable, Sixth Anniversary Offer to Purchase Notice Date) or Change of Control Notice Date, as the case may be, each Issuer shall send, in accordance with Section 16.1, a written notice to each registered Note Holder of such Issuer’s outstanding Notes. The Notice shall contain such instructions and materials as may be appropriate in order to enable such Note Holders to tender Notes pursuant to the Anniversary Offer to Purchase or the Change of Control Offer to Purchase. The Notice shall state:
     (i) that the Anniversary Offer to Purchase or the Change of Control Offer to Purchase, as applicable, is being made pursuant to this Section 4.2 and that all Notes (or any portion thereof) properly tendered by such Note Holder on or prior to the Holder Redemption Date will be accepted for payment;
     (ii) the purchase price determined in accordance with this Section 4.2, and the purchase date, which (A) with respect to an Anniversary Offer to Purchase shall be no less than 20 days and no more than 30 days following the Anniversary Offer to Purchase Notice Date (or Sixth Anniversary Offer to Purchase Notice Date, if applicable), and (B) with respect to a Change of Control Offer to Purchase shall be no less than 20 days and no more than 30 days following the Change of Control Notice Date (each such date, the “Holder Redemption Date”);
     (iii) that the Note Holders must exercise the redemption right on or prior to the close of business one Business Day before the Holder Redemption Date and that the Note Holder shall have the right to withdraw any Notes previously surrendered prior to that time;
     (iv) that Note Holders electing to have a Note redeemed shall be required to surrender such Note to the Issuer for redemption at least one Business Day prior to the Holder Redemption Date and any Notes which are not so tendered will continue to accrue interest;
     (v) that, in the case of the Anniversary Offer to Purchase, the Carlyle Parent Entities may or may not complete a Qualified IPO within the next 12 months; and if, in the reasonable opinion of the Carlyle Parent Entities there is a reasonable likelihood that a Qualified IPO may be completed prior to the Sixth Anniversary Date, a statement providing that the Required Holders may decide in their sole discretion to defer the Anniversary Offer to Purchase until the Sixth Anniversary Date; and
     (vi) that, subject to Section 4.3, unless an Issuer defaults in the payment of the applicable purchase price set forth in Sections 4.2(a) or 4.2(c), all Notes accepted for payment pursuant to the Anniversary Offer to Purchase or the Change of Control Offer to Purchase, as applicable, shall cease to accrue interest upon payment in full for such Notes after the Holder Redemption Date; provided, however, that solely with respect to any portion of a Note that was accepted for payment pursuant to Sections 4.2(a) or 4.2(c) but not redeemed, the applicable Note shall continue to remain outstanding and, solely with respect to that portion with respect to which there remains a Redemption Default, the applicable interest rate shall be increased by 200 basis points until such Redemption Default has been cured.
     (e) Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the applicable Issuer, and such Issuer shall execute and deliver to the Note Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Note Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

     (f) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of the Anniversary Offer to Purchase or a Change of Control Offer to Purchase, and the Issuers shall not be in violation of this Agreement by reason of any act required by such rule or other Applicable Law.
     4.3 Redemption in Installments; Defaults; Interest Adjustment
     (a) Notwithstanding anything to the contrary herein, each Issuer may elect to redeem Notes tendered for payment on any Holder Redemption Date pursuant Section 4.2 pro-rata in installments over the course of the two-year period ending on the second anniversary of the Holder Redemption Date; provided, however, that each Issuer shall redeem such Notes on the same pro-rata basis and at least one-half of such Notes shall be redeemed on or prior to the first anniversary of the Holder Redemption Date; and provided, further, that interest shall continue to accrue at the applicable rate specified in such Notes in respect of any unredeemed Notes until such Notes have been redeemed, and any such Notes not so redeemed shall continue to be outstanding and subject to all of the rights and obligations set forth in this Agreement. For the avoidance of doubt, this Section 4.3(a) will not apply to payments with respect to the Maturity Date.
     (b) If any portion of a Note called for redemption shall not be so paid upon surrender thereof for redemption in connection with Section 4.1 or 4.2 on the Redemption Date or Holder Redemption Date, as applicable (a “Redemption Default”), then, in addition to any other remedies a Note Holder may have under this Agreement or otherwise, such Note shall continue to remain outstanding and, solely with respect to such portion of the Note with respect to which there remains a Redemption Default, the applicable interest rate shall increase by 200 basis points from the Redemption Date or Holder Redemption Date, as applicable, until such Redemption Default has been cured at which point the interest rate shall be reset to the non-default interest rate. Further, during and for so long as any Redemption Default has occurred and is continuing, the Issuer shall be subject to Section 8.5(b).
     (c) In the event that (i) a Qualified IPO has occurred on or prior to the Fifth Anniversary Date (or, if the Anniversary Offer to Purchase has been deferred until the Sixth Anniversary Date pursuant to Section 4.2(a), the Sixth Anniversary Date) and (ii) a Note Holder has not elected to exchange its Notes pursuant to Section 5 and the Issuers have elected not to exercise their rights of redemption with respect to such Notes pursuant to Section 4.1(a)(ii), then the applicable interest rate on the Notes shall be 7.25% for so long as the Notes remain outstanding.
5. EXCHANGE
     5.1 Exchange at the Option of Note Holders
     Subject to the terms, conditions and procedures set forth in this Section 5, in connection with and conditioned upon the consummation of a Qualified IPO, each Note Holder shall have the right, at its option, to exchange any or all of the then outstanding principal amount of its Notes, together with accrued and unpaid interest thereon, into such number of Exchange Securities (which shall be of the same type and class of Exchange Securities as the Mubadala Investors receive, as the case may be, pursuant to the Subscription Agreement in respect of their Existing Units in the Issuers of such Note), in each case equal to the quotient of (a) the then outstanding principal amount of such Note, plus any accrued and unpaid interest thereon, divided by (b) the product of (i) the IPO Unit Price multiplied by (ii) 0.925 (an “Optional Exchange”). The parties agree that an exchange for Exchange Securities may take the form of a conversion of Notes for Units of the applicable Carlyle Parent Entity followed by an exchange of such Units for Exchange Securities. Any Exchange Securities received by the Mubadala Investors or their Affiliates in connection with the Optional Exchange shall be exchangeable at the option of such Mubadala Investors or their Affiliates into IPO Entity Equity Securities, in accordance with the provisions set forth in the Subscription Agreement; provided that the Carlyle Parent Entities may, at their election, require any Person other than the Mubadala Investors or their Affiliates to receive IPO Entity Equity Securities in connection with an Optional Exchange. The relevant partnership or operating agreement of the issuer of the Exchange Securities issued in connection with an exchange of the Notes pursuant to this Section 5 (including the IPO Entity) shall include provisions for accounting for U.S. federal income tax purposes for any book/tax differences in the capital account of the Note Holder immediately following the exchange as are consistent with Proposed Treasury Regulation Section 1.704-1 relating to non-compensatory options.
     5.2 Exchange Procedure
     (a) At least 90 days prior to the consummation of a Qualified IPO, the Issuers will send a written notice to each Note Holder (a “Qualified IPO Notice”) advising that a Qualified IPO is contemplated. The Qualified IPO Notice shall contain such instructions and materials as may be appropriate in order to enable the Note Holders to exchange their Notes pursuant to the Optional Exchange. The Qualified IPO Notice shall state:
     (i) that the Optional Exchange is being made pursuant to this Section 5.2 and that all Notes (or any portion thereof) properly exchanged by such Note Holder on or prior to the IPO Closing Date will be accepted for exchange;
     (ii) the estimated IPO Unit Price, which shall be based on facts and circumstances available at such time (and which shall be made without any representation or warranty as to the accuracy thereof but shall be estimated in good faith), a calculation showing the estimated exchange rate in accordance with Section 5.1 and the exchange date, which shall be the closing date of the Qualified IPO but shall be no less than 90 days and no more than 210 days following the Qualified IPO Notice (the “IPO Closing Date”);
     (iii) that the Note Holders must deliver an Exchange Election no later than 30 days after receipt of the Qualified IPO Notice and that the Exchange Election shall be irrevocable; provided that in the event that (x) the Issuers do not timely deliver a Qualified IPO Confirmatory Notice pursuant to Section 5.2(c) or (y) the IPO Closing Date does not occur on or prior to the 210th day after the date of the Qualified IPO Notice, any Note Holder who previously submitted an Exchange Election may at any time, at its option, send a written notice to the Issuer revoking such Note Holder’s previous Exchange Election, at which point such Note Holder shall be deemed not to have made an Exchange Election with respect to such Note Holder’s Notes and shall be entitled all accrued interest during the period the Notes were tendered for exchange;
     (iv) that Note Holders electing to have their Notes exchanged shall be required to surrender such Notes to the Issuer for exchange at least one Business Day prior to the IPO Closing Date and any Notes which are not so tendered will continue to accrue interest; and
     (v) that all Notes tendered or exchanged shall continue to accrue interest through and including the IPO Closing Date and all Notes accepted for exchange shall cease to accrue interest upon exchange of such Notes.
     (b) Within 30 days of the date of issuance of such Qualified IPO Notice, each Note Holder wishing to participate in the Optional Exchange in respect of its Notes is required to return to the Issuer of such Notes an irrevocable written notice of election for exchange (an “Exchange Election”) in respect of all or a portion of such Notes; provided that in the event that (x) the Issuers do not timely deliver a Qualified IPO Confirmatory Notice pursuant to Section 5.2(c) or (y) the IPO Closing Date does not occur on or prior to the 210th day after the date of the Qualified IPO Notice, any Note Holder who previously submitted an Exchange Election may at any time, at its option, send a written notice to the Issuer revoking such Note Holder’s previous Exchange Election, at which point such Note Holder shall be deemed not to have made an Exchange Election with respect to such Note Holder’s Notes and shall be entitled to all accrued interest during the period the Notes were tendered for exchange. In the event (i) the IPO Closing Date does not occur on or prior to the 210th day after the date of the Qualified IPO Notice or (ii) the Qualified IPO Confirmatory Notice is not timely given, an Issuer may complete the exchange of Notes as to which Exchange Elections were previously made pursuant to this Section 5 only with the prior written consent of the Required Holders.
     (c) At least 5 business days but not more than 10 business days prior to the expected pricing of the offering, in the case of a Qualified IPO described in clauses (a) or (b) of the definition thereof, or the expected consummation of the applicable transaction or series of transactions, in the case of a Qualified IPO described in clause (c) of the definition thereof, the Issuers shall deliver to the Note Holders, a certificate (a “Qualified IPO Confirmatory Notice”) confirming such Issuer’s reasonable belief in good faith, based on facts and circumstances then existing, that the contemplated offering, transaction or series of transactions, as the case may be, will constitute a Qualified IPO pursuant to the applicable value or ownership threshold provided in clause (a), (b) or (c), as the case may be, of the definition thereof.
     (d) All Notes tendered for exchange shall continue to accrue interest through and including the IPO Closing Date until exchanged. Upon an exchange of the Notes for Exchange Securities pursuant to Section 5.1, each Note Holder shall surrender the Notes, duly endorsed, at the office of the Issuer and the Issuer shall, subject to Section 5.3, take such actions necessary to authorize and effect the issuance to such Note Holders of those Exchange Securities to which such Note Holders shall thereupon be entitled upon exchange. Each Note Holder agrees to execute and deliver such documentation as may be reasonably required to effect the exchange of Notes as to which an Exchange Election has been made.
     (e) To the extent a Note Holder exercises its rights to undertake the Optional Exchange, the Note Holder (or its designee) shall receive the Exchange Securities on the IPO Closing Date. Any fractional Exchanged Securities which the Note Holder (or its designee) is entitled to shall be settled in cash.
     5.3 Ownership Cap
     In no case shall the aggregate beneficial ownership of the Mubadala Investors (including the beneficial ownership, if any, of their Affiliates) in any Carlyle Parent Entity, Substitute Parent Entity or the IPO Entity exceed 19.9% on a fully diluted basis (the “Ownership Cap”); provided that if an Optional Exchange shall occur such beneficial ownership shall be calculated after giving effect to a Qualified IPO and any Transfers made prior to and/or and in connection with such Qualified IPO. In the event that the exchange of Notes for Exchange Securities pursuant to Section 5.1 would result in a Holder’s beneficial ownership (including the beneficial ownership, if any, of its Affiliates) exceeding the Ownership Cap, such that the Holder is not permitted to receive additional Units, Exchange Securities, IPO Entity Equity Securities or Additional New Units to which it would otherwise be entitled hereunder, then, in exchange for the consideration such Note Holder would have received for the Notes (but for the Ownership Cap) had such Note Holder exchanged such Notes pursuant to Section 5.1 and then sold such Exchange Securities at the IPO Unit Price (any such amount, the “Excess Amount”), the Issuers shall, at their election, either:
     (a) pay to the Holder an amount in cash equal to 100% of such Excess Amount, such payment to be delivered at the closing of the Qualified IPO; or
     (b) apply 50% of any net cash proceeds received by the Carlyle Parent Entities, or the IPO Entity as the case may be, from a Qualified Cash Proceeds IPO toward the payment of the Excess Amount and, only in the event such amount is insufficient to cover the entire Excess Amount, issue to the Holder a note (an “Excess Note”) in a principal amount equal to the remaining balance of such Excess Amount, which Excess Note shall contain terms and conditions which are equivalent to the Notes, except that (i) such Excess Note shall provide for a maturity date which is two years from the date of issuance, (ii) the principal amount of such Excess Note shall be payable in installments (with at least one-half of the principal amount payable on or prior to the first anniversary of the date of issuance), (iii) such Excess Note shall not provide for any right of redemption or exchange, and (iv) such Excess Note shall bear interest at the rate of 8.5% per annum. The issuance of the Excess Notes shall occur not later than 2 Business Days following the consummation of the Qualified IPO. In the event the aggregate principal amount of the Excess Note is in excess of $150,000,000, then the Mubadala Investors may, at their sole election, request that the Issuers perform a market check at the time of issuance of the Excess Note to assess whether an 8.5% per annum interest rate to be applied to the Excess Note represents a market interest rate for a debt instrument of its nature based upon the credit position of the IPO Entity at the time of issuance, and only in the event that the interest rate is determined by the Issuer, in good faith, to be lower than current market rates for similar instruments, the interest rate shall be increased so as to make it consistent with current market terms for similar instruments.
     5.4 True Up.
     (a) If, following a Qualified IPO of the type described in clause (c) of the definition thereof, the IPO Entity completes a public offering of its common equity securities for aggregate primary gross cash proceeds of not less than $250,000,000 within 9 months of the commencement of the Observation Period (a “Post-IPO Primary Offering”) at an initial per unit price to the public of the equity securities of the IPO Entity sold to the public (the “Post-IPO Primary Offering Unit Price”) that is less than the IPO Unit Price, then the Mubadala Investors shall be entitled to receive, in the aggregate (and without further consideration therefor) a number of additional non-voting Substitute Parent Entity Interests or IPO Entity Equity Securities, as the case may be (based on the type of security that the Mubadala Investors currently hold immediately after the Qualified IPO), with an aggregate value equal to the True Up Amount; provided that the Carlyle Parent Entities may elect, in their sole discretion, to pay all or a portion of the True-Up Amount in cash; and provided, further, that in no event will additional securities be issued to the Mubadala Investors or their Affiliates that would violate the restrictions of Section 5.3; and in the event that the Mubadala Investors are unable to receive additional equity securities due to the restrictions set forth in Section 5.3, then payment of the True Up Amount (or any remaining unsatisfied portion thereof) shall be made in cash at the consummation of the Post-IPO Primary Offering. In the event that any True Up Amount is paid in IPO Entity Equity Securities or Substitute Parent Entity Interests, such securities shall be deemed to have a per unit value equal to the Post-IPO Primary Offering Unit Price.
     (b) For purposes of this Section 5.4, the term “True Up Amount” shall mean an amount equal to the product of (A) the excess, if any, of (x) the IPO Unit Price determined pursuant to clause (b) of the definition thereof over (y) the Post-IPO Primary Offering Unit Price, multiplied by (B) the number of Exchange Securities the Mubadala Investors actually received in the exchange of the Notes for Exchange Securities pursuant to Section 5.1 (calculated on an as converted to IPO Entity Equity Security basis).
6. REPRESENTATIONS AND WARRANTIES OF THE CARLYLE ENTITIES
     Each of the Carlyle Parent Entities hereby jointly and severally represents, warrants to, and agrees with, the Mubadala Investors as follows:
     6.1 Organization and Authority
     (a) Each of the Carlyle Parent Entities and Partner Holding Companies is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization. Each Carlyle Company other than the Carlyle Parent Entities and the Partner Holding Companies is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, except where the failure to be so organized, validly existing or in good standing would not reasonably be expected to have a Material Adverse Effect. Each of the Carlyle Parent Entities and the Partner Holding Companies has all requisite organizational power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents by each of the Carlyle Parent Entities and the Partner Holding Companies does not require any consent of any third party or any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (“Governmental Authority”). Each of the Carlyle Parent Entities, the Partner Holding Companies and the Carlyle Companies is duly qualified and in good standing to do business in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.
     (b) Schedule 6.1(b) sets forth an organizational chart that reflects the general organizational structure of certain of the Carlyle Companies and certain other entities related to the Carlyle Business as of September 30, 2010.
     (c) Except as set forth on Schedule 6.1(c) and in the Guarantees, no Carlyle Parent Entity or Partner Holding Company is a guarantor under a guarantee.
     6.2 Capitalization of Carlyle Parent Entities
     (a) Except as contemplated by this Agreement or any Operating Agreement as in effect on the date hereof or as set forth on Schedule 6.2(a) hereto, as of the date hereof and as of the Closing, none of the Carlyle Parent Entities: (i) has any outstanding member, partnership or other equity interests other than the Interests in it being conveyed hereunder and there are no securities convertible into or exchangeable or exercisable for any member, partnership or other equity interests, or any rights or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any member, partnership or other equity interests or securities convertible into or exchangeable or exercisable for any member, partnership or other equity interests or any bonus or other arrangement based on the value of the equity of such Carlyle Parent Entity; (ii) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any member, partnership or other equity interests or any convertible securities, rights or options of the type described in the preceding clause; (iii) is a party to, or, after due inquiry has knowledge of, any agreement (except as set forth in this Agreement and the applicable Operating Agreement as in effect on the date hereof and except for restrictions on transferability that are customarily included in estate planning structures) restricting the transfer of any member, partner or other equity interests of the Carlyle Parent Entities; or (iv) is currently required to file pursuant to Section 12 of the Exchange Act, a registration statement relating to any class of its debt or equity securities. The sole general partners or managing members of the Carlyle Parent Entities are as set forth on Schedule 6.2(a).
     (b) As of the date hereof and as of the Closing, all of the ownership interests in each of the Carlyle Parent Entities are held by those Persons set forth in Schedule 6.2(b) and such schedule accurately sets forth, in all material respects, the type and amount of interest held by such Persons. Each of the Carlyle Parent Entities has in place in its operating or other constituent documents adequate protections to insure that direct or indirect interests in them are held only by Carlyle Partners or Carlyle Personnel Related Parties.
     (c) Except as set forth on Schedule 6.2(c), except for holdings by the Managed Funds and except for personal co-investments, neither the Carlyle Parent Entities nor any of the Subsidiaries holds any material amount of Capital Stock in any other Person (other than the Subsidiaries).
     (d) The issuance, sale and delivery of the Notes, the issuance and delivery of the Initial New Units, and the issuance and delivery of the Additional New Units, and Exchange Securities upon an Optional Exchange, each in accordance with this Agreement, have been duly authorized and reserved for issuance, as the case may be, by all necessary corporate or other organizational action. The Initial New Units, the Additional New Units and the Exchange Securities, when issued and delivered, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens (other than Liens created by the Subscription Agreement or this Agreement).
     6.3 Capitalization of Partner Holding Companies
     Except as contemplated by this Agreement or any Operating Agreement as in effect on the date hereof or as set forth on Schedule 6.3, there are no (a) securities convertible into or exchangeable or exercisable for any partnership or other equity interests in any Partner Holding Company; (b) any rights or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any partnership or other equity interests or securities convertible into or exchangeable or exercisable for any partnership or other equity interests in any Partner Holding Company; or (c) any bonus or other arrangement based on the value of the equity of such Partner Holding Company.
     6.4 Compliance with Other Instruments; Registration
     Except as would not reasonably be expected to have a Material Adverse Effect, (a) none of the Carlyle Parent Entities, the Subsidiaries, or any investment fund managed by any of the Carlyle Parent Entities or any of their Subsidiaries (the “Managed Funds”; for avoidance of doubt, “Managed Funds” includes all co-investment funds) is in violation of any term of its Operating Agreement or constituent documents or of any agreement or instrument to which it is a party or by which it or any of its respective properties or assets is bound, and (b) none of the Carlyle Parent Entities, the Subsidiaries, or the Managed Funds is in violation of any Applicable Law, ordinance, rule or regulation or any applicable order, judgment or decree of any

Governmental Authority. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, (a) will result in any violation of or be in conflict with or constitute a default under (with or without lapse of time, notice or both) (i) any term of the Operating Agreements or constituent document or, (ii) except as would not reasonably be expected to have a Material Adverse Effect, any agreement or instrument to which any Carlyle Parent Entity, Subsidiary, Managed Fund or Partner Holding Company is a party or by which it or its properties or assets are bound or, (iii) except as would not reasonably be expected to have a Material Adverse Effect, any Applicable Law, ordinance, rule or regulation or any applicable order of any Governmental Authority or, (b) except as expressly provided in this Agreement, any of the Transaction Documents or the applicable Operating Agreement or as would not reasonably be expected to have a Material Adverse Effect, will result in the creation of any Lien upon any of the properties or assets of any of the Carlyle Parent Entities. Assuming the accuracy of the representations of the Mubadala Investors pursuant to Section 7, the sale of the Securities pursuant to this Agreement is not subject to the registration requirements of Section 5 of the Securities Act.
     6.5 Valid and Binding Agreements
     Each of the Transaction Documents has been duly authorized, executed and delivered by each of the Carlyle Parent Entities and Partner Holding Companies and, when duly executed and delivered by the other parties hereto, will be the valid and binding obligation of the Carlyle Parent Entities and Partner Holding Companies, enforceable in accordance with its terms, except (a) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The Registration Rights Agreement shall be, when executed and delivered, duly authorized, executed and delivered by the IPO Entity and when duly executed and delivered by the other parties hereto, will, subject to customary qualifications concerning the unenforceability of the indemnification provisions therein as a result of considerations of public policy, be the valid and binding obligation of the IPO Entity, enforceable in accordance with its terms, except (i) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.
     6.6 Financial Statements
     The respective audited combined and consolidated financial statements of the Combining Companies (as defined in such Financial Statements) for the years ended December 31, 2009 and December 31, 2008 and the unaudited combined and consolidated financial statements of the Combining Companies (as defined in such Financial Statements) for the quarter ended September 30, 2010 made available to the Mubadala Investors (the “Financial Statements”) (a) have been prepared in conformity with GAAP (without regard to EITF 04 05 or FIN 46 in the case of the unaudited quarterly Financial Statements) and (b) present fairly, in all material respects, the combined and consolidated financial position of the Combining Companies, and the combined and consolidated results of their operations and their cash flows, in each case, as of the dates thereof or for the periods indicated, as the case may be.
     6.7 Absence of Certain Changes or Events
     Since December 31, 2009, except as previously disclosed in writing to the Mubadala Investors or as disclosed in any of the Financial Statements, (a) there has not been any transaction or occurrence, including, without limitation, departure, or notice of departure, of key personnel, or liquidation or disposition of Portfolio Companies or other investments outside the ordinary course of business which has resulted in a Material Adverse Effect, and (b) there has not been any increase or change in the compensation or benefits payable or to become payable to employees, consultants, former employees, affiliates, other than in the ordinary course of business, which has resulted in a Material Adverse Effect.
     6.8 No Undisclosed Liabilities
     To the knowledge of the Carlyle Parent Entities, none of the Carlyle Parent Entities or their Subsidiaries has at the date hereof any outstanding claims, liabilities or indebtedness, accrued or unaccrued contingent or fixed (“Liabilities”), except (a) Liabilities disclosed or reflected in the Financial Statements; and (b) Liabilities that would not reasonably be expected to have a Material Adverse Effect.
     6.9 Taxes
     Except for matters that would not reasonably be expected to have a Material Adverse Effect, (a) each of the Carlyle Parent Entities and their Subsidiaries has duly filed with the appropriate federal, state, local and foreign taxing authorities all returns and reports required to be filed by, or with respect to, it; (b) such reports are true, correct and complete; (c) each of the Carlyle Parent Entities and their Subsidiaries has paid in full, or has made adequate provision in the Financial Statements for, all material taxes of such entity shown to be due on such returns; (d) no Carlyle Parent Entity or Subsidiary has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for taxes of such entity which has not been fully paid or finally settled, and has no knowledge of any intention by such taxing authority to issue such a notice to any such entity; and (e) each of the Carlyle Parent Entities is treated as a partnership for U.S. federal income tax purposes. For the purposes of this Agreement, the terms “tax” and “taxes” shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties and “returns” shall include all information returns or reports.
     6.10 Litigation; Orders.
     Except as set forth on Schedule 6.10, (a) there are no lawsuits, actions, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Carlyle

Parent Entities and the Partner Holding Companies, threatened against any Partner Holding Company, Carlyle Parent Entity or Subsidiary, or to the knowledge of the Carlyle Parent Entities and the Partner Holding Companies that could directly affect any Partner Holding Company, Carlyle Parent Entity or Subsidiary (other than litigation involving Portfolio Companies), and that, in any such case, would reasonably be expected to have a Material Adverse Effect and (b) there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against any Partner Holding Company, Carlyle Parent Entity, Subsidiary or any of their respective properties or businesses that would reasonably be expected to have a Material Adverse Effect.
     6.11 Related Party Transactions
     Set forth on Schedule 6.11 is a list of all agreements or arrangements between any Carlyle Parent Entity or Subsidiary and any Founder or Partner Holding Company entered into since December 31, 2009, that call for a payment or provision of benefit of more than $1,000,000 per year to a Carlyle Partner or Partner Holding Company. Except as set forth on Schedule 6.11 and in respect of securities of publicly traded entities owned by such Carlyle Partner, no Carlyle Partner has had any interest in any entity (other than a Carlyle Company) that has provided since December 31, 2009, or currently provides services, leases assets, supplies goods, or lends funds to any of the Carlyle Parent Entities, Subsidiaries or the Carried Interest Holdco in an amount greater than $1,000,000 per year.
     6.12 Operating Agreements; CalPERS Agreement; Subscription Agreement
     Except as set forth on Schedule 6.12, since October 10, 2007 none of (a) the Operating Agreements, (b) the operating agreements of the Partner Holding Companies and (c) the Subscription and Equity Holder Agreement, dated as of February 1, 2001, by and among the Carlyle Parent Entities, the Partner Holding Companies and CalPERS and any side letters related thereto, in each case, as amended to the date hereof, has been modified, amended, restated or waived.
     6.13 Liquidity Events
     Except as previously disclosed in writing to the Mubadala Investors, since December 31, 2009, there have not been any distributions in a cumulative aggregate amount greater than $5,000,000 from the Carlyle Parent Entities. All of the liquidations and dispositions of Portfolio Companies and equity distributions, redemptions and similar transfers made by any of the Carlyle Parent Entities since December 31, 2009 have been previously disclosed in writing to the Mubadala Investors.
     6.14 Finders’ and Brokers’ Fees
     None of the Carlyle Parent Entities has entered into any agreement to pay any brokers’ or finders’ fees to any Person with respect to this Agreement or the issuance and sale of the Securities contemplated hereby.

     6.15 Conduct of the Carlyle Business
     Except as set forth on Schedule 6.15, all of the activities of the Carlyle Business are conducted by the Carlyle Parent Entities and their direct and indirect Subsidiaries. Without limiting the foregoing, except as set forth on Schedule 6.15, the Carlyle Parent Entities are entitled to all Fees and Carry earned in connection with, and all other income and/or assets that comprise, the Carlyle Business, except for (a) amounts allocable to the Class B interests of the subsidiaries of the Carried Interest Entities, which are reflected as minority interests and (b) co-investments, in each case reflected in the Financial Statements.
7. REPRESENTATIONS AND WARRANTIES OF HOLDERS.
     Each Holder (or Note Holder or Mubadala Investor, as applicable) as of the date of such Holder’s acquisition of any Securities represents to the Carlyle Parent Entities, solely as to itself (and not with respect to any other Holder) as follows:
     7.1 No Registration
     Such Holder has been advised that (a) the Securities sold pursuant hereto have not been registered under the Securities Act; (b) the Securities must be held for an indefinite period and such Holder must continue to bear the economic risk of its investment in the Securities unless they are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there can be no guarantee that there will be any public market for the Interests; (d) Rule 144 promulgated under the Securities Act (“Rule 144”) is not currently available with respect to sales of any interests in the Issuers, including the Securities, and the Issuers have made no covenant to such Holder to make Rule 144 available; (e) if the Rule 144 exemption is not available, public offer or sale of the Securities without registration will require the availability of an exemption under the Securities Act; and (f) this Agreement and the Amended Subscription Agreement may restrict the sale or transfer of the Securities.
     7.2 Purchase for Investment, etc.
     (a) Such Holder represents that it is purchasing the Securities for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any portion thereof, without prejudice, however, to such Holder’s rights, subject to the terms of this Agreement, to sell or otherwise dispose of all or any part of the Securities in compliance with the provisions of the Securities Act and all applicable state securities or “blue sky” laws.
     (b) Such Holder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, or otherwise has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of its investment hereunder. Such Holder is aware that it must bear the economic risk of such investment for an indefinite period of time since, in the view of the Commission, the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that the present intention of such Holder is to hold these securities for a deferred sale or for any fixed period in the future. Such Holder can afford to bear such economic risk and can afford to suffer the complete loss of its investment hereunder. Such Holder is a “qualified purchaser,” as such term is defined in the Investment Company Act of 1940.
     7.3 Participation in Certain Distributions
     Each Mubadala Investor acknowledges and agrees that up to $400,000,000 of the Purchase Price may be distributed to the Issuers’ existing members or partners, as applicable, and that the Mubadala Investors will not be eligible to receive such distributions, except to the extent of their ownership of Existing Units.
     7.4 Tax Status
     Each Note Holder represents to each Issuer that such Note Holder is a Non-U.S. entity that is exempt from U.S. federal income tax under Section 892(a)(1) of the Code. Each Note Holder agrees that it will provide each Issuer an executed IRS Form W-8EXP (or other appropriate form) indicating that it is not subject to withholding tax (including backup withholding) and further agrees to promptly provide a new IRS Form W-8EXP confirming its status with respect to the information provided on its original IRS Form W-8EXP if such information changes or if an updated IRS Form W-8EXP or its equivalent is required to be held on file in order for such Issuer to continue to recognize the withholding exemption.
     7.5 Authority; Binding Effect; No Conflicts
     Each Mubadala Investor has the legal capacity, power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and to purchase the Securities as provided herein. Each of the Transaction Documents has been duly authorized and executed and delivered by each such Mubadala Investor and, when duly executed and delivered by the Carlyle Parent Entities and the Partner Holding Companies, will be the valid and binding obligation of such Mubadala Investor enforceable in accordance with its terms, except (a) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The Registration Rights Agreement shall be, when executed and delivered, duly authorized, executed and delivered by the applicable Mubadala Investors and when duly executed and delivered by the other parties hereto, will, subject to customary qualifications, be the valid and binding obligation of such Mubadala Investors, enforceable in accordance its terms, except (a) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in any violation of or be in conflict with or constitute a default under, as applicable, such Mubadala Investor’s charter, bylaws or similar organizational or governing documents or under any agreement or instrument to which such Mubadala Investor is a party or by which any of its properties or assets is bound or any applicable law, ordinance, rule or regulation or any applicable order of any Governmental Authority, which violation, conflict or default may reasonably be expected to have a material adverse effect on the business, assets, properties, financial operations, or results of operations of such Mubadala Investor or the ability of such Mubadala Investor to perform its obligations under this Agreement or any of the other Transaction Documents, or to consummate the transactions contemplated hereby or thereby or, to the knowledge of such Mubadala Investor, have a Material Adverse Effect. The execution, delivery and performance of this Agreement by such Mubadala Investor does not require any further consent of any third party or any Governmental Authority (including, without limitation, the government of the Emirate of Abu Dhabi and/or the United Arab Emirates).
     7.6 Compliance with Law
     To the knowledge of each of the Mubadala Investors, none of the Mubadala Investors, nor any Person acting on their behalf has, in connection with the purchase and sale of the Securities contemplated hereunder, paid, accepted, received or been promised any unlawful contributions, payments, expenditures or gifts in violation of the Foreign Corrupt Practices Act of 1977 or other applicable anti-bribery laws.
     7.7 Finders’ and Brokers’ Fees
     None of the Mubadala Investors or any of their Affiliates has entered into any agreement to pay any brokers’ or finders’ fees to any Person with respect to this Agreement or the purchase and issuance and sale of the Securities contemplated hereby.
8. COVENANTS
     On and after the Issue Date, until all Subordinated Note Debt shall have been indefeasibly paid in full in cash at maturity, upon acceleration or upon redemption, or exchanged for other equity securities pursuant to Section 5, each of the Issuers shall comply with the provisions of this Section 8; provided, however, that notwithstanding any provision hereof to the contrary, none of the Issuers shall be required to comply with the provisions of this Section 8 at any time prior to the Issue Date.
     8.1 Use of Proceeds
     (a) The Issuers shall not, without the prior consultation of the Mubadala Investors, use the proceeds from the sale of the Securities in a manner that is materially inconsistent with the following: (i) subject to Section 7.3, up to $400,000,000 shall be distributed to the Issuers’ existing members or partners, as applicable (the “Special Distribution”); (ii) $94,000,000 (less expenses incurred in connection with the transactions contemplated hereby, but excluding the expenses described in the following clause (iii)) shall be used to fund operations, corporate acquisitions and balance sheet investments of the Issuers and their Subsidiaries; and (iii) the transaction expenses of the Mubadala Investors shall be reimbursed in accordance with Section 8.2. The parties acknowledge and agree that the Special Distribution may be made in such amounts and at such times as the Carlyle Partner Entities shall determine in their sole discretion; provided that, subject to Section 7.3, (i) the Mubadala Investors shall receive on or prior to December 31, 2010, their pro-rata share of any portion of the Special Distribution that the Carlyle Parent Entities elect to distribute on or prior to such date and (ii) Special Distributions aggregating an amount equal to no less than the portion of the Purchase Price allocated to the New Units as set forth on Final Allocation Schedule shall be made prior to the twenty-three month anniversary of the Closing.
     (b) For all U.S. federal, state and local tax purposes only, the parties agree to treat the portion of any distribution in the preceding paragraph which is attributable to the purchase price of the New Units as a purchase of equity interests in the Issuers by the Mubadala Investors from the existing members or partners (other than the Mubadala Investors), as applicable, of the Issuers who receive such distributions from the Issuers. For purposes of the preceding sentence, (i) all distributions shall be attributable to the purchase price of the New Units until the total amount of all such distributions equals the amount set forth in the Final Allocation Schedule as the purchase price for the New Units issued by the Issuers and all distributions above such amount shall be attributable to the Notes; (ii) the amount of the distributions made by the Issuers that shall be so treated shall be allocated pro rata among the Issuers in accordance with the relative purchase price of the Units issued by the Issuers as set forth in the Final Allocation Schedule; and (iii) the purchase price deemed paid to each such existing member or partner, as applicable, of an Issuer shall be equal to the amount of the distribution received by such existing member or partner from such Issuer that is so treated plus any reduction of such member or partner’s share of the liabilities of such Issuer resulting from such purchase.
     8.2 Payment of Transaction Expenses
     The Issuers shall reimburse the Mubadala Investors at Closing an amount equal to $6,000,000 for costs and expenses incurred in connection with the transactions contemplated hereby.
     8.3 Payment of Notes and Maintenance of Office
     Each Issuer will punctually pay, or cause to be paid, the principal of and interest on its respective Notes on the dates and in the manner provided for in the Notes and in this Agreement. Each Issuer will maintain an office at the address provided in Section 16.1 where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Issuers provide prior written notice to each of the Holders of any change of location of such office, which office will in any event be located within the United States of America.
     8.4 Waiver of Stay, Extension or Usury Laws
     Each of the Issuers and Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive any Issuer from paying all or any portion of the principal of or interest on the

Notes or any Guarantor from making any payment under its Guarantee, in each case as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that they may lawfully do so) each of the Issuers and Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to each Note Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.
     8.5 Restricted Payments
     (a) Each of the Carlyle Parent Entities covenants and agrees that for so long as any Notes remain outstanding and until all principal and accrued interest on the Notes has been paid in full, unless the Mubadala Investors shall otherwise consent in writing, the Carlyle Parent Entities shall not make any Restricted Payments to any Partner Holding Company and/or its respective Affiliates with the proceeds from (i) any issuances of Senior Debt or pari passu debt (provided that the Carlyle Parent Entities shall be permitted (so long as a Carlyle Parent Entity is not in breach of a material obligation under this Agreement, including but not limited to, the occurrence of an Event of Default, which breach or Event of Default has not been cured) to make such distributions with the proceeds from issuances of pari passu debt which, in the aggregate, are not in excess of $500,000,000) or (ii) any sale or other disposition of all or any part of its properties or assets, including any disposition as part of any sale and leaseback transactions (other than sales of investment assets in the ordinary course of business).
     (b) Each of the Issuers and Guarantors covenants and agrees that during and for so long as a Redemption Default has occurred and is continuing, no Issuer shall make any Restricted Payments in respect of any Carry and Fees.
     8.6 Notice of Senior Debt Default
     Each of the Issuers acknowledges that at the time of any payment or distribution by any Issuer of cash, securities or other property, by set-off or otherwise, on account of the Obligations consisting of, or in respect of, the Subordinated Note Debt, the Issuers shall be deemed to confirm in each instance that such Issuer is not subject to any Senior Payment Default at the time of such payment or distribution, unless the Issuers shall provide written notice to the contrary.
9. SUCCESSOR ENTITIES
     9.1 Merger, Consolidation and Sale of Assets
     None of the Issuers or Guarantors shall be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:
     (a) such Issuer or Guarantor shall be the surviving or continuing entity or the Person (if other than an Issuer) formed or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Surviving Entity”) and shall expressly assume, by a supplemental agreement executed and delivered to the Note Holders, the due and punctual payment of the principal of and interest on all of the Notes and the performance of every covenant of the Notes and this Agreement on the part of such Issuer or Guarantor to be performed or observed;
     (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;
     (c) such Issuer has complied with its obligations pursuant to Section 4.2 with respect to a Change of Control; and
     (d) such Issuer, Guarantor or the Surviving Entity, as the case may be, shall have made available for inspection by each Note Holder an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental agreement is required in connection with such transaction, such supplemental agreement, complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied; provided, however, that such counsel may address such Opinion of Counsel to such Issuer, Guarantor or the Surviving Entity and rely, as to matters of fact, on a certificate or certificates of officers thereof.
     9.2 Successor Entity Substituted
     Upon any Substantially All Merger or Substantially All Sale in accordance with Section 9.1, in which an Issuer or Guarantor is not the Surviving Entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or Guarantor under this Agreement and the Notes with the same effect as if such Surviving Entity had been named as such and, excepts in the case of a lease, such Issuer or Guarantor shall be released from all of its liabilities and obligations under this Agreement and the Notes.
10. REMEDIES
     10.1 Events of Default
     An “Event of Default” means any of the following events:
     (a) the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;
     (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption (including any installment payments) or otherwise, in accordance with the terms hereof and/or the Note;
     (c) the failure to exchange the Notes in accordance with Section 5 (following the proper tender of such Notes in accordance with Section 5), which failure continues for a period of ten calendar days;
     (d) (i) the failure to pay at maturity the principal and interest on any outstanding indebtedness which defaulted amount is $75,000,000 or more; or (ii) the default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Carlyle Parent Entities (or the payment of which is guaranteed by the Carlyle Parent Entities), other than Indebtedness owed to the Carlyle Parent Entities, whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default results in the acceleration of such Indebtedness prior to its maturity; provided that the principal amount of such accelerated Indebtedness is $75,000,000 or more;
     (e) the failure of the Issuers, the Guarantors or any Subsidiary to pay one or more final judgments in excess of $75,000,000 in the aggregate (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Issuers, the Guarantors or any Subsidiary to enforce any such judgment;
     (f) any Issuer or Guarantor, pursuant to or under or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case or proceeding;
     (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;
     (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property;
     (iv) makes a general assignment for the benefit of its creditors; or
     (v) shall generally not pay its debts when such debts become due;
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against any Issuer or Guarantor in an involuntary case or proceeding;
     (ii) appoints a Custodian of any Issuer or Guarantor for all or substantially all of its Properties; or
     (iii) orders the liquidation of any Issuer or Guarantor; and in each case the order or decree remains unstayed and in effect for 60 days; or
     (h) any Guarantee ceases to be in full force and effect or any Guarantee is declared to be null and void or invalid and unenforceable or any Guarantor denies or disaffirms its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of this Agreement).

     10.2 Acceleration.
     Upon the occurrence of an Event of Default specified in Section 10.1 (other than an Event of Default specified in clauses (f) or (g) of Section 10.1 relating to an Issuer), the Note Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuers specifying the Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the date of the acceleration of any Designated Senior Debt. If an Event of Default of the type described in clauses (f) or (g) of Section 10.1 relating to the Issuers occurs and is continuing, then all unpaid principal amount of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Note Holder.
     At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Note Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Issuers may rescind and cancel such declaration and its consequences:
     (a) if the rescission would not conflict with any judgment or decree;
     (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;
     (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and
     (d) in the event of the cure or waiver of an Event of Default of the type described in clauses (g) or (h) of Section 10.1 relating to an Issuer, an Officer’s Certificate and an Opinion of Counsel to the effect that such Event of Default has been cured or waived shall have been made available for inspection by each Note Holder; provided, however, that such counsel may address such Opinion of Counsel to such Issuer, Guarantor or Surviving Entity and rely, as to matters of fact, on a certificate or certificates of officers of the Issuers.
     No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     10.3 Other Remedies
     If an Event of Default occurs and is continuing, the Note Holders may pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement, including injunction and specific performance.

     A delay or omission by any Note Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.
     10.4 Waiver of Past Defaults
     At any time prior to the declaration of acceleration of the Notes, the Note Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Issuers may, on behalf of the Note Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Agreement, except a Default or Event of Default specified in clauses (a) or (b) of Section 10.1 or in respect of any provision hereof which cannot be modified or amended without the consent of the Note Holder so affected pursuant to Section 16.6. When a Default or Event of Default is so waived, it shall be deemed cured and shall cease to exist.
     10.5 Control by Majority
     The Note Holders of not less than a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Holders.
     10.6 Right of Note Holders To Receive Payment
     Notwithstanding any other provision in this Agreement, the right of any Note Holder to receive payment of the principal of, premium, if any, and interest on such Note, on or after the respective due dates expressed or provided for in such Note, or to bring suit for the enforcement of any such payment on or after the respective due dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Note Holder.
     10.7 Restoration of Rights and Remedies
     If any Note Holder has instituted any proceeding to enforce any right or remedy under this Agreement or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Note Holder, then and in every such case the Issuers and the Note Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions under this Agreement, and thereafter all rights and remedies of the Note Holders shall continue as though no such proceeding had been instituted.
11. SUBORDINATION
     11.1 General
     Each of the Issuers agrees, and each Note Holder by accepting a Note agrees, that (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of the Obligations consisting of, or in respect of, the Subordinated Note Debt, (b) any redemption, purchase or other acquisition of such Obligations by any Person or (c)

the granting of any lien or security interest to or for the benefit of the holders of such Obligations in or upon any property of any Person (clauses (a), (b), (c) together, “Distributions”) is subordinated in right of payment, to the extent and in the manner provided in this Section 11, to the prior Payment-in-Full of all existing and future Senior Debt of the Issuers and that such subordination is for the benefit of and enforceable by the holders of the Senior Debt. For purposes of clarification, the parties hereto acknowledge that the exchange or conversion by a Note Holder into Capital Stock or other securities that are junior and subordinated to any and all Senior Debt on the same basis as the Notes are junior and subordinated to Senior Debt as provided in Section 11 or on a basis that is no less favorable to the holders of Senior Debt than the Notes shall not be deemed to be a “Distribution” for purposes of this Agreement and shall not be subject to any restrictions set forth in this Section 11.
     11.2 Insolvency
     In the event of any Insolvency Proceeding:
     (a) the Senior Debt shall first be Paid-in-Full before any Distribution (whether by purchase, acquisition or otherwise), whether in cash, Cash Equivalents, securities or other Property, shall be made to any holder of any Subordinated Note Debt on account of such Subordinated Note Debt;
     (b) during any Insolvency Proceeding, any Distribution which would otherwise (but for this Section 11) be payable or deliverable in respect of Subordinated Note Debt shall be paid or delivered directly to (i) at any time prior to the Payment-in-Full of the Senior Credit Agreement Obligations, the Senior Credit Agreement Holders, and (ii) at any time after the Payment-in-Full of the Senior Credit Agreement Obligations, the holders of the Senior Debt in accordance with the priorities then existing among such holders and Section 11.6 until all Senior Debt shall have been Paid-in-Full;
     (c) at any time prior to the Payment-in-Full of the Senior Credit Agreement Obligations, each holder of the Subordinated Note Debt
     (i) agrees to file or cause to be filed on its behalf an appropriate proof of claim in respect of such holder’s Subordinated Note Debt and take such action, to the extent commercially reasonable, to cause such proof of claim to be approved in such Insolvency Proceeding;
     (ii) irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to the Senior Administrative Agent for the application to the Senior Credit Agreement Obligations until all Senior Credit Agreement Obligations have been Paid-in-Full; and
     (iii) irrevocably authorizes and empowers the Senior Administrative Agent, in the name of each such holder of the Subordinated Note Debt, to demand, sue for, collect and receive any and all such Distributions until all Senior Credit Agreement Obligations have been Paid-in-Full.

     (d) during any Insolvency Proceeding, prior to the Payment-in-Full of the Senior Credit Agreement Obligations, each holder of the Subordinated Note Debt hereby agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing, or purporting to secure, the Senior Debt;
     (e) during any Insolvency Proceeding, prior to the Payment-in-Full of the Senior Credit Agreement Obligations, no holder of the Subordinated Note Debt will object to, or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Debt made by any holder of the Senior Debt; and
     (f) during any Insolvency Proceeding, prior to the Payment-in-Full of the Senior Credit Agreement Obligations, no holder of the Subordinated Note Debt will object to, or otherwise contest (or support any other Person contesting), (i) any request by any Issuer or any Guarantor to provide the holder of the Senior Debt with adequate protection or (ii) any objection by the holders of the Senior Debt to any motion, relief, action or proceeding based on the holders of the Senior Debt claiming a lack of adequate protection;
provided, however, that nothing in this Section 11 shall be deemed to prohibit or limit the right of any holder of Subordinated Note Debt (or any representative thereof) to serve on any official committee of creditors in any such Insolvency Proceeding.
     11.3 Payment Default in Respect of Senior Debt
     Unless Section 11.2 shall be applicable, if a Senior Payment Default exists that would permit the holders of the Designated Senior Debt to declare such Designated Senior Debt due and payable, then, unless and until
     (a) such Senior Payment Default shall have been (i) cured (which cure has been acknowledged in writing by the requisite holders of the applicable Designated Senior Debt) or (ii) waived (in writing by the requisite holders of the applicable Designated Senior Debt), or
     (b) the Designated Senior Debt has been Paid-in-Full (each of the events described in clauses (a) and (b), a “Cure Event”), the Issuers shall not make any Distributions for or on account of any Subordinated Note Debt. The Issuers shall give prompt written notice to each holder of Subordinated Note Debt to the address specified in the Security Register as of the date of such notice of its knowledge of facts that would give rise to any Senior Payment Default; provided, however, that the effectiveness of this Section 11.3 on the Issuers shall not be affected by any failure to deliver any such notice.
     All payments in respect of Subordinated Note Debt postponed during any Senior Payment Default shall be immediately due and payable upon the occurrence of a Cure Event with respect to such Senior Payment Default (together with such additional interest and other payments as is provided for herein and in the Notes for late payment of principal and interest or an Event of Default).

     11.4 Senior Nonpayment Default in Respect of Designated Senior Debt
     Unless Section 11.2 shall be applicable, if:
     (a) any Senior Nonpayment Default shall have occurred; and
     (b) the Issuers receive written notice (a “Nonpayment Default Notice”) of the happening of such Senior Nonpayment Default that would permit the holders of the Designated Senior Debt to declare such Designated Senior Debt due and payable, stating that such notice is a payment blockage notice pursuant to this Section 11.4;
then, the Issuers shall not make any Distributions for or on account of any Subordinated Note Debt for a period (each, a “Payment Blockage Period”) commencing on the Payment Blockage Period Commencement Date in respect of such Payment Blockage Period and ending on the Payment Blockage Period Termination Date in respect of such Payment Blockage Period, provided, however, that:
     (i) in no event shall the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 180 days in the aggregate during any consecutive 365 day period, and there must be at least 185 days during any consecutive 365 day period during which no Payment Blockage Period is in effect;
     (ii) no more than one Payment Blockage Periods shall be in effect during any period of 365 consecutive days, irrespective of the number of defaults with respect to Senior Debt during such period; and
     (iii) no Payment Blockage Period may be imposed as a result of any Senior Nonpayment Default that served as the basis for such Payment Blockage Period, unless such Senior Nonpayment Default has been cured or waived for a period of 90 consecutive days.
     All payments in respect of Subordinated Note Debt postponed during any Payment Blockage Period shall be immediately due and payable upon the termination thereof (together with such additional interest and other payments as is provided for herein and in the Notes for late payment of principal and interest or an Event of Default).
     The Issuers shall give prompt written notice to each holder of Subordinated Note Debt of its receipt of any Nonpayment Default Notice under this Section 11.4.
     11.5 Standstill
     None of the Note Holders shall (i) take any action or institute any proceedings to collect or enforce the payment of any of the principal of or interest or other payment obligations of the Issuers in respect of the Notes under this Agreement or any other Obligations relating to the repayment or payment of principal, interest or other payment obligations with respect to the Notes, (ii) commence or join in the commencement of a proceeding under any Insolvency Proceeding in their capacity as Holders of Notes (it being understood that the Holders of the

Notes may participate in any such proceeding not commenced by the Holders of the Notes in such capacity solely to the extent necessary to maintain their claims to, and to preserve their rights in respect of, the Notes), (iii) accelerate all of any portion of the Notes, or (iv) direct any other Person to do any of the foregoing until both (A) the holders of Designated Senior Debt are given written notice (a “Subordinated Action Notice”) of the intent to take such action and (B) the earlier of the following shall have occurred: (i) acceleration of the Senior Debt and (ii) the passage of 180 days from the receipt by holders of Designated Senior Debt of the applicable Subordinated Action Notice (120 days in the case of an Event Default under Section 10.1(a) or Section 10.1(b) if the applicable Event of Default described in such Subordinated Action Notice shall not have been cured or waived in such period (each such period referred to as a “Standstill Period”); provided, however, that (1) one or more Standstill Periods may exist concurrently and (2) the Standstill Period shall terminate sooner upon the earliest to occur of (i) the acceleration of all or any or any portion of Designated Senior Debt, or (ii) the Payment-in-Full of Designated Senior Debt.
     11.6 Turnover of Payments
     (a) If any payment or distribution shall be paid to or collected or received by any holders of Subordinated Note Debt in contravention of any of the terms of this Section 11 or Section 12.13, then such holders of Subordinated Note Debt will promptly deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full, to (i) at any time prior to the Payment-in-Full of the Senior Credit Agreement Obligations, the Senior Credit Agreement Holders, and (ii) at any time after the Payment-in-Full of the Senior Credit Agreement Obligations, the holders of the Senior Debt, and, until so delivered, the same shall be held in trust by such holders of Subordinated Note Debt as the property of the holders of such Senior Debt. If any amount is delivered pursuant to this Section 11.6, regardless of whether such amounts have been applied to the payment of Senior Debt, and the outstanding Senior Debt shall thereafter be Paid-in-Full, the holders of Senior Debt shall return to such holders of Subordinated Note Debt an amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 11.6, so long as immediately after the return of such amounts the Senior Debt shall remain Paid-in-Full.
     (b) No Note Holder shall be required to turnover to the holders of the Senior Debt pursuant to this Section 11.6, any payments or distributions collected or received by such Note Holder prior to delivery to the Note Holders of written notice of the occurrence of a Senior Nonpayment Default in accordance with Section 16.1; provided that this clause (b) shall not be applicable to the extent any such covenant or distribution was received or collected at any time a Senior Payment Default exists or is in violation of Section 11.3 or Section 11.5.
     11.7 Subordination Unaffected by Certain Events
     No right of any holder of Senior Debt to enforce the subordination of the Subordinated Note Debt shall be impaired by any act or failure to act by the Issuers or by such holder’s failure to comply with this Agreement. No right of any present or future holder of any Senior Debt to enforce the subordination herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of the holders of any Senior Debt, regardless of any knowledge thereof that any such holder of Senior Debt may have or be otherwise charged with or any amendment or modification of or supplement to the Senior Debt or any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Debt.
     11.8 Waiver and Consent
     Each Note Holder waives any and all notices of the acceptance of the provisions of this Section 11 or of the creation, renewal, extension or accrual thereof, now or at any time in the future, by any Senior Debt. The holders of the Senior Debt may from time to time and without notice to or the consent of any Note Holder:
     (a) extend, renew, modify, waive or amend the terms of the Senior Debt;
     (b) sell, exchange, release or otherwise deal with any Property securing any Senior Debt;
     (c) release any guarantor or any other Person liable in respect of any Senior Debt;
     (d) exercise or refrain from exercising any rights or Remedies against the Issuers or any other Person;
     (e) apply any sums by whomever paid or however realized to Senior Debt; and
     (f) take any other action that might be deemed to impair the rights of the lenders under the Senior Debt.
     11.9 Reinstatement of Subordination
     The obligations of each Note Holder under the provisions set forth in this Section 11 shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Debt that is rescinded or must otherwise be returned by the holder of such Senior Debt upon the occurrence or as a result of any bankruptcy or judicial proceeding, all as though such payment had not been made.
     11.10 Obligations Not Impaired
     Nothing contained in this Section 11 shall impair, as between the Issuers and any Note Holder, any Obligation of the Issuers with respect to this Agreement and the Notes or the obligation of the Issuers to comply with each and every provision of the Notes and this Agreement, or prevent any Note Holder from exercising all rights, powers and remedies otherwise permitted by Applicable Law or under this Agreement or the Notes, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other Property otherwise payable or deliverable to the Note Holders.
     11.11 Payment of Senior Debt; Subrogation

     Upon the Payment-in-Full of all Senior Debt outstanding at any time, the Note Holders shall be subrogated at such time to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt, until the Subordinated Note Debt shall have been paid in full, and such payments or distributions received by the Note Holders of cash, securities or other Property which are required to be turned over to holders of Senior Debt pursuant to Section 11.6, shall, as between the Issuers and their creditors other than the holders of Senior Debt, on the one hand, and the Note Holders, on the other hand, be deemed to be a payment by the Issuers on account of Subordinated Note Debt and not on account of Senior Debt. All rights of subrogation (whether arising under this Section 11, by contract, in law, in equity or otherwise) of the holders of the Subordinated Note Debt are subordinated and subject in right of payment to the Senior Debt in the same manner as the Subordinated Note Debt is subordinated to the Senior Debt under Section 11.1.
     11.12 Reliance of Holders of Senior Debt
     Each Note Holder by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Debt, to acquire and hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt. Each holder of Senior Debt is intended to be, and is, a third party beneficiary of this Section 11 and Section 12.13. Each Note Holder acknowledges and agrees that the provisions set forth in this Section 11 and Section 12.13 shall be enforceable against such Persons, directly or indirectly, by the holders of the Senior Debt. Notwithstanding anything contained in this Agreement or the Notes to the contrary, at any time that there is Senior Debt outstanding, no amendment, modification or supplement of Section 11, Section 12.13, Section 16.1 and any related definitions shall be effective as to any holder of Senior Debt without the consent of the Senior Administrative Agent (at any time prior to the Payment-in-Full of the Senior Credit Agreement Obligations) and the requisite holders of the Senior Debt.
     11.13 Relative Rights
     This Section 11 and Section 12.13 defines the relative rights of Note Holders and holders of Senior Debt. Nothing in this Section 11, Section 12.13 or the Notes shall: (a) impair, as between the Issuers and the Note Holders, the obligation of the Issuers, which is absolute and unconditional, to pay, when due, any amounts payable in accordance with the terms of the Notes and this Agreement; (b) affect the relative rights of the Note Holders and creditors of the Issuers other than their rights in relation to holders of Senior Debt; or (c) except as provided in Section 11 and Section 12.13, prevent the Note Holders from exercising their available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to the Note Holders.
     11.14 Holder Entitled to Assume Payments Not Prohibited in Absence of Notice
     Notwithstanding anything to the contrary in this Section 11 or elsewhere in the Notes, upon any distribution of property of the Issuers referred to in this Section 11, the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Note Holder for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11 so long as such court has been apprised of the provisions of, or the order, decree or certificate makes reference to, the provisions of this Section 11.
     11.15 Section 11 Not to Prevent Events of Default
     The failure to make a payment of any amounts payable under the Notes by reason of any provision of this Section 11 or Section 12.13 shall not be construed as preventing the occurrence of a Default or an Event of Default under Section 10.1. Subject to the provisions of this Section 11 and Section 12.13, nothing in this Section 11 shall in any way limit the rights of the Note Holders to pursue any other rights or remedies with respect to the Notes.
12. GUARANTEES
     12.1 Unconditional Guarantees
     (a) Subject to the provisions of this Section 12, each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, on an unsecured subordinated basis to each Note Holder and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Issuers or any other Guarantors to the Note Holders under this Agreement or thereunder, that: (i) the principal of and interest on the Notes shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of the Issuers or the Note Holders pursuant to the provisions of the Notes relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Issuers to the Note Holders under this Agreement or thereunder and all other obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of any Issuer to the Note Holders under this Agreement or under its Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Agreement or the Notes shall constitute an event of default under the Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors under this Agreement in the same manner and to the same extent as the obligations of the Issuers.
     (b) Each of the Guarantors hereby agrees that its obligations under this Agreement shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Note Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against any Issuer, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Issuer or any other Guarantor or any other Person, any right to require a proceeding first against any Issuer or any other Guarantor or any other Person, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Agreement and this Guarantee. Each Guarantee is a guarantee of payment and not of collection. Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses incurred by any Holder in enforcing any rights under this Section 12). If any Holder is required by any court or otherwise to return to any Issuer or Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to such Issuer or such Guarantor, any amount paid by such Issuer or Guarantor to such Note Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Note Holders and the Issuers, on the other hand, (i) subject to this Section 12, the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 10.2 for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any acceleration of such obligations as provided in Section 10.2, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of its Guarantee.
     (c) If any Notes remain outstanding following the consummation of a Qualified IPO and the IPO Entity has become the owner of 100% of the then-outstanding aggregate equity interests in the Carlyle Parent Entities, as a result of a Qualified Reorganization or otherwise, then the IPO Entity shall become a Guarantor under this Agreement and shall execute a supplemental agreement in which such IPO Entity agrees to be bound by the terms of this Agreement as a Guarantor substantially in the form agreed to by the Mubadala Investors.
     (d) No stockholder, officer, director, employee, partner, member or incorporator, past, present or future, or any Guarantor, as such, shall have any personal liability under the Guarantees by reason of his, her or its status as such stockholder, officer, director, employee, partner, member or incorporator.
     (e) The parties intend for the Notes to be treated as recourse partnership liabilities for which the Partner Holding Companies bear economic risk of loss within the meaning of Treasury Regulation Section 1.752-2.
          12.2 Limitations on Guarantees
     (a) The obligations of each Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
     (b) The Guarantors agree, as between themselves, that each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective portion of the total aggregate principal amount of Notes issued by such other Guarantor.
     12.3 Delivery
     The delivery of any Note by an Issuer under this Agreement shall constitute due delivery of any Guarantee thereof set forth in this Agreement on behalf of each Guarantor.
     12.4 Release of a Guarantor
     (a) Each Guarantor shall be deemed released from all obligations under this Section 12 without any further action required on the part of any Note Holder upon the consolidation or merger of a Guarantor with or into any Person in compliance with Section 9.
     (b) Nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.
     12.5 Waiver of Subrogation by the Guarantors
     Until this Agreement is discharged and all of the Notes are discharged and paid in full (or exchanged in their entirety pursuant to Section 5), each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuers that arise from the existence, payment, performance or enforcement of an Issuer’s obligations under the Notes or this Agreement and such Guarantor’s obligations under its Guarantee and this Agreement, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Note Holders against the Issuers, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuers, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Note Holders, this Agreement, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Note Holders and shall forthwith be paid to the Note Holders to be credited and applied to the obligations in favor of Note Holders whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 12.5 is knowingly made in contemplation of such benefits. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Note Holders under such Guarantee.
     12.6 No Set-Off
     Each payment to be made by a Guarantor under this Agreement in respect of the obligations under its Guarantee and this Agreement shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
     12.7 Obligations Reinstated
     The obligations of each Guarantor under this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor under this Agreement (whether such payment shall have been made by or on behalf of an Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Note Holders upon the insolvency, bankruptcy, liquidation or reorganization of an Issuer or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by an Issuer is stayed upon the insolvency, bankruptcy, liquidation or reorganization of such Issuer, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
     12.8 Default and Enforcement
     If any Guarantor fails to pay in accordance with this Section 12, the Note Holders may proceed in the enforcement of the Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and under this Agreement by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor its obligations thereunder and under this Agreement.
     12.9 Amendment, etc.
     No amendment, modification or waiver of any provision of this Agreement relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Required Holders.
     12.10 Acknowledgment
     Each Guarantor hereby acknowledges communication of the terms of this Agreement and the Notes and consents to and approves of the same.

     12.11 Survival of Obligations
     Without prejudice to the survival of any of the other obligations of each Guarantor under this Agreement, the obligations of each Guarantor under Section 12.1 shall survive the payment in full of the Subordinated Note Debt and shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by an Issuer or any Guarantor.
     12.12 Guarantee in Addition to Other Obligations
     The obligations of each Guarantor under its Guarantee and this Agreement are in addition to and not in substitution for any other obligations to the Note Holder or to any of the Note Holders in relation to this Agreement or the Notes and any guarantees or security at any time held by or for the benefit of any of them.
     12.13 Subordination of Guarantees
     The Obligations of each Guarantor under its Guarantee pursuant to this Section 12 shall be junior and subordinated to any and all Senior Debt on the same basis as the Notes are junior and subordinated to Senior Debt as provided in Section 11. For the avoidance of doubt, the Note Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes to the extent permitted under Section 11.
13. ADDITIONAL AGREEMENTS
     13.1 Fund Commitments
     From and after the Closing, either the Mubadala Investors, or one or more entities owned by the Abu Dhabi government other than the Abu Dhabi Investment Authority (collectively, the “Abu Dhabi Investors”) agree that they shall commit to invest pursuant to the terms of the applicable subscription agreement(s) an aggregate of at least $100,000,000 in one or more Carlyle Funds mutually agreeable to the Carlyle Parent Entities and the Abu Dhabi Investors by not later than the second anniversary of the Issue Date; provided; (a) the allocation of commitments among such Carlyle Funds shall be determined by the Mubadala Investors in their sole discretion; (b) the terms of such investment shall provide for limited liability to the Abu Dhabi Investor (subject to customary exceptions) and otherwise on terms substantially similar to the prior investments by the Mubadala Investors in the Carlyle Funds; (c) any disputes arising solely between the Abu Dhabi Investor and any of the Carlyle Companies relating to any commitment or investment in any Carlyle Fund shall be governed by the arbitration provisions set forth in Section 11 of the Subscription Agreement; (d) for any Carlyle Fund in which a Mubadala Investor or an Abu Dhabi Investor will invest, such Carlyle Fund shall offer to such Mubadala Investor or an Abu Dhabi Investor material terms which are no less favorable in the aggregate to such Mubadala Investor or an Abu Dhabi Investor than those that have been provided to any existing third Person investor already invested in such Carlyle Fund; and (e) in the event any Carlyle Fund accepts an investment from a third Person in such Carlyle Fund in which a Mubadala Investor or an Abu Dhabi Investor is invested, on material terms which are more favorable in the aggregate to such potential third Person investor than those provided to such Mubadala Investor or Abu Dhabi Investor, then such Carlyle Fund shall not accept the investment from such third Person unless and until it offers to the Mubadala Investor or the Abu Dhabi Investor, as the case may be, the option of either (i) maintaining the investment in such Carlyle Fund on the existing terms without change or (ii) modifying the terms of the investment in such Carlyle Fund so as to provide the Mubadala Investor and/or Abu Dhabi Investor with substantially identical material terms as are granted to the potential new third Person investor; provided, that that the Mubadala Investor and/or Abu Dhabi Investor will not, (x) solely by reason of clauses (d) and (e) of this paragraph, be entitled to appoint a representative or non-voting observer to the investor advisory committee of such Carlyle Fund or (y) have the right to elect any rights or benefits established in favor of another third-party investor by reason of the fact that such other investor is subject to any laws, rules, regulations or policies to which the Mubadala Investor or Abu Dhabi Investor, as the case may be, is not also subject.
     13.2 Rights Relative to Certain Other Investors
     If at any time following the date hereof and on or prior to the earlier of (a) the consummation of the Qualified IPO and (b) the 18 month anniversary of the date of the Closing, the Carlyle Parent Entities propose to issue interests (including equity or debt interests that are either convertible or issuable in connection with equity interests) in the Carlyle Parent Entities to a third Person (other than an underwriter or initial purchaser (as such term is commonly used in transactions pursuant to Rule 144A of the Securities Act) or any Person acting in a similar capacity or otherwise in connection with the Qualified IPO) (such Person, a “New Strategic Subscriber”), on material terms which are more favorable in the aggregate to such potential New Strategic Subscriber (considering the total investment) than those provided to the Mubadala Investors herein (excluding, for the purposes of such determination, (i) the percentage of interests to be sold to such potential New Strategic Subscriber, provided the economic terms (i.e., purchase price) are adjusted accordingly, (ii) the terms and conditions set forth in Section 13.1 and (iii) the Ownership Cap, but including, among others, the price per percentage interest in the Carlyle Parent Entities, investor protections, registration rights, restrictions on Transfer, and provisions on default, exchange, redemption, and subordination of the Notes), the Carlyle Parent Entities shall not undertake such sales unless the Carlyle Parent Entities offer to the Mubadala Investors the option of either (A) maintaining this Agreement (and the ancillary documentation expressly required hereby, if applicable, including the Subscription Agreement) without change or (B) modifying this Agreement (and/or the ancillary documentation expressly required hereby, if applicable, including the Subscription Agreement) so as to provide the Mubadala Investors with substantially identical material terms (subject to the exclusions identified above) as are granted to the potential New Strategic Subscriber.
     13.3 Anti-Dilution Rights
     (a) The Founders will not, prior to the consummation of a Qualified IPO, be allocated any direct or indirect ownership interest in any direct or indirect subsidiary of the Carlyle Parent Entities, will not have any direct or indirect interest in Fees or Carries, and will not otherwise have any direct or indirect interest in the Carlyle Business or the Carlyle Companies, or derive any economic value or consideration from the Carlyle Business or Carlyle Companies, except as follows:

          (i) their direct or indirect holdings in the Partner Holding Companies;
          (ii) their Internal Co-investment;
          (iii) any direct holdings of de minimis economic value they may have in one or more Carlyle Companies;
          (iv) annual cash compensation (salary and bonus) not to exceed $3,000,000 per year per Founder (as adjusted annually to reflect the increase in the consumer price index — all cities, with 2005 being the base year);
          (v) benefits (other than equity and co-investment interests) not materially superior on the whole to those offered to other full-time Carlyle Personnel; and
          (vi) as contemplated by Section 1.6 of the Subscription Agreement.
     (b) With respect to the International Management Fee Entity, the Carlyle Parent Entities and the Partner Holding Companies agree that, prior to the Qualified IPO the following additional restrictions shall apply:
          (i) all Carlyle Partners shall at all times have substantially the same direct percentage equity interest, by rights to profits, capital and distributions (exclusive of rights with respect to Internal Co-investments), in the International Management Fee Entity as they have in the U.S. Management Fee Entity; and
          (ii) those Carlyle Partners who hold at least 60% of the equity interests, by rights to profits, capital and distribution (exclusive of rights with respect to Internal Co-investment), in the International Management Fee Entity shall not, during the period they are included in such 60% group, and for a period of three years thereafter, participate in, or have beneficial or other economic rights to, Fees, whether directly or indirectly through equity ownership interests or otherwise, which are payable to the International Management Fee Entity, or entities in which the International Management Fee Entity, directly or indirectly holds equity interests, other than through their direct or indirect equity interests in the International Management Fee Entity and through holdings permitted under Section 13.3(a)(iii).
     13.4 Qualified IPO
     Each of the Issuers and Guarantors covenants that the Carlyle Parent Entities shall not cause or participate in an initial public offering of the equity securities of the Carlyle Parent Entities, a Rule 144A offering of the common equity securities of the Carlyle Parent Entities (or (a) any parent entity directly or indirectly owning such securities or (b) any current or newly-formed Subsidiary that owns all or substantially all of the assets of the Carlyle Parent Entities and their Subsidiaries, taken as a whole), or any transaction or series of transactions described in clause (c) of the definition of “Qualified IPO”, that is not a Qualified IPO. Any restructuring, reorganization or recapitalization of Units of the Carlyle Parent Entities (which may be undertaken in a single transaction or series of transactions) effected at any time prior to a Qualified IPO will meet the requirements of a Qualifying Reorganization. Any Qualified IPO will be effected only through an IPO Entity (or successor), and not through a public sale of interests in the Partner Holding Companies or any transaction or series of transactions of the type described in clause (c) of the definition of “Qualified IPO” with respect to the Partner Holding Companies.
     13.5 New Carlyle Parent Entities
     Prior to the Qualified IPO and except as provided in Section 2.3 of the Amended Subscription Agreement, the Carlyle Business will be conducted solely by the Carlyle Parent Entities and their direct and indirect Subsidiaries.
     13.6 Ownership of Carlyle Parent Entities and Partner Holding Companies
     Prior to the consummation of a Qualified IPO and except as provided in Section 2.3 of the Amended Subscription Agreement, the Carlyle Parent Entities and Partner Holding Companies covenant that: (a) except as set forth on Schedule 13.6, each Partner Holding Company will be owned exclusively by Carlyle Partners and other Carlyle Personnel Related Parties, no other Person shall have a direct or indirect equity interest, or direct or indirect option or other right to acquire an equity interest in the Partner Holding Companies, each direct or indirect owner of equity interests in Carlyle Personnel Related Parties holding equity in Partner Holding Companies, and each Person with a right to acquire direct or indirect equity interest in any such Carlyle Personnel Related Parties, are Persons permitted by the definition of “Carlyle Personnel Related Party,” and each Partner Holding Company, and each Carlyle Personnel Related Party holding equity in it, shall maintain appropriate provisions in its operating agreements or other constituent documents to insure the foregoing and shall enforce the foregoing; (b) except to the extent contemplated by Section 2.3 of the Amended Subscription Agreement, or Schedule 2.3 thereto, the Carlyle Partners and other Carlyle Personnel Related Parties will not own any direct equity interests in the Carlyle Parent Entities but will own beneficial interests in the Carlyle Parent Entities solely through (i) one or more Partner Holding Companies and (ii) The Carlyle Group Employee Co., LLC (“Carlyle Employee Co.”) (or its successor); provided that Carlyle Employee Co. will not own more than 1% of direct equity in the Carlyle Parent Entities; (c) no Partner Holding Company will engage in any business other than those directly relating to the holding of interests in the Carlyle Parent Entity, personal co-investments and Excluded Assets and the allocation and distribution of assets and liabilities relating thereto; (d) in the event that the equity interest of any Carlyle Employee Co. in any Carlyle Parent Entity increases from the amount of equity it owns as of the date of this Agreement, the amount of equity owned by Partner Holding Companies in such Carlyle Parent Entity shall decrease by that same amount; and (e) all of the equity interests in Carlyle Employee Co. shall be owned exclusively by Carlyle Personnel and Carlyle Personnel Related Parties.
     13.7 Affiliate Transactions
     (a) Except as set forth on Schedule 6.11, no Carlyle Parent Entity or Subsidiary, whether during the existence thereof or in liquidation thereof, shall, without the prior written consent of the Mubadala Investors, enter into any transaction with any

Partner Holding Company, a Founder or any non-Carlyle entity controlled directly or indirectly by a Founder (or any of them collectively) (other than transactions between or among any Carlyle Parent Entities, Subsidiaries or Portfolio Companies), other than (i) transactions contemplated by Section 13.5 and Sections 6.2, 6.5 or 6.6 of the Subscription Agreement, (ii) issuances of equity in the Carlyle Parent Entities made subject to the preemptive rights of the Mubadala Investors as set forth in Section 6.11 of the Subscription Agreement, (iii) the extension of temporary bridge loans from the Founders at a rate of interest not to exceed the prevailing prime rate of interest plus 2%, and (iv) reimbursements of normal business expenses.
     (b) The parties agree that Section 13.7(a) shall be of no force and effect after the consummation of a Qualified IPO.
     13.8 No Withdrawal or Other Dissolution Event
     None of the Partner Holding Companies will, without the consent of the Mubadala Investors and except in connection with a Qualifying Reorganization, withdraw from any Carlyle Parent Entity, or otherwise take any action that would result in dissolution or liquidation of any Carlyle Parent Entity.
     13.9 Amendment to Operating Agreements
     Except in connection with a Qualifying Reorganization in anticipation of the Qualified IPO, none of the Partner Holding Companies shall, without the prior written consent of the Mubadala Investors, amend the Operating Agreement of any Carlyle Parent Entity to change (other than through the issuance of additional units or interests of a Carlyle Parent Entity or redemption of outstanding units or interests of a Carlyle Parent Entity) the amounts that may be distributable or allocable to the Mubadala Investors. None of the Partner Holding Companies shall, without the prior written consent of the Mubadala Investors, amend the Operating Agreement of any Carlyle Parent Entity to increase the liability of the Mubadala Investors to make contributions or otherwise. The Carlyle Parent Entities shall not, directly or indirectly, issue to the Founders and/or Carlyle Partners any securities that provide for priority distributions or other rights that would give such holder priority over the New Units or the Notes.
     13.10 No Amendment of Non-Compete Agreements
     The Carlyle Parent Entities shall not prior to the consummation of a Qualified IPO, amend, restate or otherwise modify the Non-Compete Agreements.
     13.11 Delivery of Financial Information; Reviewing Rights
     (a) The Mubadala Investors will be entitled to receive certain informational reports as set forth below (which informational reports may be made available to the Mubadala Investors electronically):
     (i) Within 120 days after the end of the fiscal year of the Carlyle Parent Entities, the audited combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of the Carlyle Parent Entities and their consolidated subsidiaries as of the end of and for such year, prepared in accordance with GAAP, all reported on by Ernst & Young LLP or other independent public accountants of recognized international standing and certified by the chief financial officer of the Carlyle Parent Entities.
     (ii) Within 60 days after the end of the first three fiscal quarters of the fiscal year of the Carlyle Parent Entities, the combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of the Carlyle Parent Entities and their consolidated subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, certified by the chief financial officer of the Carlyle Parent Entities, prepared in accordance with GAAP (without regard to EITF 04 05 or FIN 46) consistently applied, subject to normal year-end audit adjustments and the absence of complete footnotes.
     (iii) Annually, within 60 days of the end of each calendar year, a report showing, in summary form, the Carlyle Partners and their relative interests, direct or indirect in the Partner Holding Companies as of the beginning and end of such calendar year and the Carlyle Personnel and the interests, direct or indirect, in any Carry as of the beginning and end of such calendar year.
     (iv) Within 210 calendar days (or such shorter time period in which Schedule K-1 information is provided to other third party investors in the Carlyle Parent Entities) of the end of each fiscal year, the Carlyle Parent Entities shall prepare and send to each Mubadala Investor a statement of the amount of each Mubadala Investor’s share of the Carlyle Parent Entities’ items of income, gain, loss, deduction and credit for such fiscal year in sufficient detail to enable it to prepare its United States federal, state and other tax returns, including but not limited to Schedule K-1 or any successor thereto. The Carlyle Parent Entities shall provide each Mubadala Investor with such additional information that is reasonably requested by any Mubadala Investor to enable such Mubadala Investor to make timely estimated and/or withholding tax payments in respect of each fiscal year. The Carlyle Parent Entities shall use reasonable efforts to cause to be delivered to each Mubadala Investor, upon reasonable request, such other information as shall be needed by each Mubadala Investor in order to enable each to file its respective tax returns and shall also from time to time furnish such other information available to the Carlyle Parent Entities as any Mubadala Investor may reasonably request (A) for the purpose of enabling such Mubadala Investor to comply with any reporting or filing requirements imposed by any statute, rule, regulation or otherwise by any governmental agency or authority or with its own internal rules, regulations and policies generally applicable with respect to investments of this nature, including to facilitate the monitoring of investments made by the Carlyle Parent Entities, or (B) that is necessary for such Mubadala Investor (or any owner thereof) to file any form, certificate, document, application, report or return relating to any tax, refund thereof or exemption therefrom, imposed by any taxing authority of a foreign jurisdiction, and shall use reasonable efforts to notify each Mubadala Investor of the requirements to file such forms and the availability of refunds of or exemptions from such taxes.
     (v) Within 60 days after the beginning of the Carlyle Parent Entities’ fiscal year, which fiscal years shall be the same, a copy of the plan and forecast of the Carlyle Parent Entities for such fiscal year.
     (vi) As such reports are made available to fund investors (including via the investor website of The Carlyle Group), quarterly and annual reports on the performance of each Managed Fund.
     (vii) The Mubadala Investors will be entitled to receive such other information as they may reasonably request, and will be entitled to consult periodically with senior personnel of the Carlyle Parent Entities, regarding the business of the Carlyle Companies. Upon reasonable advance notice, during normal business hours (and subject to customary confidentiality undertakings), the Mubadala Investors may inspect the books and records of the Carlyle Parent Entities and the Subsidiaries for purposes reasonably related to its investment in those entities.
     (viii) As such reports are made available to the requesting partner or member, copies of any reports delivered in response to a request by any other partner or member of any Carlyle Parent Entity for an audit of any Carlyle Parent Entity or any Subsidiary.
     (b) Notwithstanding anything in this Agreement to the contrary, in no event shall the Carlyle Parent Entities or any other Carlyle Companies be required to provide to the Mubadala Investors or any other Note Holder or Holder of New Units (i) any information with respect to Portfolio Companies or otherwise the provision of which would reasonably be expected to give rise to concerns from the U.S. Department of Defense, U.S. Department of Homeland Security, the U.S. Committee on Foreign Investments in the United States, the U.S. Department of Commerce or any other U.S. Governmental Authority, or (ii) any information with respect to Portfolio Companies or otherwise the provision of which is inconsistent with the Carlyle Parent Entities’, their Subsidiaries’ or the Portfolio Companies’ obligations under the National Industrial Security Program Operating Manual (NISPOM), the Export Administration Regulations (EAR), the International Trafficking in Arms Regulations (ITAR) or any other law, regulation or policy, or related concerns, of a U.S. Governmental Authority. The Mubadala Investors and each other Note Holder or Holder of New Units shall not, and shall cause their Affiliates not to, seek or knowingly receive any classified information or export controlled information in the possession of the Carlyle Parent Entities and their Subsidiaries (including as it relates to Portfolio Companies) or any information in the possession of the Carlyle Parent Entities and their Subsidiaries concerning any defense procurement program or the obligations of the Carlyle Parent Entities or any of their Subsidiaries or the Portfolio Companies to protect classified or export controlled information.

     (c) The Mubadala Investors shall be entitled periodically to review, assess and analyze financial and investment information produced by the Carlyle Parent Entities. Such reviewing activities (collectively “Reviewing Activities”) may include test work on the calculation and allocation of profits, losses, distributions by, and all cash flows of the Carlyle Parent Entities, the underlying investments funds managed by one or more of the Carlyle Parent Entities and any other investment activities. The Carlyle Parent Entities will provide reasonable assistance to the Mubadala Investors or to any third-party accounting firm retained by the Mubadala Investors to conduct such Reviewing Activities. The Mubadala Investors agree to give the Carlyle Parent Entities reasonable advance notice if representatives of the Carlyle Parent Entities or the Partner Holding Companies will be requested to devote any significant amount of time to assist the Mubadala Investors or their representatives in connection with such Reviewing Activities.
     (d) The Carlyle Parent Entities will use commercially reasonable efforts to give written notice to the Mubadala Investors promptly upon the occurrence of a Regulatory Event, a Material Adverse Event, a Key Man Event, or a Change of Control. Such notice will describe the relevant Regulatory Event, Material Adverse Event, Key Man Event or Change of Control, and the surrounding circumstances.
     13.12 Additional Covenants
     The Carlyle Parent Entities and the Partner Holding Companies shall take all required action to ensure (a) that the issuance, sale and delivery of the Notes, the Initial New Units, the Additional New Units and the Exchange Securities, as of the time of any such issuance, sale or delivery, shall have been duly authorized and reserved for issuance, as the case may be, by all necessary corporate, company, partnership or other entity action of the Carlyle Parent Entities or the IPO Entity, as the case may be, (b) that the Initial New Units, the Additional New Units and the Exchange Securities, when issued and delivered by the Carlyle Parent Entities or the IPO Entity, as the case may be, shall be duly and validly issued, fully paid and non-assessable and free and clear of all Liens (other than Liens created by any Operating Agreement, the Subscription Agreement or this Agreement), (c) that each of the Carlyle Parent Entities, the Partner Holding Companies and the IPO Entity, as the case may be, shall have all requisite organizational power and authority to issue the Additional New Units and Exchange Securities, and the issuance of the Additional New Units or Exchange Securities shall not require any consent of any third party or any Government Authority, other than any consents that shall have been obtained prior to issuance, (d) that the issuance of the Additional New Units and Exchange Securities shall not result in a violation of or be in conflict with or constitute a default under (i) any term of the Operating Agreements or constituent document or, (ii) except as would not reasonably be expected to have a Material Adverse Effect, any agreement or instrument to which any Carlyle Parent Entity, Subsidiary, Managed Fund or Partner Holding Company is a party or by which it or its properties or assets are bound or, (iii) except as would not reasonably be expected to have a Material Adverse Effect, any Applicable Law, ordinance, rule or regulation or any applicable order of any Governmental Authority, (e) that the issuance of the Additional New Units and Exchange Securities shall not result in the creation of any Lien upon any of the properties or assets of any of the Carlyle Parent Entities except as expressly provided in this Agreement, any of the Transaction Documents or the applicable Operating Agreement or as would not reasonably be expected to have a Material Adverse Effect and (f) that the Registration Rights Agreement shall be, when executed and delivered, duly authorized, executed and delivered by the IPO Entity and when duly executed and delivered by the other parties thereto, shall, subject to customary qualifications (including without limitation with respect to the possible unenforceability of the indemnification provisions thereof), be the valid and binding obligation of the IPO Entity, enforceable in accordance with its terms except as contemplated by the exceptions set forth in Section 6.5.
     13.13 Registration Rights
     Immediately following the Qualified IPO, if the Notes are exchanged for Exchange Securities pursuant to Section 5.1, Holders of Existing Units and Holders of New Units will be entitled to registration rights as set forth in, and the IPO Entity shall enter into with such Holders, a registration rights agreement substantially on the terms as the form of registration rights agreement attached hereto as Exhibit B (the “New Registration Rights Agreement”). If the Carlyle Parent Entities and/or the IPO Entity enter into a registration rights agreement with another third party (excluding, for the avoidance of doubt, any Founder, Carlyle Partner or Carlyle Personnel) who becomes an investor after the date hereof on terms more favorable than those set forth in Exhibit B, the registration rights agreement to be entered into by the Holders shall, to the extent so requested by the Required Holders, be amended so as to provide the Holders with a registration rights agreement having substantially the same material terms as such other third party investor. In the event that the New Registration Rights Agreement is entered into, the registration rights set forth in Section 6.3 of the Subscription Agreement and contemplated by Exhibit 6.3 thereto shall be null and void and of no further force or effect with respect to such Holder.
     13.14 IPO Reorganization
     (a) The parties hereto hereby agree that the Carlyle Parent Entities may take any and all actions not inconsistent with this Agreement and the Subscription Agreement reasonably necessary to effectuate a Qualifying Reorganization and a Qualified IPO and that the Mubadala Investors shall (1) execute any and all agreements, instruments and/or other documents (and, to the extent applicable, cause any of their Affiliates to execute any and all such agreements, instruments and other documents) as are reasonably requested by the Carlyle Parent Entities in connection with, in contemplation of or in order to implement and give effect to a Qualifying Reorganization and a Qualified IPO, (2) recontribute, free and clear of any liens or other encumbrances, to Substitute Parent Entities (and/or the IPO Entity) on terms and subject to conditions substantially equivalent to those applicable to the Class A Holders in respect of the Applicable Class A Units (each as defined below) any properties, interests or other assets that the Mubadala Investors receive in connection with any full or partial liquidation or unwinding of any of the Carlyle Parent Entities (and/or, if applicable, Carried Interest Holdco) in connection with a Qualifying Reorganization (other than Exchange Securities) and (3) take any and all other actions that are necessary or advisable in connection with, in contemplation of or in order to implement and give effect to a Qualifying Reorganization and a Qualified IPO.

     (b) The parties hereto hereby agree that the Carlyle Parent Entities and Parent Holding Companies may seek to undertake one or more recapitalizations, restructurings or other reorganizations (including without limitation a “unitization” of various interests in the Carlyle Companies) of some or all of the Carlyle Companies, including, without limitation, the Carlyle Parent Entities or the Partner Holding Companies (which may be undertaken in a single transaction or series of transactions) involving a recapitalization or exchange of outstanding Units of the Carlyle Parent Entities (a “Qualifying Reorganization”) and agree that any such Qualifying Reorganization effected at any time prior to a Qualified IPO will only be effected if: (A) such reorganization and recapitalization or exchange of outstanding Units of the Carlyle Parent Entities or the Partner Holding Companies either (x) will be undertaken in a manner materially consistent with the steps set forth on Schedule 2.3 to the Subscription Agreement or (y) if not undertaken in a manner materially consistent with the steps set forth on Schedule 2.3 to the Subscription Agreement, either (1) will not result in a taxable event with respect to the Mubadala Investors (other than any such event, but only to the extent, which would have occurred had such reorganization and recapitalization been undertaken in a manner materially consistent with the steps set forth on Schedule 2.3 to the Subscription Agreement), or (2) if there is such a taxable event, will require the Carlyle Parent Entities to hold harmless the Mubadala Investors to the extent the adverse tax consequences of such taxable event exceed those which would have resulted from a Qualifying Reorganization referred to in clause (x) above, taking into account any tax benefits to the Mubadala Investors resulting from the Qualifying Reorganization referred to in this clause (y) (it being understood and agreed that the Mubadala Investors will cooperate with the Carlyle Parent Entities, and take such steps as are reasonably requested by the Carlyle Parent Entities, in order to mitigate the consequences of any such taxable event); (B) subject to clause (C) below, the Mubadala Investors receive in the Qualifying Reorganization with respect to the Interests in the aggregate a number of non-voting equity securities (the “Exchange Securities”) of either (w) the Carlyle Parent Entities, (x) the IPO Entity (“IPO Entity Equity Securities”) or (z) one or more new parent companies (including, without limitation, intermediate parent companies existing at levels below the IPO Entity) that hold, directly or indirectly, ownership interests in the business currently conducted by the entities constituting the Carlyle Companies and any business acquired or established prior to or in connection with a Qualifying IPO (any such newly-formed parent company, a “Substitute Parent Entity”, and any newly-formed entity serving as general partner or managing member to any Substitute Parent Entity, a “Substitute GP”) (“Substitute Parent Entity Interests”), that is in either case proportionate to the number of Exchange Securities (which the Mubadala Investors acknowledge may have voting rights) received by the other direct or indirect holders (the “Class A Holders”) of Class A interests of the subsidiaries of the Carried Interest Entities (the “Class A Units”) in respect of such Class A Units (but disregarding any such Class A Units or Exchange Securities received by such holders in exchange for current or future Class B interests of subsidiaries of the Carried Interest Entities and disregarding equity awards under equity plans or arrangements) (such non-disregarded Class A Units or Exchange Securities, the “Applicable Class A Units”) (any such exchange of securities, the “Exchange,”), it being understood that the Mubadala Investors will, to the extent that the Mubadala Investors will not receive IPO Entity Equity Securities in the Exchange, be entitled to receive the same type of Exchange Securities having equivalent terms and conditions (except that they will be non-voting) and the same rights to exchange such Exchange Securities into IPO Entity Equity Securities (other than restrictions on Transfer, vesting or similar terms), in each case, as the other Class A Holders; and (C) the aggregate beneficial ownership of the Mubadala Investors in the Carlyle Parent Entities on a fully diluted basis, plus any Additional New Units then issuable because of the actual satisfaction of the conditions set forth in Section 1.1 but not yet issued, after the Qualifying Reorganization is not less than the product of (x) the aggregate beneficial ownership of the Mubadala Investors in the Carlyle Parent Entities on a fully diluted basis, plus any Additional New Units then issuable because of the actual satisfaction of the conditions set forth in Section 1.1 but not yet issued, immediately prior to the Qualifying Reorganization multiplied by (y) the quotient obtained by dividing 6.5 by 7.5, and, to the extent necessary to ensure the foregoing, the Carlyle Parent Entities shall issue to the Mubadala Investors (without further consideration therefor) additional Exchange Securities (the “Reorganization Dilution Protection Securities”) simultaneously with the consummation of the Qualifying Reorganization.
     (c) In connection with any material proposed reorganization of the Carlyle Companies (including the Qualifying Reorganization), the Carlyle Parent Entities shall keep the Mubadala Investors reasonably advised as to the status and structure of such reorganization, shall consult with the Mubadala Investors with respect thereto and shall use reasonable efforts to take the concerns of the Mubadala Investors relating to such reorganization into consideration. In addition, the Carlyle Parent Entities shall deliver to the Mubadala Investors a draft of the registration statement or preliminary offering circular to be utilized in connection with a Qualifed IPO at least eight Business Days before the initial filing or first use for the Mubadala Investors’ review of and comment on any description of the Mubadala Investors in such document.
14. INDEMNIFICATION
     14.1 Survival of Representations and Warranties
     All of the representations and warranties contained in Section 6 and in Section 7 shall survive the Closing hereunder and continue in full force and effect until the earlier of: (a) two years following the Closing; and (b) the date (the “IPO Cutoff Date”) (i) in the case of a Qualified IPO that is an initial public offering of securities, on which the IPO Entity requests acceleration of effectiveness of the Securities Act registration statement covering such initial public offering; or (ii) in the case of a Qualified IPO that is a Rule 144A offering, that is two days before the anticipated pricing of such offering, which date in either case is followed within 15 days by a Qualified IPO; or (iii) in the case of a Qualified IPO that is effected pursuant to a transaction or a series of transactions described in clause (c) of the definition of “Qualified IPO”, that is five Business Days prior to the consummation of the transaction or series of transactions contemplated thereby. Notwithstanding the foregoing, with respect to the representations and warranties set forth in Section 6.9, such representations and warranties shall survive the Closing hereunder and continue in full force and effect until the earlier of: (a) expiration of the applicable statute of limitations and (b) the IPO Cutoff Date (unless tax disclosure giving rise to a potential claim of breach of Section 6.9 was reflected in any final prospectus or final offering memorandum and not in the corresponding preliminary prospectus or preliminary offering memorandum, as applicable, in which event it shall be the date that is 40 days after the closing of the Qualified IPO) (as applicable, the “Survival Period”).
     14.2 Indemnification Provisions for the Benefit of the Mubadala Investors
     In the event of a breach of any of the representations and warranties in Section 6, and, provided that the Mubadala Investors make a written claim for indemnification against the Carlyle Parent Entities pursuant to Section 14.4 within the Survival Period, the Carlyle Parent Entities shall jointly and severally indemnify the Mubadala Investors from and against any damages of the Mubadala Investors attributable to such breach; and provided, further, that the Carlyle Parent Entities shall have no indemnification obligations (a) until the Mubadala Investors have suffered damages by reason of all such breaches in excess of an aggregate deductible equal to $5,000,000 (after which point the Carlyle Parent Entities shall be obligated only to indemnify the Mubadala Investors for damages in excess of such amount) or (b) to the extent the damages the Mubadala Investors have suffered by reason of all such indemnified breaches exceed $100,000,000 (after which point the Carlyle Parent Entities and the Parent Holding Companies shall have no obligation to indemnify the Mubadala Investors from and against further such damages).
     Notwithstanding anything to the contrary in this Agreement, no party will have any obligation to pay any other party for punitive damages, exemplary damages, multiple damages or other penalty damages.
     14.3 Indemnification Provisions for Benefit of the Carlyle Parent Entities
     In the event of a breach of the Mubadala Investors’ representations and warranties contained in Section 7, and, provided that the Carlyle Parent Entities make a written claim for indemnification against the Mubadala Investors pursuant to Section 14.4 within the Survival Period, the Mubadala Investors shall indemnify each of the Carlyle Parent Entities from and against any damages of the Carlyle Parent Entities directly attributable to such breach of any of the representations and warranties in Section 7; provided, further, that the Mubadala Investors shall have no indemnification obligations (a) until the Carlyle Parent Entities have suffered damages by reason of all such breaches in the aggregate in excess of a $5,000,000 aggregate deductible (after which point the Mubadala Investors shall be obligated only to indemnify the Carlyle Parent Entities for damages in excess of such amount) or (b) to the extent the damages the Carlyle Parent Entities have suffered by reason of all such indemnified breaches exceed $100,000,000 (after which point the Mubadala Investors shall have no obligation to indemnify the Carlyle Parent Entities from and against further such damages).
     14.4 Matters Involving Third Persons
     (a) If any third Person shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 14, then the Indemnified Party shall promptly (and in any event within 5 Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.
     (b) Any Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time or such Indemnified Party shall have reasonably concluded (based on the advice of counsel) that counsel selected by the Indemnifying Party has an actual or potential conflict of interest or there may be defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of counsel (in addition to local counsel) for the Indemnified Party in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action); and provided, further, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, conditioned or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages (none of which shall be required to be paid by the Indemnified Party), does not require an admission of any wrongdoing by or liability of the Indemnified Party, includes a full and unconditional release and does not impose an injunction or other equitable relief upon the Indemnified Party.
     (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 14.4(b), however, the Indemnified Party may, at the cost of the Indemnifying Party, defend against the Third Party Claim in any manner it reasonably may deem appropriate.
     (d) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld, conditioned or delayed unreasonably).
     14.5 Additional Indemnity Claims
     (a) In addition to the indemnification provided in Section 14.2, in the event that any Mubadala Investor or any of their respective Affiliates is named as a defendant in any litigation, arbitration proceeding or similar dispute (other than (i) litigation, arbitration proceeding or similar dispute among the parties hereto or with other third party investors holding an equity interest in the Carlyle Parent Entities and/or Parent Holding Companies, and (ii) litigation, arbitration proceedings or similar disputes arising as a result of, in connection with or related to any actions of the Mubadala Investors) that is based on or arises out of the activities of any of the Carlyle Companies and with respect to which the Mubadala Investor is a named defendant solely due to its status as a limited partner, member, or note holder of the Carlyle Parent Entities (an “Additional Indemnity Claim”), then the Mubadala Investor shall promptly notify each of the Carlyle Parent Entities thereof in writing.
     (b) The Carlyle Parent Entities agree jointly and severally to reimburse the Mubadala Investors for reasonable out-of pocket, documented legal fees and expenses, up to a maximum of $5,000,000 in the aggregate (the “Claim Reimbursement Cap"), incurred by the Mubadala Investors in connection with such Additional Indemnity Claim; provided, however, that the Carlyle Parent Entities or any one Carlyle Parent Entity shall have the right at any time to assume and thereafter conduct the defense of any Additional Indemnity Claim with counsel of their or its choice reasonably satisfactory to the Mubadala Investor; provided, however, that the Mubadala Investor shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Mubadala Investor unless the employment of such counsel shall have been authorized in writing by the Carlyle Parent Entities in connection with the defense of such Additional Indemnity Claim or the Carlyle Parent Entities shall not have employed counsel to have charge of the defense of such action within a reasonable time or the Mubadala Investor shall have reasonably concluded (based on the advice of counsel) that counsel selected by the Carlyle Parent Entities has an actual conflict of interest or that there may be defenses available to the Mubadala Investor which are different from or additional to those available to the Carlyle Parent Entities (in which case the Carlyle Parent Entities shall not have the right to direct the defense of such action on behalf of the Mubadala Investor), in any of which events such fees and expenses shall be borne by the Carlyle Parent Entities and paid as incurred, subject to the Claim Reimbursement Cap; and provided, further, that the Carlyle Parent Entities shall not consent to the entry of any judgment or enter into any settlement with respect to the Additional Indemnity Claim without the prior written consent of the Mubadala Investor (not to be withheld, conditioned or delayed unreasonably) unless the judgment or proposed settlement does not require an admission of any wrongdoing by or liability of the Mubadala Investor, includes a full and unconditional release and does not impose an injunction or other equitable relief upon the Mubadala Investor or require the Mubadala Investor to pay any money damages.
     (c) The indemnification provided in this Section 14.5 to the Mubadala Investors is separate and in addition to the indemnification provisions set forth in Section 14.2, and separate and in addition to any other indemnification rights that any Board Representative may have in connection with his or her service on the Board of Directors. The Mubadala Investors may seek indemnification pursuant to Section 14.2 and this Section 14.5 concurrently and any indemnification proceeds received in connection with an indemnification claim pursuant to Section 14.2 shall not be considered for purposes of determining the Claim Reimbursement Cap.

     14.6 Determination of Damages
     The parties hereto shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money in determining damages for purposes of this Section 14. All indemnification payments under this Section 14 shall be deemed adjustments to the Purchase Price of the Notes and the Final Allocation Schedule shall be amended accordingly.
     14.7 Exclusive Remedy
     Except as set forth in Section 16.11, each of the parties hereto acknowledges and agrees that the foregoing indemnification provisions in this Section 14 shall, from and after the Closing be the exclusive remedy of each of the parties hereto with respect to breaches of representations and warranties contained in Sections 6 and 7, except to the extent such breach constitutes fraud, gross negligence or willful misconduct.
15. DEFINED TERMS AND RULES OF CONSTRUCTION
     15.1 Defined Terms
     As used in this Agreement, the following terms have the respective meanings set forth below:
     “Abu Dhabi Investors” has the meaning set forth in Section 13.1.
     “Additional Indemnity Claim” has the meaning set forth in Section 14.5.
     “Additional Issue Date” has the meaning set forth in Section 1.1(c).
     “Additional New Units” means the Second Anniversary Additional New Units and the Fifth Anniversary Additional New Units.
     “Adjusted Allocation Schedule” has the meaning set forth in Section 1.3(a).
     “Affiliate” means, with respect to any specified Person: (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and (b) any Related Person of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. For purposes of the definition of “Affiliate”, Affiliates of the Mubadala Investors shall only include Mubadala Development Company PJSC and its direct and indirect subsidiaries; provided that for the purposes of Section 2.7, Section 3.4, Section 14 and the definition of “Required Holders”, “Affiliates” of the Mubadala Investors shall include the government of the Emirate of Abu Dhabi (and all of its direct and indirect affiliates).
     “Agreement” means this Note and Unit Subscription Agreement as it may from time to time be amended, modified, restated or supplemented in accordance with Section 16.6.

     “Amended Subscription Agreement” means the First Amendment to Subscription and Equity Holder Agreement dated as of the Issue Date between the Mubadala Investors and the Carlyle Parent Entities.
     “Anniversary Offer Price” has the meaning set forth in Section 4.2(a).
     “Anniversary Offer to Purchase” has the meaning set forth in Section 4.2(a).
     “Applicable Carlyle Person” means a Carlyle Parent Entity, a Partner Holding Company or any Subsidiary.
     “Applicable Class A Units” has the meaning set forth in Section 13.14(b).
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or governmental authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Rate” has the meaning set forth on Exhibit A.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.
     “Board Representative” has the meaning set forth in Section 3.2(a)
     “Board of Directors” has the meaning set forth in Section 3.2(a).
     “Business Day” means Monday through Thursday of each week, except for days on which banking institutions in the United States of America and/or United Arab Emirates are authorized or required by law to close.
     “CalPERS” means the California Public Employees’ Retirement System.
     “CalPERS Waiver and Consent” has the meaning set forth in Section 1.3(a)(vii).
     “Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company or partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity.
     “Carlyle Business” means all of the activities of the investment advisory and investment businesses operated under the Carlyle name.

     “Carlyle Companies” means, collectively, the Carlyle Parent Entities and their Subsidiaries.
     “Carlyle Employee Co.” has the meaning set forth in Section 13.6.
     “Carlyle Funds” has the meaning set forth in the Subscription Agreement.
     “Carlyle Parent Entity” has the meaning set forth in the introductory paragraph.
     “Carlyle Partners” shall mean Carlyle Personnel owning equity interests in one or more Partner Holding Companies prior to the Reorganization (as defined in the Subscription Agreement) and, after the Reorganization (as defined in the Subscription Agreement), Carlyle Personnel holding equity interests following the Exchange in one or more Carlyle Parent Entities.
     “Carlyle Partner Related Parties” shall mean (a) any parent, spouse, descendant or any other person related by blood, marriage or adoption to a Founder or other Carlyle Partner or a Founder’s or other Carlyle Partner’s spouse or descendant, and (b) any trust, family partnership, limited liability company or similar estate or personal planning entity whose beneficiaries or equity owners, as applicable, consist of the Founders or other Carlyle Partners and/or the persons set forth in clause (a) above.
     “Carlyle Permitted Transfers” shall mean (a) Transfers to any parent, spouse, descendant or any other person related by blood, marriage or adoption to a Founder or other Carlyle Partner or a Founder’s or other Carlyle Partner’s spouse, (b) Transfers to a trust, family partnership, limited liability company or similar estate or personal planning entity whose beneficiaries or equity owners, as applicable, consist of the Founders or other Carlyle Partners and/or the persons set forth in clause (a) above, (c) Transfers made as a charitable contribution to any charitable, educational or other non-profit organization, including, without limitation, any foundation or similar organization established by the Founders, Carlyle Partners, Carlyle Personnel Related Parties or the Carlyle Companies, (d) Transfers to the Founders (or to any Persons of which they are the sole holders of all equity interests), (e) any pledge of any interests as security of any kind, provided that any foreclosure or similar action with respect to such pledged interests shall cause such Transfer to cease to be deemed a Carlyle Permitted Transfer, or (f) any exchange of interests in the Carlyle Parent Entities by such Persons in connection with a Reorganization or in connection with the exchange of Substitute Parent Entity Interests for IPO Entity Equity Interests; provided that in each of clauses (a), (b), (d) and (f), each such transferee agrees in writing to be bound by the terms of the Subscription Agreement.
     “Carlyle Personnel” shall mean individuals currently or formerly involved on a substantially full time basis in conducting the Carlyle Business or that otherwise provide or have provided significant personal services to the Carlyle Companies.
     “Carlyle Personnel Related Party” means any of the following: (a) Carlyle Personnel, (b) any family members of Carlyle Personnel, (c) any corporation, trust, limited liability company, partnership or other entity directly or indirectly controlled by, and substantially all of whose equity interests are owned by, one or more Carlyle Personnel or their family members, and/or persons described in item (e), (d) any charitable remainder trust established by Carlyle

Personnel and (e) any persons acquiring the interests in a Carlyle Parent Entity through a will or testamentary trust or by laws of descent upon the death of any such Person.
     “Carlyle Securities” has the meaning set forth in the Subscription Agreement.
     “Carried Interest Entities” has the meaning set forth in the Subscription Agreement.
     “Carried Interest Holdco” has the meaning set forth in the Subscription Agreement.
     “Carry” means any carried interests received by any Issuer or Guarantor in connection with the Carlyle Business.
     “Cash Equivalents” means:
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;
     (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;
     (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and
     (f) money market mutual or similar funds having assets in excess of $100,000,000.
     “Change of Control” shall mean any of (a) the acquisition by any Person or any “group” of Persons (other than existing Carlyle Partners, Carlyle Personnel, Carlyle Partner Related Parties and equity holders (whether direct or indirect) of the Carlyle Parent Entities) of Beneficial Ownership (as defined below) of at least 51% of the voting rights entitled to elect the Board of Directors or similar governing body of the general partner or managing member, as applicable, of each of the Carlyle Parent Entities (or their successors); (b) the reorganization, merger or consolidation of the Carlyle Parent Entities (or their successors), which results in the Persons holding voting rights entitled to elect the Board of Directors or similar governing body of the general partner or managing member of such applicable entity(ies) immediately prior to such transaction failing to hold, immediately following such transaction, more than 50% of such voting rights; (c) the direct or indirect sale or other disposition, in one or a series of related transactions, of assets representing all or substantially all of the assets of the Carlyle Companies to third parties; or (d) the Founders and all other Carlyle Partners as of the date of the Closing and all future Carlyle Partners admitted in the ordinary course of business, as a group, ceasing to own (except during the period in which the Reorganization (as defined in the Subscription Agreement) occurs), directly or indirectly in the aggregate, at least 42.5% of the Units in the Carlyle Parent Entities issued and outstanding on a fully-diluted basis (calculated as if such persons or group of persons held interests in the Carlyle Parent Entities directly rather than through the Partner Holding Companies but disregarding (i.e., treating as still owned), for purposes of the calculation, any Transfers made by the Founders and/or any other Carlyle Partners that would constitute Carlyle Permitted Transfers (other than Carlyle Permitted Transfers of the type described in clause (c) of the definition thereof) and excluding any Transfers among Founders and Carlyle Partners).
     “Change of Control Notice Date” has the meaning set forth in Section 4.3(c).
     “Change of Control Offer Price” has the meaning set forth in Section 4.3(c).
     “Change of Control Offer to Purchase” has the meaning set forth in Section 4.3(c).
     “Claim Reimbursement Cap” has the meaning set forth in Section 14.5(b).
     “Class A Holders” has the meaning set forth in Section 13.14(b).
     “Class A Units” has the meaning set forth in Section 13.14(b).
     “Closing” has the meaning set forth in Section 1.2(a).
     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
     “Conversion Make-Whole Amount” has the meaning set forth in Section 4.2(b).
     “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.
     “Credit Group” means the Issuers and the Issuers’ direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries) taken as a whole.

     “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
     “Designated Senior Debt” means: (a) the Senior Credit Agreement Obligations and (b) any Senior Debt the principal amount of which is $25,000,000 or more and (i) that has been designated as “Designated Senior Debt” by the applicable Issuer at the time such Senior Debt is incurred and (ii) with respect to which the Issuers have delivered notice of such designation to the Note Holders.
     “Distributions” has the meaning set forth in Section 11.1.
     “Excess Note” has the meaning set forth in Section 5.3(b).
     “Excluded Assets” has the meaning set forth in the Subscription Agreement.
     “Event of Default” has the meaning set forth in Section 10.1.
     “Excess Amount” has the meaning set forth in Section 5.3.
     “Exchange” has the meaning set forth in Section 13.14(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.
     “Exchange Date” means, when used with respect to any Note to be exchanged in connection with a Mandatory Exchange or Optional Exchange, the date fixed for such exchange pursuant to this Agreement and the Notes.
     “Exchange Election” has the meaning set forth in Section 5.2(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Securities” has the meaning set forth in Section 13.14(b).
     “Existing Registration Rights Agreement” means the form of registration rights agreement attached as Exhibit 6.3 to the Subscription Agreement.
     “Existing Units” means those Units issued to the Subscriber pursuant to the Subscription Agreement.
     “Fees” means all fee income, however designated (including, without limitation, management, investment advisory, transaction and other fees) that the Carlyle Parent Entities or any of their respective Subsidiaries are entitled to in connection with the Carlyle Business.
     “Fifth Anniversary Additional Issue Date” has the meaning set forth in Section 1.1(c).
     “Fifth Anniversary Additional New Units” has the meaning set forth in Section 1.1(c).

     “Fifth Anniversary Date” has the meaning set forth in Section 1.1(c).
     “Fifth Anniversary Offer to Purchase Notice Date” has the meaning set forth in Section 4.2(a).
     “Final Allocation Schedule” has the meaning set forth in Section 1.3(a).
     “Financial Statements” has the meaning set forth in Section 6.6.
     “Founders” William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority” has the meaning set forth in Section 6.1(a).
     “Guarantees” means collectively, each of the Guarantees made by the Guarantors hereunder.
     “Guarantors” means as of the Issue Date, each of the Carlyle Parent Entities and, in the future, the IPO Entity to the extent required by Section 12.1(c), and any Person that executes a supplemental agreement in which such Person agrees to be bound by the terms of this Agreement as a Guarantor; provided, however, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of this Agreement.
     “Holder” shall mean a holder of any New Units or Notes.
     “Holder Redemption Date” has the meaning set forth in Section 4.2(d)(ii).
     “Indebtedness” means with respect to any Person, without duplication, (a) any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property or services (excluding trade payables incurred and paid in the ordinary course of such Person’s business) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; and (e) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts, except any such balance that constitutes an accrued expense, or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).
     “Indemnified Party” has the meaning set forth in Section 14.4(a).
     “Indemnifying Party” has the meaning set forth in Section 14.4(a).
     “Independent Accounting Firm” has the meaning set forth in Section 1.4(b).
     “Initial New Units” has the meaning set forth in Section 1.1(a)(ii).
     “Initial Note Holder” has the meaning set forth in the introductory paragraph to this Agreement.
     “Initial Unit Holders” has the meaning set forth in the introductory paragraph to this Agreement.
     “Insolvency Proceeding” means:
     (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Issuer or any Guarantor or any Subsidiary, or any Property of any Issuer, any Guarantor or any of their respective Subsidiaries;
     (b) any proceeding for the liquidation, dissolution or other winding-up of any Issuer, any Guarantor or any of their respective Subsidiaries, voluntary or involuntary, regardless of whether involving insolvency or bankruptcy proceedings;
     (c) any assignment by any Issuer, any Guarantor or any of their respective Subsidiaries for the benefit of creditors; or
     (d) any other marshaling of the assets of any Issuer, any Guarantor or any of their respective Subsidiaries.
     “interest” when used with respect to any Note means the amount of all interest accruing on such Note, including any applicable defaulted interest pursuant to the terms of the Notes.
     “Internal Co-investment” has the meaning set forth in the Subscription Agreement.
     “Interest Payment Date” means each December 31 and June 30 of each year, commencing June 30, 2011.
     “International Management Fee Entity” means TC Group Cayman, L.P.
     “IPO Closing Date” has the meaning set forth in Section 5.2(a)(ii).
     “IPO Cutoff Date” has the meaning set forth in Section 14.1.
     “IPO Entity” means an entity that beneficially owns all or a proportionate share of each of the Carlyle Parent Entities.

     “IPO Entity Equity Securities” has the meaning set forth in the Section 13.14(b).
     “IPO Entity Public Float” means, the aggregate market value of the publicly traded common equity securities of the IPO Entity held by Persons other than (a) Carlyle Partners, (b) Carlyle Personnel Related Parties and (c) any other Person that, together with its Affiliates, owned more than 1% of the equity securities in the Carlyle Parent Entities immediately prior to the Qualified IPO, calculated based upon the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of such securities on the New York Stock Exchange or the Nasdaq Stock Market, as the case may be.
     “IPO Lock-Up Period” shall mean the period from the consummation of a Qualified IPO until the earlier of (a) the date that is 24 months after the consummation of a Qualified IPO (or such shorter date as specified in Sections 3.4(a) and (b)) and (b) the date on which a Change of Control occurs.
     “IPO Notification” has the meaning set forth in Section 4.2(a).
     “IPO Unit Price” means, as applicable, (a) the initial offering price per unit of the common equity securities of the IPO Entity sold to the public in a Qualified IPO or (b) with respect to a Qualified IPO described only in clause (c) of the definition thereof, the per share volume weighted average trading price of the publicly traded equity securities of the IPO Entity during the Observation Period.
     “Issue Date” has the meaning set forth in Section 1.2.
     “Issuer” has the meaning set forth in the Recitals.
     “Key Man Event” means (a) the retirement or expulsion of any Founder from the full-time conduct of the Carlyle Business, (b) the death or permanent disability of any Founder, or (c) any other event or series of related events which has the effect of causing any Founder to cease to be involved substantially on a full-time basis in conducting the Carlyle Business.
     “knowledge of the Carlyle Parent Entities” means the actual knowledge of any Founder and such knowledge as would be imputed to such Persons after due inquiry.
     “Liabilities” has the meaning set forth in Section 6.8.
     “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
     “Managed Funds” has the meaning set forth in Section 6.4.
     “Material Adverse Effect” means, with respect to a Person, a material adverse effect on the business, assets, properties, financial condition or results of operation of such Person and its Subsidiaries, taken as a whole. For the avoidance of doubt, for the purposes of the representations and warranties made by the Carlyle Parent Entities in Article 6 hereof, a “Material Adverse Effect” shall mean a material adverse effect on the business, assets properties, financial condition or results of operations of the Carlyle Parent Entities and their Subsidiaries, taken as a whole.
     “Material Adverse Event” means (a) a finding by any court or governmental body of competent jurisdiction in a judgment, or an admission in a settlement of any lawsuit by an Applicable Carlyle Person of (i) gross negligence, bad faith or willful misconduct by the Applicable Carlyle Person in connection with the performance of its duties, (ii) that the Applicable Carlyle Person has otherwise committed a willful and material breach of its material duties under the subscription agreement or the fund partnership agreement for any Managed Fund, or of its fiduciary duty to any investor, or a material violation of applicable United States federal securities laws, the United Kingdom Financial Services and Markets Act or the rules of the United Kingdom Financial Services Authority, or similar national securities laws or regulations, or (iii) that the Applicable Carlyle Person has otherwise committed fraud or willful misconduct in connection with the performance of its duties, in each case which has a material adverse effect on the business of the Carlyle Parent Entities, taken as a whole, or (b) the conviction of, or plea of guilty or nolo contendre by, the Applicable Carlyle Person in respect of a felony.
     “Maturity Date” means December 31, 2020.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Mubadala Investors” has the meaning set forth in the introductory paragraph to this Agreement.
     “Mubadala Notice” has the meaning set forth in Section 1.4(a).
     “Nonpayment Default Notice” has the meaning set forth in Section 11.4(b).
     “New Registration Rights Agreement” has the meaning set forth in Section 3.1(c).
     “New Strategic Subscriber” has the meaning set forth in Section 13.2.
     “New Units” has the meaning set forth in Section 1.1(c).
     “Non-Compete Agreements” shall mean the non-compete agreements between the Carlyle Parent Entities and each of the Founders dated as of February 1, 2001.
     “Note” means each Subordinated Note due on the Maturity Date, issued pursuant to this Agreement and substantially in the form attached hereto as Exhibit A, as each may be amended and/or restated from time to time. Unless otherwise specifically provided, for all purposes of the Agreement, references to Notes include any PIK Notes and Excess Notes actually issued.
     “Note Holder” and the “Note Holders” means the Initial Note Holder and each subsequent transferee of any Notes after the Issue Date pursuant to the terms of Section 2.7.
     “Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law and including an default interest), premium, penalties, fees, indemnifications and reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), and guarantees of payment of such principal, interest, penalties, fees, indemnifications and reimbursements, and all other amounts, payable under the documentation governing such Obligations.
     “Observation Period” means a period of 20 consecutive trading days beginning on the day that trading of the publicly traded common equity securities of the IPO Entity commences (after giving effect to the consummation of the Qualified IPO) on the New York Stock Exchange or the Nasdaq Stock Market, as the case may be.
     “Officer” means: (a) with respect to any corporation, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, or the Secretary of such Person, or any other officer designated by the Board of Directors serving in a similar capacity as any of the foregoing; and (b) with respect to any other Person, the individuals selected by such Person to perform functions similar to those of the officers listed in clause (a) of this definition.
     “Officer’s Certificate” means a single certificate signed by an authorized Officer of the applicable Issuer.
     “Operating Agreements” means the limited liability company agreement or limited partnership agreement, as applicable, of each of the Carlyle Parent Entities, in each case as amended to the date hereof.
     “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Note Holders.
     “Optional Exchange” has the meaning set forth in Section 5.1.
     “Ownership Cap” has the meaning set forth in Section 5.3.
     “Payment-in-Full” means with respect to the outstanding Senior Debt, shall mean the (a) termination or expiration of all commitments of the holders of the Senior Debt to extend credit or make loans or other credit accommodations to any of the Issuers or the Guarantors under the documents governing the Senior Debt, (b) the payment in full, in cash in immediately available funds, of all the Senior Debt (other than contingent indemnification and contingent expense reimbursement obligations to the extent no claim giving rise thereto has been asserted at such time) and all letters of credit issued under the documents governing the Senior Debt have been terminated, fully cash collateralized or backstopped on terms reasonably satisfactory to the Senior Administrative Agent (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit plus unreimbursed letter of credit obligations) and (c) the termination or expiration of all of the documents governing the Senior Debt (other than letters of credit outstanding thereunder to the extent fully cash collateralized or backstopped on terms reasonably satisfactory to the Senior Administrative Agent). “Paid-in-Full” and “Pay-in-Full” shall have corresponding meanings.

     “Partner Holding Companies” has the meaning set forth in the introductory paragraph.
     “Payment Blockage Period” has the meaning set forth in Section 11.4.
     “Payment Blockage Period Commencement Date” means, with respect to any Payment Blockage Period, the date that a Nonpayment Default Notice initiating such Payment Blockage Period is delivered to the Issuers.
     “Payment Blockage Period Termination Date” means, with respect to any Payment Blockage Period, the earliest of:
     (e) the 180th day after the Payment Blockage Period Commencement Date;
     (f) the date on which the Senior Nonpayment Default giving rise to such Payment Blockage Period shall have been cured (which cure has been acknowledged in writing by the requisite holders of Senior Debt) or waived (in writing by the requisite holders of Senior Debt);
     (g) the date such Payment Blockage Period shall have been terminated by written notice to the applicable Issuer by the holders of the Designated Senior Debt that delivered the Nonpayment Default Notice that initiated such Payment Blockage Period; and
     (h) the date on which the Designated Senior Debt, the holders of which delivered the Nonpayment Default Notice giving rise to such Payment Blockage Period, shall have indefeasibly been Paid-in-Full.
     “Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).
     “PIK Notes” has the meaning set forth on Exhibit A.
     “PIK Payment” has the meaning set forth in the Form of Note attached hereto as Exhibit A.
     “Portfolio Companies” means “portfolio companies” owned by Managed Funds.
     “Post-IPO Primary Offering” has the meaning set forth in Section 5.4(a).
     “Post-IPO Primary Offering Unit Price” has the meaning set forth in Section 5.4(a).
     “Preliminary Allocation Schedule” has the meaning set forth in Section 1.3(a).
     “Proceedings” has the meaning set forth in Section 16.8(c).
     “Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.
     “Purchase Price” has the meaning set forth in Section 1.1.
     “Qualified IPO” means any one of the following:
     (a) an initial public offering of common equity securities of an IPO Entity for (i) aggregate gross cash proceeds of not less than $750,000,000 or (ii) aggregate gross cash proceeds of not less than $500,000,000 and which results in at least 10% of the common equity of the IPO Entity being widely held by Persons other than Carlyle Partners, Carlyle Personnel Related Parties or any other Person that, together with its Affiliates, owned more than 1% of the equity securities in the Carlyle Parent Entities immediately prior to the Qualified IPO,
     (b) an offering of common equity securities of an IPO Entity pursuant to Rule 144A under the Securities Act for (i) aggregate gross cash proceeds of not less than $750,000,000 or (ii) aggregate gross cash proceeds of not less than $500,000,000 and which results in at least 10% of the common equity of the IPO Entity being widely held by Persons other Carlyle Partners, Carlyle Personnel Related Parties or any other Person that, together with its Affiliates, owned more than 1% of the equity securities in the Carlyle Parent Entities immediately prior to the Qualified IPO, or
     (c) any transaction or series of transactions, other than those described in clauses (a) or (b) of the foregoing, which results in the IPO Entity Equity Securities being listed on the New York Stock Exchange or the Nasdaq Stock Market and either (i) an IPO Entity Public Float being not less than $750,000,000 or (ii) an IPO Entity Public Float being not less than $500,000,000 and at least 10% of the common equity of the IPO Entity being widely held by Persons other Carlyle Partners, Carlyle Personnel Related Parties or any other Person that, together with its Affiliates, owned more than 1% of the equity securities in the Carlyle Parent Entities immediately prior to the Qualified IPO;
     provided that, in determining whether the applicable value or ownership threshold (as described in the foregoing clauses (a), (b) and (c) of this definition) shall have been attained, such threshold shall be deemed to have been attained if either (x) the Carlyle Parent Entities timely deliver the Qualified IPO Confirmatory Notice pursuant to Section 5.2(c) or (y) the Required Holders consent to the exchange of their Notes as set forth in Section 5.2(b).
     “Qualified IPO Confirmatory Notice” has the meaning set forth in Section 5.2(c).
     “Qualified IPO Notice” has the meaning set forth in Section 5.2(a).
     “Qualifying Reorganization” has the meaning set forth in Section 13.14(b).
     “Redemption Date” has the meaning set forth in Section 4.1(c).
     “Redemption Default” has the meaning set forth in Section 4.3(b).

     “Redemption Price” has the meaning set forth in Section 4.1(a)(i).
     “Registration Rights Agreement” means either (a) the Existing Registration Rights Agreement or (b) the New Registration Rights Agreement, as the case may be.
     “Regular Record Date” means the fifteenth calendar day (regardless of whether a Business Day) immediately preceding an Interest Payment Date.
     “Regulatory Event” shall be considered to occur if at any time a Carlyle Parent Entity, or any Affiliate thereof (excluding for this purpose any Portfolio Company), in connection with any action or omission related to its respective business: (a) receives notice that a federal or state governmental authority having jurisdiction or oversight authority with respect to its respective business is considering or will recommend commencing an enforcement action or bringing charges against it, or (b) has been publicly sanctioned, censured or reprimanded or otherwise determined to be in any material violation of any law, rule, regulation, order or judgment of any court or government agency applicable to it, pursuant to action by a court of competent jurisdiction or any such federal or state governmental authority having jurisdiction or oversight authority with respect to its respective business.
     “Related Person” of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).
     “Reorganization Dilution Protection Securities” has the meaning set forth in Section 13.14(b).
     “Required Holders” means, at any time, the Note Holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Issuers, any Subsidiary or any Affiliate of the Issuers (other than the Mubadala Investors and their Affiliates, if applicable)).
     “Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with the proceeds from any equity or debt interests of any Issuer or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition or termination of any equity interests or any option, warrant or other right to acquire any equity or debt interests.
     “Reviewing Activities” has the meaning set forth in Section 13.11(c).
     “Rule 144” has the meaning set forth in Section 7.1.
     “S&P” means Standard and Poor’s Ratings Group, and any successor thereto.
     “Second Anniversary Additional Issue Date” has the meaning set forth in Section 1.1(b).
     “Second Anniversary Additional New Units” has the meaning set forth in Section 1.1(b).

     “Second Anniversary Date” has the meaning set forth in Section 1.1(b).
     “Securities” means collectively, the Notes, the Guarantees and the New Units.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.
     “Security Register” has the meaning set forth in Section 2.6(a).
     “Senior Administrative Agent” means the “Administrative Agent” as such term is defined in the Senior Credit Agreement.
     “Senior Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 29, 2010, among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P., Carlyle Investment Management L.L.C., TC Group, L.L.C., the Lenders party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.
     “Senior Credit Agreement Holders” means the “Holders” as such term is defined in the Senior Credit Agreement.
     “Senior Credit Agreement Obligations” means the “Obligations” as such term is defined in the Senior Credit Agreement.
     “Senior Debt” means
     (a) all Senior Credit Agreement Obligations; and
     (b) with respect to an Issuer or Guarantor, all other Indebtedness of such Issuer or any such Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is on parity with or subordinated in right of payment to the Notes or the Guarantees, as applicable, and all Obligations with respect to such Indebtedness; provided, however, that Senior Debt under this clause (ii) shall not include:
     (i) any loans from any Founder, Affiliate or employee of any Carlyle Parent Entity or Partner Holding Company, which shall be treated pari passu in right of payment with the Notes;
     (ii) any obligation of any Issuer to any Subsidiary of the Issuer or of any Guarantor to the Issuer or any other Subsidiary of the Issuer,
     (iii) any liability for federal, state, local or other taxes owed or owing by the Issuer or a Guarantor,

     (iv) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), or
     (v) any obligations with respect to any Capital Stock.
     “Senior Loan Documents” means the “Loan Documents” as such term is defined in Senior Credit Agreement.
     “Senior Nonpayment Default” means an event of default under any Designated Senior Debt other than a Senior Payment Default and the expiration of any grace period after which the holders of such Designated Senior Debt are permitted to accelerate the maturity thereof.
     “Senior Payment Default” means a default in the payment of any principal of or premium, if any, or interest on any Designated Senior Debt or fee or other payment obligation with respect to any Designated Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration (unless waived) or otherwise, in each case after the expiration of any applicable grace periods that must run to permit the holder of such Designated Senior Debt to accelerate the maturity of such Designated Senior Debt.
     “Sixth Anniversary Date” has the meaning set forth in Section 4.2(a).
     “Sixth Anniversary Offer to Purchase Notice Date” has the meaning set forth in Section 4.2(a).
     “Special Distribution” has the meaning set forth in Section 8.1(a).
     “Stated Maturity Date” has the meaning set forth on Exhibit A.
     “Subordinated Action Notice” has the meaning set forth in Section 11.5.
     “Subscriber” means each of the Initial Unit Holders as a party to the Subscription Agreement.
     “Subscription Agreement” means the Subscription and Equity Holder Agreement, dated as of September 17, 2007 by and among the Carlyle Parent Entities, the Partner Holding Companies and the Subscribers (as defined therein) party thereto, as amended from time to time.
     “Subordinated Note Debt” means and includes all Obligations of each of the Issuers and the Guarantors now or hereafter existing, whether fixed or contingent, in respect of principal, interest (including interest accruing after the filing of a petition under the Bankruptcy Law, to the extent allowed), fees, indemnification or any other amount in respect of this Agreement and the Notes.
     “Subsidiary” means (a) any corporation, association or other business entity of which more than 50% of the Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by a Carlyle Parent

Entity or one or more of the other Subsidiaries of a Carlyle Parent Entity (or a combination thereof) and (b) any partnership or limited liability company a general partner or a managing general partner or a managing member of which is a Carlyle Parent Entity or a Subsidiary of a Carlyle Parent Entity, and, with respect to both clause (a) and (b) above, which would be consolidated under GAAP in the financial statements of the Combining Companies (as defined in the Financial Statements); but which does not include the Managed Funds or Portfolio Companies.
     “Substantially All Merger” means a merger or consolidation of one or more Issuers with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.
     “Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person, in one or a series of related transactions, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.
     “Substitute GP” has the meaning set forth in Section 13.14(b).
     “Substitute Parent Entity” has the meaning set forth in Section 13.14(b).
     “Substitute Parent Entity Interests” has the meaning set forth in Section 13.14(b).
     “Survival Period” has the meaning set forth in Section 14.1.
     “Surviving Entity” has the meaning set forth in Section 9.1(a).
     “Tag-Along Price” has the meaning set forth in Section 2.13(b).
     “Tag-Along Securities” has the meaning set forth in Section 2.13(b).
     “Third Party Claim” has the meaning set forth in Section 14.4(a).
     “Transaction Documents” means, collectively, this Agreement, the Amended Subscription Agreement, the Notes and any other documents in connection herewith.
     “Transfer” has the meaning set forth in Section 2.7(a).
     “Transfer Notice” has the meaning set forth in Section 2.13(a).
     “transferee” has the meaning set forth in Section 2.7(b).
     “Transferors” has the meaning set forth in Section 2.13(a).
     “True Up Amount” has the meaning set forth in Section 5.4(b).
     “U.S. Management Fee Entity” means TC Group, L.L.C.

     “Units”, in respect of each Carlyle Parent Entity, has the definition assigned to the term “Units” in the applicable Operating Agreement.
     15.2 Rules of Construction
     Unless the context otherwise requires:
        (a) a term has the meaning assigned to it;
        (b) “or” is not exclusive;
        (c) words in the singular include the plural, and words in the plural include the singular, unless the context requires otherwise;
        (d) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and
        (e) any reference to a statute, law or regulation means that statute, law or regulation as amended and in effect from time to time and includes any successor statute, law or regulation; provided, however, that any reference to the Bankruptcy Law shall mean the Bankruptcy Law as applicable to the relevant case.
16. MISCELLANEOUS
     16.1 Communications
(a)	Method; Address. All communications hereunder or under the Notes shall be in writing and shall be delivered either by overnight courier or by facsimile transmission (with delivery also by overnight courier sent on the day of the sending of such facsimile transmission). Communications to the Issuers shall be addressed as set forth on Annex 2, or at such other address of which the Issuers shall have notified each Holder. Communications to (i) the Holders of Units shall be as set forth in the Subscription Agreement and (ii) Note Holders shall be addressed as set forth on Annex 1 by such Note Holder, or at such other address of which such Note Holder shall have notified the Issuers (and the Issuers shall record such address in the Security Register for the registration and transfer of Notes maintained pursuant to Section 2.6).

(b)	When Given. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (regardless of whether delivery is accepted) or if sent by facsimile transmission, upon confirmation by the transmitting equipment of successful transmission, except that if such confirmation occurs after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or occurs on a day that is not a Business Day, then such communication will not be deemed to be delivered until the next succeeding Business Day. Any communication not so addressed and delivered shall be ineffective.

16.2 Termination
(a)	This Agreement may be terminated at any time prior to the Closing:
        (i) by mutual written consent of the Mubadala Investors and the Carlyle Parent Entities; or
        (ii) by either the Mubadala Investors or the Carlyle Parent Entities if the Closing shall not have occurred on or before December 31, 2010; provided that the right of the Mubadala Investors on the one hand, and the Carlyle Parent Entities on the other hand, to terminate this Agreement under this Section 16.2 shall not be available if such Person’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to December 31, 2010.
        (b) The party seeking to terminate this Agreement pursuant to Section 16.2(a)(ii) shall give prompt written notice of such termination to the other party.
        (c) Except as set forth in Section 16.2(d), this Agreement shall terminate and be of no further force or effect immediately at any time after the Closing upon the last to occur of (i) indefeasible payment in full by the Issuers to the Holders of the outstanding principal amount of the Notes together with accrued and unpaid interest thereon and all other Subordinated Note Debt and (ii) such date as the Mubadala Investors (or, if applicable, their Affiliates) cease to hold any New Units or Exchange Securities.
        (d) In the event of termination of this Agreement as provided in this Section 16.2, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties except (i) for the provisions of Section 16.12 relating to confidentiality, Section 16.7 relating to governing law, Section 16.8 relating to submission to dispute resolution and this Section 16.2 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement prior to the date of termination.
16.3 Section Headings and Table of Contents and Construction
        (a) Section Headings and Table of Contents, etc. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.
        (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     16.4 Entire Agreement
     This Agreement, the Subscription Agreement, the Notes and the Guarantees embody the entire agreement and understanding among the Issuers, Guarantors and the Holders, and supersede all prior agreements and understandings, relating to the subject matter hereof.
     16.5 Successors and Assigns
     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all Holders and shall be enforceable by any such Holder regardless of whether an express assignment to such Holder of rights hereunder shall have been made by any Holder; provided, however, that any provisions hereof pertaining to or made expressly for the benefit of the Mubadala Investors or their Affiliates, shall only be enforceable by or applicable to such Mubadala Investors or their Affiliates.
     16.6 Amendment and Waiver
     This Agreement, including the form of New Registration Rights Agreement attached hereto as Exhibit B, the Notes and any supplemental agreement delivered by a Guarantor evidencing its Guarantee obligations hereunder may be amended, supplemented or waived only with the prior written consent of the Required Holders voting as a single class and each of the Carlyle Parent Entities; provided, however, that if such amendment, supplement or waiver shall have a materially adverse impact on any individual Note Holder as compared to all Note Holders, such amendment, supplement or waiver shall require the consent of such affected Note Holder.
     16.7 Governing Law
     This Agreement shall be governed by and construed, performed and enforced in all respects in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws or choice of law provisions thereof.
     16.8 Arbitration
        (a) Arbitration. Any dispute with respect to this Agreement, the Units, the Notes or any Person’s direct or indirect rights or obligations arising out of or in connection with this Agreement or the Units or Notes or the construction of this Agreement or the Units or Notes or the transactions contemplated hereby or thereby, including without limitation a breach, default, or misrepresentation or any determination made by a party hereto pursuant to this Agreement or the Units or the Notes, shall, after the unsuccessful negotiation in good faith by the parties hereto, be referred to and finally resolved by arbitration in London, England, under the London Court of International Arbitration Rules, as then in effect, which rules are deemed to be incorporated by reference into this Section 16.8. Such arbitration shall be the exclusive manner pursuant to which any dispute shall be resolved. The arbitration shall be presided over by three arbitrators. One arbitrator shall be appointed by a party or parties in dispute, and one shall be appointed by the other party or parties in dispute. The third arbitrator shall be appointed by the first two arbitrators. In the event of the failure of either side in dispute to appoint an arbitrator or in the event of the failure of the first two arbitrators to agree on the third arbitrator 30 days after their appointment, that arbitrator shall be appointed in accordance with the London Court of International Arbitration Rules. Hearings in such arbitration proceeding shall commence within 30 days of the selection of the arbitrators or as soon thereafter as the arbitrators determine. The arbitrators shall deliver their opinion within 30 days after the completion of the arbitration hearings. The arbitrators’ decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any of the parties. The arbitrators shall have the power to grant temporary, preliminary and permanent relief, including, without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrators pursuant to Section 16.8(e), the arbitrators’ expenses shall be shared equally by the parties in dispute.
        (b) In furtherance of the foregoing, each of the parties hereto (i) submits to the jurisdiction of the courts of England located in London, England over any suit, action or proceeding with respect to enforcement of any arbitral award or decision rendered in accordance with the foregoing provisions, and (ii) waives any objection that it may have to the venue of any suit, action or proceeding with respect to enforcement of any arbitral award or decision rendered in accordance with the foregoing provisions in the courts of England located in London, England. For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement, the whole of its award shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Arbitral Awards of 1958 to be contemplated by this Agreement (and judgment on any such award may be entered in accordance with the provisions set forth in this Section 16.8). The Mubadala Investors acknowledge that they are commercial entities separate from (and with an identity separate from) their direct and indirect shareholders, are capable of suing and being sued, are entering into the transactions contemplated by this Agreement as private law commercial transactions that shall not be deemed as being entered into in the exercise of any public functions and shall not assert otherwise in any judicial proceedings ancillary to an arbitration hereunder.
        (c) The parties hereto agree that the process by which any arbitral or other proceedings (“Proceedings”) in England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited or their registered offices for the time being and by giving notice in accordance with Section 16.1. If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on any party’s behalf, such party shall immediately appoint a further Person in England to accept service of process on its behalf. If within 15 days of notice from a party requiring another party to appoint a Person in England to accept service of process on its behalf the other party fails to do so, the party shall be entitled to appoint such a Person by written notice to the other party. Nothing in this Section 16.8(c) shall affect the right of the parties to serve process in any other manner permitted by Applicable Law.
        (d) Each of the parties hereto consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgment which is made or given in such Proceedings. No finding of fact, conclusion of law, decision, award, judgment or the like, or other issue decided or made in any Proceeding brought in New York, New York or any other jurisdiction, shall be admitted, considered or determinative in any Proceeding brought in London, England pursuant to this Section 16.8.
        (e) If any arbitration is brought under this Section 16.8, the arbitrators may award the successful or prevailing party or parties reasonable attorneys’ fees and other costs incurred in that arbitration proceeding, in addition to any other relief to which it or they may be entitled. If any other proceeding is brought by one or more parties against one or more other parties to enforce an arbitration award, the successful or prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. For purposes of this Section 16.8(e), the determination of a successful or prevailing party or parties shall be an issue of fact to be determined by the finder of fact.
        (f) The arbitration provisions of this Section 16.8 shall survive any termination or expiration of this Agreement.
     16.9 Execution in Counterparts
     This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one and the same instrument.
     16.10 Severability
     In case any one or more of the provisions in this Agreement or in the Securities shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties thereto shall negotiate in good faith to modify this Agreement or the Securities so as to effect their original intent as closely as possible in an acceptable manner.
     16.11 Specific Performance
     Each of the parties hereto acknowledges that there would be no adequate remedy at law if any party hereto fails to perform any of its obligations hereunder, and accordingly agrees that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement without the need to post a bond and without proof of actual damages. Any remedy under this Section 16.11 is subject to applicable equitable defenses and to the discretion of the arbitrators before which any proceedings therefor may be brought.
     16.12 Confidentiality; No Public Announcement
        (a) Each party hereto shall, and cause each of its advisors to, maintain in confidence the terms of this Agreement; provided that each party hereto may disclose the terms of this Agreement as required by Applicable Law, regulation or applicable securities exchange rule or requirement (provided that each party shall promptly notify the others of any requests for such disclosure and cooperate in all reasonable respects with the other parties to preserve the confidentiality of such information to the extent consistent with Applicable Law, regulation or applicable securities exchange rule or requirement) or to its and its Affiliates’ (in the case of the Mubadala Investors, the Mubadala Investors’ Affiliates’) respective partners, employees, accountants, lawyers and other advisors, and the Carlyle Parent Entities may disclose such terms to Persons contemplating an investment in or provision of financing to the Carlyle Parent Entities or their affiliates, provided, however, that such disclosure shall be subject to the execution and delivery by such third Person of a non-disclosure agreement in form and substance similar to that executed by the Mubadala Investors. Neither the Carlyle Parent Entities nor the Mubadala Investors shall, without the written approval of the others, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised and the parties hereto shall use their best efforts to cause a mutually agreeable release or announcement to be issued.
        (b) The Mubadala Investors shall, and if applicable, shall cause the Mubadala Investors’ Affiliates to, maintain in confidence any confidential or proprietary financial and other information concerning any of the Carlyle Parent Entities or any aspect of the Carlyle Business, including, without limitation, each potential reorganization or Qualified IPO and any confidential or proprietary information regarding or relating to any investments or funds managed or owned, directly or indirectly, by any of the Carlyle Parent Entities or any information delivered or made available pursuant to Section 13.11; provided, however, that if any or all of the Mubadala Investors or the Mubadala Investors’ Affiliates are required by Applicable Law, regulation or applicable securities exchange rule or requirement to disclose any such confidential or proprietary information, the Mubadala Investors or the Mubadala Investors’ Affiliates shall be permitted to make any such disclosures as are required, but will promptly notify the Carlyle Parent Entities of any requests for such disclosure and cooperate in all reasonable respects with the Carlyle Parent Entities to preserve the confidentiality of such information to the extent consistent with Applicable Law, regulation or applicable securities exchange rule or requirement. Confidential or proprietary information does not include information that (i) becomes generally available to the public, other than as a result of a disclosure by the Mubadala Investors, the Mubadala Investors’ Affiliates or their representatives, (ii) is known or was available to the Mubadala Investors, the Mubadala Investors’ Affiliates or their representatives on a non-confidential basis prior to its disclosure by a Carlyle Company to the Mubadala Investors, the Mubadala Investors’ Affiliates or their representatives, or (iii) was or becomes available to the Mubadala

        Investors, the Mubadala Investors’ Affiliates or their representatives on a non-confidential basis from a source other than a Carlyle Company; provided that such source has represented to the Mubadala Investors or the Mubadala Investors’ Affiliates (and which the Mubadala Investors or the Mubadala Investors’ Affiliates have no reason to disbelieve) that such source is not bound by a confidentiality agreement with a Carlyle Company or is otherwise not prohibited from transmitting the information to the Mubadala Investors or the Mubadala Investors’ Affiliates. The Mubadala Investors acknowledges that its access to such confidential or proprietary information may restrict its ability to trade in Carlyle Securities pursuant to applicable securities laws.
        (c) Notwithstanding subsections (a) and (b) above, the Mubadala Investors and the Mubadala Investors’ Affiliates may disclose the terms of this Agreement and of financial and other information concerning the Carlyle Parent Entities to a third Person in connection with a contemplated Transfer; provided, however, that (i) such disclosure shall be subject to the execution and delivery by such third Person of a non-disclosure agreement in form and substance reasonably acceptable to the Carlyle Parent Entities and (ii) the Carlyle Parent Entities shall not contact any proposed transferee without the Mubadala Investors’ prior written consent, except in the ordinary course of business.
(Remainder of page intentionally blank. Next page is signature page.)

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives as of the date first written above.

TC GROUP, L.L.C., a Delaware limited liability company

By:	TCG Holdings, L.L.C., its managing member

	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP INVESTMENT HOLDINGS, L.P., a Delaware limited partnership

By:	TCG Holdings II, L.P., its general partner

	By:	DBD Investors V, L.L.C., its general partner

		By:	/s/ Daniel A. D’Aniello
		Name:	Daniel A. D’Aniello
		Title:	Managing Director

TC GROUP CAYMAN, L.P., a Cayman Islands exempted limited partnership

By:	TCG Holdings Cayman, L.P., its general partner

	By:	Carlyle Offshore Partners II, Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Director
[Note and Unit Subscription Agreement]

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P., a Cayman Islands exempted limited partnership

By:	TCG Holdings Cayman II, L.P., its general partner

	By:	DBD Cayman, Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Director
[Note and Unit Subscription Agreement]

FORTIETH INVESTMENT COMPANY L.L.C.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory
[Note and Unit Subscription Agreement]

MDC/TCP Investments (Cayman) I, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

MDC/TCP Investments (Cayman) II, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

MDC/TCP Investments (Cayman) III, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

MDC/TCP Investments (Cayman) IV, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

[Note and Unit Subscription Agreement]

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

MDC/TCP Investments (Cayman) V, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

MDC/TCP Investments (Cayman) VI, Ltd.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory

Five Overseas Investment L.L.C.

By: Name: Title:	/s/ Hani Barhoush Hani Barhoush Authorised Signatory

By: Name: Title:	/s/ Rodney Cannon Rodney Cannon Authorised Signatory
[Note and Unit Subscription Agreement]

     IN WITNESS WHEREOF, solely in respect of the agreements, covenants and undertakings contained in Sections 13.6, 13.8, 13.9, 13.12 and 16, each of the undersigned has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives as of the date first written above.

TCG HOLDINGS, L.L.C., a Delaware limited liability company

By: Name: Title:	/s/ Daniel A. D’Aniello Daniel A. D’Aniello Managing Director

TCG HOLDINGS II, L.P., a Delaware limited partnership

By: DBD Investors V, L.L.C., its general partner

By: Name: Title:	/s/ Daniel A. D’Aniello Daniel A. D’Aniello Managing Director

TCG HOLDINGS CAYMAN, L.P., a Cayman Islands exempted limited partnership

By: Carlyle Offshore Partners II, Ltd., its general partner

By: Name: Title:	/s/ Daniel A. D’Aniello Daniel A. D’Aniello Director

TCG HOLDINGS CAYMAN II, L.P., a Cayman Islands exempted limited partnership

By: DBD Cayman, Ltd., its general partner

By: Name: Title:	/s/ Daniel A. D’Aniello Daniel A. D’Aniello Director
[Note and Unit Subscription Agreement]

EXHIBIT A
FORM OF NOTE
     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF (A) THE NOTE AND UNIT SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER 16, 2010 AMONG THE CARLYLE PARENT ENTITIES (AS DEFINED THEREIN), THE PARTNER HOLDING COMPANIES (AS DEFINED THEREIN) AND THE HOLDERS NAMED THEREIN (AND ANY OF THEIR PERMITTED TRANSFEREES), AS AMENDED AND (B) A SUBSCRIPTION AND EQUITY HOLDER AGREEMENT BY AND AMONG THE CARLYLE PARENT ENTITIES, THE PARTNER HOLDING COMPANIES AND THE HOLDERS NAMED THEREIN, AS AMENDED. A COPY OF EACH SUCH AGREEMENT, AS AMENDED, IS AVAILABLE AT THE OFFICE OF THE ISSUER OF THIS NOTE.
     THE PAYMENT OF THIS NOTE AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBORDINATED TO THE PAYMENT OF SENIOR DEBT (AS DEFINED IN THE NOTE AND UNIT SUBSCRIPTION AGREEMENT REFERRED TO ABOVE) AND THE RIGHTS OF THE HOLDERS OF SENIOR DEBT UPON THE TERMS OF SUBORDINATION SET FORTH IN THE NOTE AND UNIT SUBSCRIPTION AGREEMENT REFERRED TO ABOVE.
     THIS NOTE IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR PURPOSES OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE [MANAGING MEMBER/GENERAL PARTNER] OF THE ISSUER, AS REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS NOTE THE FOLLOWING INFORMATION FOR TAX PURPOSES: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. A HOLDER MAY SUBMIT A WRITTEN REQUEST FOR SUCH INFORMATION TO: ATTENTION: GENERAL COUNSEL, THE CARLYLE GROUP, 1001 PENNSYLVANIA AVENUE, N.W., SUITE 220 SOUTH, WASHINGTON, D.C. 20004.

Exhibit A-1

[TC Group L.L.C.][TC Group Cayman, L.P.][TC Group Investment Holdings, L.P.][TC Group Cayman
Investment Holdings, L.P.]
SUBORDINATED NOTE DUE DECEMBER 31, 2020

No. R-
$	, 20
[TC Group L.L.C.][TC Group Cayman, L.P.][TC Group Investment Holdings, L.P.][TC Group Cayman Investment Holdings, L.P.] (together with its successors, the “Issuer”), a [Delaware limited partnership] [Delaware limited liability company] [Cayman Island exempted limited partnership], for value received, hereby promises to pay to ________________________ or registered assigns the principal sum of $____________________________ on December 31, 2020 (the “Stated Maturity Date”); provided that such principal sum shall be subject to adjustment with effect as of the date of issuance as provided in Annex 3 to the Agreement, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note at a fixed rate of, subject to Section 4.3(c): (i) as to any Note that has not been tendered for redemption at the election of the Holder pursuant to Section 4.2 of the Agreement, 7.25% per annum to the extent paid in cash or 7.5% per annum to the extent paid by issuing PIK Notes (as defined herein); and (ii) as to any Note that has been tendered for redemption at the election of the Holder and as to which the Issuer has elected to defer redemption pursuant to Section 4.3(b) of the Agreement 8.5%; (the “Applicable Rate”), in arrears, semi-annually on June 30 and December 31 of each year (each, an “Interest Payment Date”) and on the Stated Maturity Date, commencing on the first such date occurring after the date hereof, until the principal hereof shall have become due and payable; and, subject to the limitations set forth in Section 4.3(c) of the Agreement, to pay on demand cash interest (including post-petition interest in any proceeding under any Bankruptcy Law) on any overdue principal (including any overdue partial payment of principal and principal payable at the maturity hereof) and (to the extent permitted by Applicable Law) on any overdue installment of interest (the due date of such payments to be determined without giving effect to any grace period) at the Applicable Rate plus 2.0%.
     Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Exhibit A-2

     IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the date first above written.
[TC Group L.L.C.][TC Group Cayman, L.P.]
[TC Group Investment Holdings, L.P.][TC Group Cayman Investment Holdings, L.P.]

By:

Name:

Title:

Exhibit A-3

[FORM OF REVERSE OF NOTE]
     This Note is one of an issue of Notes of the Issuer issued pursuant to the Note and Unit Subscription Agreement dated as of December 16, 2010 (as may be amended, restated or otherwise modified from time to time, the “Agreement”), among the Issuers, the Guarantors and Holders from time to time a party thereto. The holder of this Note is entitled to the benefits of the Agreement. This Note is subject to the terms of the Agreement, and such terms are incorporated herein by reference. By its acceptance hereof, the holder of this Note agrees to be bound by the terms of the Agreement. To the extent any provision of this Note conflicts with the express provisions of the Agreement, the provisions of the Agreement shall govern and be controlling. Capitalized terms used herein and not defined herein have the meanings specified in the Agreement.
     1. Interest or principal payable on any Interest Payment Date, Redemption Date, Exchange Date or the Stated Maturity Date or the Exchange Date (as the case may be) shall be paid to the Holder in whose name this Note is registered at the close of business on the fifteenth calendar day prior to the date for such payment of interest or principal.
     2. If an Interest Payment Date, Redemption Date, Exchange Date or the Stated Maturity Date would otherwise fall on a day that is not a Business Day, such interest or principal shall be paid on the next succeeding Business Day, but no additional interest shall accrue, be owed or be payable in connection therewith, unless the Issuer fails to make payment on such next succeeding Business Day.
     3. Payments of principal, cash interest and all other amounts due in respect hereof shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. Such payments shall be made to the registered holder hereof at the address shown in the Security Register maintained by the Issuer for such purpose in the manner provided in the Agreement.
     4. Interest payable on the first interest payment date after the Issue Date shall be payable in cash. For any subsequent interest period, the Issuer at its election (which election shall be irrevocable once made and must be made in writing to the Holder at least 30 days prior to the beginning of the applicable interest period) may elect to pay up to 50% of the interest payment due and payable on any Interest Payment Date (such payment a “PIK Payment”) by issuing additional Notes (“PIK Notes”) under the Agreement on the same terms and conditions as the Notes issued on the Issue Date. If no such election is delivered to the Holder, interest will be payable in cash. The Issuer may pay up to 50% of the interest payment due and payable on any PIK Note by issuing additional PIK Notes. Any PIK Notes will be dated as of the applicable interest payment date and will bear interest from and after such date. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note. The Notes issued on the Issue Date and any PIK Notes subsequently issued under the Agreement will be treated as a single class for all purposes under the Agreement. Unless otherwise specifically provided, for all purposes of the Agreement, references to Notes include any PIK Notes actually issued and references to principal amount of the Notes includes any increase in the principal amount of the outstanding Notes (including the principal amount of PIK Notes) as a result of a PIK Payment.

EXHIBIT A
     5. From and after December 31, 2017, this Note is subject to redemption by the Issuer, from time to time, in whole or in part, on the terms and subject to the conditions set forth in Section 4 of the Agreement, at a redemption price of 100.0% of the then outstanding principal amount thereof to be redeemed, plus accrued and unpaid interest, if any, through and including the Redemption Date. In addition, in the event that a Qualified IPO is consummated prior to the fifth anniversary of the Issue Date, or if the Anniversary Offer to Purchase has been deferred until the sixth anniversary of the Issue Date pursuant to Section 4.2(a), the sixth anniversary of the Issue Date, any Note in respect of which an Exchange Election has not been timely received pursuant to Section 5.2 of the Agreement, is subject to redemption by the Issuer, from time to time, in whole or in part, on the terms and subject to the conditions set forth in Section 4.1(a) of the Agreement, at a redemption price of 100.0% of the then outstanding principal amount thereof to be redeemed, plus accrued and unpaid interest, if any, through and including the Redemption Date.
     6. On the terms and subject to the conditions set forth in Section 4.2(a) and (b) of the Agreement, the Issuer will make to the Holder an offer to purchase all or any portion of this Note, at a purchase price equal to 100.0% of the then outstanding principal amount of this Note being redeemed, plus accrued and unpaid interest, if any, through and including the Holder Redemption Date, and to accept for payment all or any portion of this Note properly tendered by such Holder pursuant to such offer to purchase.
     7. On the terms and subject to the conditions set forth in Section 4.2(c) of the Agreement, upon a Change of Control the Holder shall have the right to cause the Issuer to make an offer to purchase all or any portion of this Note, at a purchase price equal to the Change of Control Offer Price of the then outstanding principal amount of this Note being redeemed, plus accrued and unpaid interest, if any, through and including the Holder Redemption Date, and to accept for payment all or any portion of this Note properly tendered by such Holder pursuant to such offer to purchase.
     8. This Note may at the election of the Holder be exchanged for Exchange Securities on the terms and subject to the conditions set forth in Section 5 of the Agreement.
     9. This Note shall be issued in denominations of $50,000 initial principal amount or multiples thereof as the Holder may request and dated the Issue Date and registered in the name of the Holder or its designee; provided that upon any Transfer of the Notes to Persons other than Affiliates of the Holder(s), such Notes shall be issued only in denominations of $500,000 or integral multiples thereof; provided, further, that any such Transfer that would cause a violation of Section 2.7(e) of the Agreement shall immediately cease to be a permitted Transfer under the Agreement and such Notes shall be immediately transferred back to the immediately preceding Note Holder that held such Notes in compliance with Section 2.7(e).
     10. This Note is a registered Note and is transferable only by surrender at the principal office of the Issuer as specified in the Agreement, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. In addition, the Agreement in certain circumstances requires delivery to the Issuer of an opinion of counsel in form and substance reasonably satisfactory to the Issuer, as conditions to any transfer of a Note.

Exhibit A-2

     11. The obligations evidenced by this Note are subordinated to the Senior Debt on the terms provided in the Agreement.
     12. This Note shall be governed by and construed, performed and enforced in all respects in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws or choice of law provisions thereof.
     13. (a) Any dispute with respect to this Note or any Person’s direct or indirect rights or obligations arising out of or in connection with this Note or the construction of this Note or the transactions contemplated hereby, including without limitation a breach, default, or misrepresentation or any determination made by Issuer or Holder pursuant to this Note, shall, after the unsuccessful negotiation in good faith by the Issuer and Holder, be referred to and finally resolved by arbitration in London, England, under the London Court of International Arbitration Rules, as then in effect, which rules are deemed to be incorporated by reference into this Section 13. Such arbitration shall be the exclusive manner pursuant to which any dispute shall be resolved. The arbitration shall be presided over by three arbitrators. One arbitrator shall be appointed by the Holder, and one shall be appointed by the other party or parties in dispute. The third arbitrator shall be appointed by the first two arbitrators. In the event of the failure of either side in dispute to appoint an arbitrator or in the event of the failure of the first two arbitrators to agree on the third arbitrator 30 days after their appointment, that arbitrator shall be appointed in accordance with the London Court of International Arbitration Rules. Hearings in such arbitration proceeding shall commence within 30 days of the selection of the arbitrators or as soon thereafter as the arbitrators determine. The arbitrators shall deliver their opinion within 30 days after the completion of the arbitration hearings. The arbitrators’ decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any of the parties. The arbitrators shall have the power to grant temporary, preliminary and permanent relief, including, without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrators pursuant to Section 13(e), the arbitrators’ expenses shall be shared equally by the parties in dispute.
     (b) In furtherance of the foregoing, each of the parties hereto (i) submits to the jurisdiction of the courts of England located in London, England over any suit, action or proceeding with respect to enforcement of any arbitral award or decision rendered in accordance with the foregoing provisions, and (ii) waives any objection that it may have to the venue of any suit, action or proceeding with respect to enforcement of any arbitral award or decision rendered in accordance with the foregoing provisions in the courts of England located in London, England. For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement, the whole of its award shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Arbitral Awards of 1958 to be contemplated by this Agreement (and judgment on any such award may be entered in accordance with the provisions set forth in this Section 13). The Note Holder acknowledges that it is a commercial entity separate from (and with an identity separate from) its direct and indirect shareholders, is capable of suing and being sued, is entering into the transactions contemplated by this Agreement as private law commercial transactions that shall not be deemed as being entered into in the exercise of any public functions and shall not assert otherwise in any judicial proceedings ancillary to an arbitration hereunder.

Exhibit A-3

     (c) The parties hereto agree that the process by which any arbitral or other proceedings (“Proceedings”) in England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited or their registered offices for the time being and by giving notice in accordance with Section 16.1 of the Agreement. If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on any party’s behalf, such party shall immediately appoint a further Person in England to accept service of process on its behalf. If within 15 days of notice from a party requiring another party to appoint a Person in England to accept service of process on its behalf the other party fails to do so, the party shall be entitled to appoint such a Person by written notice to the other party. Nothing in this Section 13(c) shall affect the right of the parties to serve process in any other manner permitted by Applicable Law.
     (d) Each of the parties hereto consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgment which is made or given in such Proceedings. No finding of fact, conclusion of law, decision, award, judgment or the like, or other issue decided or made in any Proceeding brought in New York, New York or any other jurisdiction, shall be admitted, considered or determinative in any Proceeding brought in London, England pursuant to this Section 13.
     (e) If any arbitration is brought under this Section 13, the arbitrators may award the successful or prevailing party or parties reasonable attorneys’ fees and other costs incurred in that arbitration proceeding, in addition to any other relief to which it or they may be entitled. If any other proceeding is brought by one or more parties against one or more other parties to enforce an arbitration award, the successful or prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. For purposes of this Section 13(e), the determination of a successful or prevailing party or parties shall be an issue of fact to be determined by the finder of fact.
     (f) The arbitration provisions of this Section 13 shall survive any termination or expiration of this Note.

Exhibit A-4

ASSIGNMENT FORM
     If you, the Holder, want to assign this Note, fill in the form below and have your signature guaranteed:
I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)
and irrevocably appoint _____________________________, agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears
on the other side of this Note)
Signature Guarantee:

Exhibit A-5